As filed with the Securities and Exchange Commission on February 11, 2002
Registration Number 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

AECOM MERGER CORPORATION
(Exact name of Registrant as specified in its charter)

Delaware	8711	75-2988014
(State or other jurisdiction	(Primary Standard Industrial	(I.R.S. Employer
of incorporation or organization)	Classification Code Number)	Identification No.)

555 South Flower Street, Suite 3700
Los Angeles, California 90071
(213) 593-8000
(Address of principal executive offices, including zip code and telephone number)

Joseph A. Incaudo
Executive Vice President and Chief Financial Officer
AECOM Technology Corporation
555 South Flower Street, Suite 3700
Los Angeles, California 90071
(213) 593-8000
(Name, address and telephone number of agent for service)

Copies to:

Richard A. Boehmer, Esq.
O’Melveny & Myers LLP
400 South Hope Street
Los Angeles, California 90071-2899
Telephone: (213) 430-6643
Fax: (213) 430-6407

        Approximate date of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

        If any of the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of Shares to be Registered	Amount to be Registered	Proposed Maximum Aggregate Offering Price(4)	Amount of Registration Fee

Class A Common Stock, $0.001 par value(1)	20,241,373	$381,145,054
Common Stock Units(2)	4,847,313	91,274,904
Convertible Preferred Stock(3)	9,424	942,400
Total	25,098,110	$473,362,358	$43,550

(1)
Amount to be registered includes shares of class A common stock issuable in exchange for common stock of AECOM Technology Corporation (“AECOM”) in the proposed merger. Pursuant to Rule 457(i) promulgated under the Securities Act of 1933, also includes 20,241,373 shares of class B common stock issuable upon conversion of the class A common stock.

(2)
Pursuant to Rule 457(i), also includes the 4,847,313 shares of class A common stock issuable upon termination of the Common Stock Units and 4,847,313 shares of class B common stock issuable upon conversion of such class A common stock.

(3)
Amount to be registered includes shares of AECOM Merger Corporation Convertible Preferred Stock issuable in exchange for AECOM Convertible Preferred Stock in the proposed merger. Pursuant to Rule 457(i), also includes an indeterminate number of shares of class A common stock issuable upon conversion of the Convertible Preferred Stock and an indeterminate number of shares of class B common stock issuable upon conversion of such class A common stock.

(4)
Offering price for class A common stock and Common Stock Units is $18.83 per share, which is based on the most recent independent appraisal of such stock. Offering price for Convertible Preferred Stock is based on the issue price of Convertible Preferred Stock, which is $100 per share.

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                     , 2002

To Our Stockholders:

        There will be a special meeting of stockholders of AECOM Technology Corporation (“Old AECOM”), which will be held at 555 South Flower Street, Suite 3700, Los Angeles, California, on                         , 2002, at 9:00 A.M. At the special meeting, stockholders will vote on a merger of Old AECOM into a wholly owned subsidiary of AECOM Merger Corporation.

        The purpose of the proposed merger is to facilitate our becoming a publicly traded company. In the merger, AECOM will merge with a wholly owned subsidiary of AECOM Merger Corporation. AECOM Merger Corporation was formed solely to effect the merger. Upon completion of the merger, AECOM Merger Corporation will change its name to AECOM Technology Corporation (“New AECOM”). If you own shares of Old AECOM common stock, each of your existing shares will convert automatically into one share of New AECOM class A common stock. If you own shares of Old AECOM convertible preferred stock, each of your existing shares will convert automatically into an identical share of New AECOM convertible preferred stock, which will be convertible into New AECOM Class A common stock.

        After the merger, we intend to offer shares of New AECOM class B common stock to the public. Class B shares will have the same economic and voting rights as shares of our class A common stock, and will vote with our New AECOM class A common stock, as a single class, on all matters.

        We plan to use a portion of the net proceeds of the initial public offering to provide holders of class A common stock an opportunity to diversify their holdings of some of the New AECOM class A common stock. We will do this in a cash tender offer to all holders of class A common stock, which we intend to launch shortly after the public offering.

        Our board of directors has carefully considered the merger, the initial public offering and the related transactions that are described in the enclosed proxy statement/prospectus. We believe that implementing this program will position us for continued success in an increasingly competitive world while preserving the essence of our employee-owned culture.

        We are also asking you to approve and adopt our amended and restated 2000 Stock Incentive Plan. The amended plan will enhance our ability to attract and retain employees who are key to our continued success.

        In order to proceed with these transactions, our stockholders must approve the merger. Our board of directors has unanimously determined that the merger is in the best interests of our stockholders, and unanimously recommends that you vote FOR the proposals described in the enclosed proxy statement/prospectus.

        You should carefully consider the risk factors relating to the merger, the related transactions and our business, which are described beginning on page 12 of the enclosed proxy statement/prospectus.

/s/ RICHARD G. NEWMAN
Richard G. Newman
Chairman and Chief Executive Officer

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

to be held on                       , 2002

To Our Stockholders:

        A special meeting of stockholders of AECOM Technology Corporation will be held at 555 South Flower Street, Suite 3700, Los Angeles, California, on                     , 2002, at 9:00 A.M., for the purpose of voting on the following:

        1. A proposal to approve an Agreement and Plan of Merger, dated as of February     , 2002, among AECOM Technology Corporation, AECOM Merger Corporation and AECOM Merger Subsidiary Corporation, a wholly owned subsidiary of AECOM Merger Corporation, pursuant to which AECOM Technology Corporation will merge with AECOM Merger Subsidiary Corporation and (i) each share of our currently outstanding common stock will be converted into one share of the class A common stock of AECOM Merger Corporation and (ii) each share of our currently outstanding convertible preferred stock will be converted into one share of convertible preferred stock of AECOM Merger Corporation. After the merger, AECOM Merger Corporation will change its name to AECOM Technology Corporation.

        2. A proposal to approve our 2000 Stock Incentive Plan.

        3. Transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

        The board of directors has fixed the close of business on                        , 2002 as the record date for determining holders of our capital stock entitled to notice of and to vote at the special meeting.

        Your vote is important. Even if you expect to attend the special meeting, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed postage-paid envelope. You have the right to revoke your proxy at any time before it is voted by giving us written notice of revocation, by submitting a subsequent proxy or by voting in person at the special meeting. If you indicate no instructions on your proxy card with respect to a proposal, we will vote your shares FOR that proposal. It is important that you vote.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the securities to be distributed as a result of the merger, if completed, or determined if this proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense. This proxy statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction where such an offer or solicitation would be illegal.

        The date of this proxy statement/prospectus is                         , 2002. It is first being mailed to the stockholders of AECOM Technology Corporation on or about                    , 2002.

/s/ RICHARD G. NEWMAN
Richard G. Newman
Chairman and Chief Executive Officer

Los Angeles, California
                   , 2002

        In this proxy statement/prospectus, we use the terms AECOM, Old AECOM, we, us and our to refer to AECOM Technology Corporation together with our subsidiaries, prior to our merger with a wholly owned subsidiary of AECOM Merger Corporation. Upon completion of the merger, the surviving corporation will change its name to AECOM Technology Corporation, which we may refer to as new AECOM. In connection with the merger, our old common stock will be converted into shares of our new class A common stock, which consists of our class A-1, class A-2 and class A-3 common stock immediately following the time of the merger. We use the term class A common stock to refer to the class A-1, class A-2 and class A-3 common stock.

        You should rely only on the information contained in this proxy statement/prospectus. We have not authorized anyone to provide you with information different from the information contained in this proxy statement/prospectus. The information contained in this proxy statement/prospectus is accurate only as of the date on the front cover of this proxy statement/prospectus, regardless of when this proxy statement/prospectus is delivered.

QUESTIONS AND ANSWERS

Q1.	Why are we doing this?

A.
Our goal is to continue to be a leader in the technical professional services industry. To achieve this goal, we want to have greater financial flexibility, including the ability to use a publicly traded security to make strategic acquisitions in key markets around the world. At the same time, management and our board of directors feel it is important to enable our employees, other than senior management, to use the initial public offering process, or IPO, as an opportunity to diversify their holdings in AECOM into other securities or cash if they feel it is appropriate. The merger and subsequent IPO will allow us to achieve these goals while enabling us to maintain a high level of employee participation in ownership. Our board of directors has given this question careful study and unanimously believes that creating a publicly traded security is the right thing for us to do at this time.

Q2.	What are the basic elements of the merger proposal?

A.	The three basic elements to the merger proposal are:

•	The merger that allows us to proceed with an IPO and a tender offer to our existing stockholders;

•	The IPO that helps us to raise additional capital; and

•	The tender offer that enables us to allow our current stockholders to diversify their holdings of our common stock.

Q3. What will happen next?

A.	If stockholder approval is obtained for the merger, we anticipate that the following events will occur:

•	We will effect the merger and proceed with the IPO.

•
Promptly following the merger and the IPO, we currently intend to use $50 million to conduct a tender offer to provide holders of New AECOM class A common stock an opportunity to diversify a portion of their shares.

THE MERGER

Q4.	What will I receive in the merger?

A.	Upon the effectiveness of the merger:

•	Each share of the common stock of AECOM Technology Corporation, or Old AECOM, will be converted automatically to one share of the class A common stock of AECOM Merger Corporation, or New AECOM;

•
Each share of Old AECOM convertible preferred stock will be converted automatically to one share of New AECOM convertible preferred stock, which will be identical to the old AECOM convertible preferred stock, except that it will be convertible into New AECOM class A common stock; and

•	Each share of Old AECOM class B preferred stock will be redeemed.

        New class A common stock will be divided equally as nearly as possible into three different classes of new class A common stock—class A-1, class A-2 and class A-3.

        In addition, our Non-Qualified Stock Purchase Plan will be amended to provide that the common stock units issued under that Plan will be redeemable in shares of New AECOM class A common stock rather than Old AECOM common stock. Options issued under our Stock Incentive Plans and other similar non-U.S. plans will be replaced with identical options exercisable into a like number of shares of class A common stock.

Q5.	What will be the difference between class A-1, class A-2, and class A-3 common stock?

A.
The shares of class A-1, class A-2, and class A-3 common stock will be identical except for restrictions on when you can sell them. Except for permitted transfers (as defined below), until the expiration of the applicable period discussed below, you will not be able to offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of your class A common stock or any securities convertible into or exercisable or exchangeable for any class of our common stock or enter into any swap or other arrangement, including any options, puts or short sales, that transfers to another person, in whole or in part, any of the economic consequences of ownership of any class of our common stock. These restrictions will expire:

•	180 days after the pricing of our initial public offering for class B common stock;

•	360 days after the pricing of our initial public offering for class B common stock; and

•	540 days after the pricing of our initial public offering for class B common stock.

        Permitted transfers include:

•
transfers approved by us after the death of an employee in order to pay estate taxes and expenses and transfers, consented to by the underwriters of our IPO, in the case of employee stockholder hardship;

•	transfers to family members and estates established for estate planning or educational purposes, which shares will still be subject to the restrictions described above after the transfer; and

•	transfers to us, as otherwise contemplated by our employee benefit plans or pursuant to the proposed tender offer.

        In considering whether to vote in favor of the merger, it is important to keep in mind that, as noted below, the foregoing restrictions generally afford our stockholders greater liquidity than they enjoy today.

Q6.	What are the differences between the Old AECOM common stock that I own now and the New AECOM class A common stock that I will own after the merger?

A.	The following table summarizes the more significant differences between the Old AECOM common stock and the New AECOM class A common stock.

	Old AECOM Common Stock	New AECOM Class A Common Stock
Holders:	Currently owned by employee stockholders, retirees and terminated employees.	To be owned by employee stockholders, retirees and terminated employees after the merger.

Trading market and transfer restrictions:
No sales or transfers permitted except
to us (a) at retirement, death or other
termination of employment or
(b) under our Liquidity and
Diversification Program, which permits
annual sales of shares held for at least
five years equal to the greater of
$50,000 or 20% of your shares, to the
extent sales of our common stock
	exceed purchases by us.	Initially, no sales, transfers, pledges or offers to sell for the periods noted in Question 5 above except for sales in the proposed tender offer and except for permitted transfers as described above.

Prohibitions on hedging transactions,
including contracts to buy or sell any
class of our common stock noted in
Question 5 above. A hedging
transaction is a transaction where you
effectively lock in a sale price to
avoid the risk of a future price
decrease.

After the expiration of the applicable
sales restrictions, your new class A
shares will be freely tradable and will
convert automatically upon sale into
unrestricted shares of new class B
common stock.

Voting rights:	One vote per share.	One vote per share. The new class A common stock will vote with the new class B common stock as a single class on all matters submitted for vote.

Forced sale:	If you terminate your employment, the stock is repurchased by AECOM at the most recent appraised price or in installments over a five-to-nine- year period.	None.

Q7.	What are the differences between New AECOM class A common stock that I will own after the merger and the New AECOM class B common stock that will be offered to the public?

A.	The following table summarizes some of the significant differences between the new class A common stock and the new class B common stock.

	New AECOM Class A Common Stock	New AECOM Class B Common Stock
Holders:	To be owned by employees, retirees and terminated employees.	To be owned by public stockholders immediately after the IPO.

Trading market and sale restrictions:	Initially, no sales, transfers, pledges or offers to sell except for sales in the proposed tender offer and except for permitted transfers.	Class B common stock purchased on the New York Stock Exchange is freely tradable like any other publicly traded security.

After the expiration of the applicable sales restrictions, your new class A common stock will be freely tradable and will convert upon sale into the unrestricted new class B common stock.

Voting rights:	One vote per share. Class A and Class B common stock vote together as a single class on all matters submitted for stockholder vote.	One vote per share. Class A and Class B common stock vote together as a single class on all matters submitted for stockholder vote.

Q8.	Why will the transfer of my stock be restricted?

A.
After the IPO, class A shares will comprise the predominant portion of our common stock outstanding. The transfer restrictions will permit trading in the market to take place for some period of time without the potential introduction of a significant number of additional shares. The three time periods were created to limit the number of shares that could enter the market at any one point in time. Our financial advisers tell us that these restrictions are advisable to promote an orderly initial trading market for our shares of class B common stock for a period following the commencement of trading. Absent such restrictions, a large number of shares could unexpectedly be sold into the market that could result in a disproportionate decline in the price of our stock. It is a common practice to impose transfer restrictions on existing shares in connection with an initial public offering. We have staggered the expiration of the transfer restrictions so that all existing shares do not become freely tradeable at the same time.

After the expiration of the restricted periods referred to above, you also will be able to sell your shares in the public market. After the restricted periods, if you transfer your class A common stock to anyone other than a permitted transferee or sell your class A common stock in the public market, it will convert automatically into class B common stock, so that the buyers will acquire only class B common stock.

Q9.	What must I do to get my new class A common stock?

A.
In the merger, your shares will be converted automatically, without any action on your part, into shares of New AECOM class A common stock. Shortly after the completion of our public offering, we will send you a letter telling you how you will receive your class A common stock. You should not send us any share certificates at this time.

THE INITIAL PUBLIC OFFERING

Q10.  How and when will we complete the public offering?

A.
As soon as our board of directors deems advisable after the merger is approved, we plan to sell shares of New AECOM class B common stock to the public in an IPO. If the merger is approved, we will complete it simultaneously with the completion of our IPO. If the merger is not approved, the IPO will not occur. If the IPO does not occur, we will not effect the merger and AECOM stockholders will retain their existing shares of common stock.

Q11.  What effect will there be on voting control?

A.	Because we do not intend to sell more than 50% of our voting securities in the IPO, voting control of New AECOM will remain in the hands of current stockholders after we complete the IPO.

Q12.  What do we plan to do with the proceeds of the IPO?

A.
To provide our stockholders with greater liquidity and diversification, we currently plan to use $50 million of the net proceeds of the IPO to offer to purchase class A common stock from all of our existing stockholders, other than senior management, in a cash tender offer. The terms of that tender offer will be communicated in a separate tender offer document to be distributed to class A stockholders after the IPO is consummated. We expect to use another portion of the net proceeds to repay amounts outstanding under our unsecured line of credit. We expect to use the remaining net proceeds for general corporate purposes which may include future acquisitions of businesses. We have no current commitments or agreements with respect to any specific material acquisition.

THE TENDER OFFER

Q13.  Why do we plan to make a tender offer for class A common stock?

A.
We could have gone public by allowing our stockholders to sell some of their shares to the public instead of offering new shares to the public. But we wanted our stockholders, other than senior management, to have the same opportunity to diversify their holdings in our common stock on a voluntary basis, and an offering that permitted our existing stockholders, other than senior management, to participate would have been extremely difficult to accomplish. The IPO, followed by the tender offer, will produce a similar result in a simpler fashion.

Q14.	Does management still think it is important for our employees to own shares?

A.	Yes. Management believes that it is important for our employees to have a significant investment in our company so that they will be motivated to strive for our continued success.

YOUR FUTURE TRANSACTIONS AND MISCELLANEOUS

Q15.	Will I be able to buy more shares?

A.
Yes. You will be able to buy shares of our class B common stock on a national securities stock exchange at market prices after the public offering and you may continue to buy shares of our class A common stock and common stock units through our employee plans.

Q16.	What will my United States tax consequences be?

A.
The merger and conversion of your shares into New AECOM class A common stock will not be taxable transactions for you for U.S. federal income tax purposes and there is a reasonable basis for the position that the merger and conversion of shares of Old AECOM convertible preferred stock into New AECOM convertible preferred stock will not be taxable transactions for you for U.S. federal income tax purposes.

The tax consequences of the tender offer will be described in the tender offer statement on Schedule TO to be filed by us in connection with the offer.

Q17.	Can the board of directors cancel the merger even if the stockholders approve it?

A.	Yes. If at any time the board of directors decides that it is not in the best interest of AECOM and its stockholders to proceed, the board will terminate the merger.

Q18.	What will happen to the AECOM name?

A.	We will still be known as AECOM Technology Corporation after the merger.

Q19.	What percentage of the stockholder vote is required to approve these matters?

A.
The affirmative vote of two-thirds of our outstanding common stock, class B preferred stock and convertible preferred stock, voting together as a single class, is required to approve the merger. The affirmative vote of the holders of a majority of our outstanding common stock, class B preferred stock and convertible preferred stock, voting together as a single class, represented in person or by proxy and entitled to vote is required to approve the proposal to adopt and approve our amended and restated 2000 Stock Incentive Plan.

Q20.	What do I need to do now?

A.
It is very important that you vote. In order to make sure that your vote is counted, you must return a completed, signed and dated proxy card. Please complete, sign and date the enclosed proxy card and return it promptly in the enclosed postage-paid envelope. If you indicate no instruction on your proxy card with respect to a proposal, we will vote your shares FOR all the proposals at the special meeting.

Q21.	Who can answer any questions I may have?

A.	If you have any questions, you should contact Stephanie Hunter, Vice President and Chief Administrative Officer, at (213) 593-8000 (hunters@aecom.com) or at aecomshareholders@aecom.com.
WHERE YOU CAN FIND MORE INFORMATION ABOUT US

        We filed a registration statement on Form S-4 to register with the SEC the shares of New AECOM class A common stock to be delivered in connection with the merger. This document is a part of that registration statement and constitutes our proxy statement/prospectus. As allowed by SEC rules, this document does not contain all the information you can find in the registration statement or the exhibits to the registration statement. We will also file a registration statement on Form S-1 relating to our proposed public offering of shares of new class B common stock.

        The Form S-4, including exhibits thereto, may be inspected without charge at the public reference facilities maintained by the Commission in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of all or any part thereof may be obtained from such office after payment of fees prescribed by the Commission. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference facilities. The Commission maintains a Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. As a result of this offering, we will become subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended, and will file periodic reports, proxy statements and other information with the Commission.

        We intend to issue to our stockholders annual reports, which will include audited financial statements and a report of our independent auditors with respect to the examination of such financial statements. In addition, we will issue such other interim reports as we deem appropriate.

        You should rely only on the information contained in this document when deciding how to vote on the transactions described in this proxy statement/prospectus. We have not authorized anyone to provide you with information that is different from what is contained in this document. You should not assume that the information contained in this document is accurate as of any date other than the date on the front of this document, and neither the mailing of this document nor the delivery of shares of New AECOM class A common stock in connection with the merger will create any implication to the contrary. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you.

SUMMARY

        This summary highlights information contained elsewhere in this proxy statement/prospectus and does not contain all the information that is important to you. You should read the entire proxy statement/prospectus carefully, especially the information under “Risk Factors.”

AECOM Technology Corporation

Overview

        We are a worldwide leader in providing a broad range of technical professional services to government agencies and large corporations. We have built leading positions in a number of industry sectors and strategic geographic markets through a global network of more than 25 major operating offices and 13,800 employees. Our revenues have increased from $724.5 million in fiscal 1997 to $1,529.7 million in fiscal 2001, a compounded annual growth rate of 20.5%.

        Our technical professional services include consulting and design services and program and construction management, as well as outsourced technical staffing and logistical support services. Our industry sectors include:

• Transit, Rail and Maritime	• Aviation
• Highways and Bridges	• Government Facilities
• Water and Wastewater	• Technical and Industrial Facilities
• Environmental Management	• Commercial Facilities

        We provide our services in the major markets of the world, including the United States, Asia, Europe, Australia and the Middle East. This combination of providing a broad range of technical professional services in a number of industry sectors and strategic geographic markets made us one of the leading design firms in the United States based on revenue in 2000, according to the 2001 McGraw Hill Engineering News Record Design Survey.

        Our clients consist of the United States and other national governments, state and local governments and agencies and private entities. The majority of our projects are under multi-year contracts on a cost-plus or a negotiated-fee basis.

        Our strategic advantage lies in our ability to build leadership positions across industry sectors, service lines and geographies. The dynamic interface among these three elements enables us to better serve our clients, drives our growth and positions us to take advantage of future opportunities.

Our Market Opportunity

        The worldwide professional services industry encompasses companies that provide highly-specialized or value-added services to other organizations. Specific services provided include consulting (technical, accounting, management, legal and advertising), business support services (engineering, environmental and facilities management, and food services), human resources management (payroll and benefits) and permanent and temporary staffing (executive, professional, clerical, health care and information technology).

        Technical professional services represents one segment of the professional services industry. This segment includes specialized engineering, consulting, design, program and construction management and outsourcing for business and government. These services are provided on infrastructure, environmental, industrial, government and commercial projects. Several thousand firms worldwide compete in this fragmented industry. According to Engineering News Record, the largest 100 global design firms generated over $41.3 billion of global revenues in 2000 and the largest 500 U.S. design firms grew at a compounded annual growth rate of 9.2% between 1998 and 2000.

        The principal client base includes local, state and national governments, as well as private businesses, which are becoming increasingly reliant on professional services that are either not readily available from internal resources or are not within their core competencies. Industry growth is being further led by factors ranging from population growth, outsourcing and rapid economic development to increased globalization, competition and technological advancement.

Our Strategy

        Our strategy is to maintain our leadership position in each industry sector, service line and geographic area in which we operate, using the following key elements:

        Continue diversification in industry sectors, service lines and geographic regions, primarily through acquisitions.    We will continue to seek out and acquire companies that have technical niche and regional leadership positions that will complement or expand our current expertise and geographic presence. We will expand the roles of the acquired companies and their management, while capitalizing on their brand names in their niches. Our acquisition approach enables our operating companies to continue to focus on their core businesses while we overlay strategic initiatives to cross-sell and share complementary talents.

        Increase cross-selling and technology transfer.    Our strategic planning process emphasizes the cross-selling of our combined expertise and geographic presence among all our operating companies. This enables us to present ourselves to our clients as one of the world’s largest technical professional service companies when the project or client requires this capacity.

        Maintain and expand our long-standing client relationships.    We have developed long-standing relationships with a number of governments and agencies worldwide as well as many large corporations. We will continue to focus on our commitment to client satisfaction to strengthen and expand these relationships. In some cases, these relationships span decades.

        Retain and recruit highly experienced personnel.    The most valuable asset of any professional services company is its personnel. We have a highly talented, dedicated and experienced work force. We will continue to provide our personnel ownership and other incentives and benefits designed to optimize their performance and to enhance our ability to attract and retain personnel. We believe that these programs align the interests of our personnel with those of our clients and stockholders and foster the cross-selling and technology transfer described above.

The Special Meeting

Date and Time

Location	555 South Flower Street, Suite 3700, Los Angeles, California

Record Date

Voting Shares Held in the Employee Benefit Plans	If you own shares of our common stock held by
U.S. Trust Company as trustee for our Stock
Investment Plan and Employee Stock Ownership
Plan or by Mourant & Co., as trustee for our
Global Stock Plan, you may direct voting of these
shares by executing and returning to U.S. Trust or
Mourant & Co., as the case may be, voting
instructions that are included with this proxy
statement/prospectus.

Shares Entitled to Vote	We had shares of common stock,
                       shares of convertible preferred stock
and                      shares of class B preferred stock
outstanding and entitled to vote as of the close of
business on the record date. These shares are the
only securities that may be voted at the special
meeting. Each share is entitled to one vote.
U.S. Trust Company, N.A., as trustee for our
employee benefits plans, owns                      shares
of our common stock and all of the shares of our
class B preferred stock, which together constitutes
      % of our outstanding voting stock as of the
record date. Mourant & Co., as trustee for our
Global Stock Plan, owns                      shares of our
common stock, which constitutes         % of our
outstanding voting stock as of the record date.
AECOM’s executive officers and directors as a
group currently own         % of our common stock
entitled to vote as of the record date, and it is
currently expected that our executive officers and
directors will vote to approve the merger.

Quorum	Holders of a majority of the issued and outstanding shares of our voting stock, present in person or by proxy, will constitute a quorum for the transaction of business at the special meeting.

Votes Required	Two-thirds of all issued and outstanding shares of
our common stock, convertible preferred stock
and class B preferred stock, voting together as a
single class, is required to approve the merger and
the affirmative vote of the holders of a majority of
our outstanding common stock, convertible
preferred stock and class B preferred stock, voting
together as a single class, represented in person or
by proxy and entitled to vote is required to
approve and adopt our amended and restated 2000
Stock Incentive Plan at the special meeting.
Appraisal Rights	Subject to compliance with the procedures set
forth in Section 262 of the Delaware General
Corporation Law, the full text of which is included
as Annex B to this proxy statement/prospectus,
holders of Old AECOM common stock and
convertible preferred stock are entitled to exercise
appraisal rights as a result of the merger. Holders
of Old AECOM common stock and convertible
preferred stock who have not voted in favor of
the merger and make a demand for appraisal
in accordance with Section 262 prior to the
stockholder vote on the merger at the special
meeting will have the right to obtain cash for their
shares in the amount a court determines is the fair
value of such shares (excluding any element of
value arising from the accomplishment or
expectation of the merger), together with a fair
rate of interest, if any, to be paid upon such fair
value. We cannot predict what a court would
determine to be the fair value of the shares of Old
AECOM common stock and convertible preferred
stock excluding any element of value that arises
from the contemplated transaction. Any demand
for appraisal must be made prior to the
stockholder vote on the merger at the special
meeting. Holders of Old AECOM common stock
and convertible preferred stock should note that
the failure to take any of the steps required under
Section 262 on a timely basis may result in the
loss of appraisal rights. Therefore, holders
considering exercising their appraisal rights
should carefully review the full text of Section 262
included as Annex B to this proxy
statement/prospectus. Holders should also be
aware that the fair value of their shares of Old
AECOM common stock and convertible preferred
stock as determined by a court could be more than,
the same as or less than (i) the value of the shares
of New AECOM class A common stock that they
would otherwise receive in the merger or (ii) the
appraised value of the Old AECOM common
stock as calculated by the independent appraisal
firm as part of our quarterly appraisal process.

Revocability of Proxies	You have the right to revoke your proxy at any
time before it is voted by giving written notice of
revocation to our Secretary, by submitting a
subsequent later-dated proxy or by voting in
person at the special meeting.
SUMMARY CONSOLIDATED FINANCIAL DATA

        When you read this summary consolidated financial data, it is important that you also read the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements as of September 30, 2000 and 2001 and for the years ended September 30, 1999, 2000 and 2001 and the accompanying notes included in this proxy statement/prospectus. The summary consolidated financial data for the years ended September 30, 1997 and 1998 has been derived from audited financial statements not included in this proxy statement/prospectus. Historical results are not necessarily indicative of future results.

	Year Ended September 30,
	1997	1998	1999	2000	2001
	(in thousands, except per share data)
Consolidated Statement of Income Data:
Total revenues	$724,508	$859,461	$995,132	$1,402,581	$1,529,713
Other direct costs	342,062	436,075	511,611	710,646	626,244

Net service revenues	382,446	423,386	483,521	691,935	903,469
Cost of net service revenues	211,020	237,188	266,933	386,889	511,160

Gross profit	171,426	186,198	216,588	305,046	392,309
General and administrative expenses	152,093	163,866	190,961	264,439	346,302
ESOP contribution and stock matches	7,072	4,132	5,800	10,010	8,389

Income from operations	12,261	18,200	19,827	30,597	37,618
Interest expense, net	5,092	4,692	4,849	9,161	11,581

Income before income taxes	7,169	13,508	14,978	21,436	26,037
Provision for income taxes	4,324	7,764	4,436	3,259	8,593

Net income	$ 2,845	$ 5,744	$ 10,542	$ 18,177	$ 17,444

Net income per share (1) :
Basic	$ .23	$ .44	$ .73	$ .96	$ .74
Fully diluted	$ .22	$ .43	$ .71	$ .92	$ .71
Shares used in per share calculations (1) :
Basic	12,639	13,001	14,371	18,938	23,565
Fully diluted	13,011	13,487	14,923	19,690	24,496

	As of September 30,
	1997	1998	1999	2000	2001
Other Data:
Number of full-time employees	5,900	6,400	7,200	12,100	13,800 (2)

(1)	In calculating per share data, the weighted average number of shares includes shares of common stock and common stock units outstanding during the relevant periods.

(2)	This includes 1,100 employees added with the acquisition of Oscar Faber plc on October 11, 2001.

As of September 30, 2001
(in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$ 25,968
Working capital	155,276
Total assets	763,541
Total long-term debt, excluding current portion	147,622
Stockholders’ equity	249,951

RISK FACTORS

        You should carefully consider the risks described below before voting on the merger proposal. If any of the following risks actually occurs, our business could be harmed. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

Risks Relating to Our New Certificate of Incorporation and Bylaw Provisions and the Public Offering

        You will not initially be able to transfer the New AECOM class A common stock that you will receive in the merger.

        The new class A common stock that you will receive as a result of the merger will not be listed on a national securities exchange or traded in an organized over-the-counter market. In addition, our new certificate of incorporation will restrict transferability of your new class A shares immediately following completion of our initial public offering. Under these provisions, class A-1, class A-2 and class A-3 common stock may not be sold, transferred, pledged or offered for sale other than in a permitted transfer until 180 days, 360 days or 540 days after the pricing of our initial public offering of class B common stock, as the case may be.

        Pursuant to our new certificate of incorporation, you also will be prohibited from contracting to buy or sell any class of our common stock or entering into any other hedging or insurance transaction relating to any class of our common stock which is subject to transfer restrictions during the applicable restricted periods.

        The trading price of our new class B common stock could be volatile, which could cause the value of your new class A common stock to decline.

        Because your class A common stock will be converted into class B common stock if you sell your class A common stock other than through a permitted transfer, the market price of our class B stock will determine the value of our class A common stock. In recent years, the stock market has experienced extreme price and volume fluctuations. The overall market and the trading price of our common stock may fluctuate greatly. The trading price of our class B common stock may be significantly affected by various factors, including:

•	quarterly fluctuations in our operating results;

•	changes in investors’ and analysts’ perception of the business risks and conditions of our business;

•	broader market fluctuations; and

•	general economic or political conditions.

        Our quarterly operating results may fluctuate significantly, which could have a negative effect on the price of our common stock.

        Our quarterly revenues, expenses and operating results may fluctuate significantly because of a number of factors, including:

•	the spending cycles of our clients;

•	personnel hiring and utilization rates;

•	the number and significance of client engagements commenced and completed during a quarter;

•	the ability of clients to terminate engagements without penalties;

•	the ability of our project managers to estimate the percentage of the project completed;

•	delays incurred as a result of weather conditions;

•	delays incurred in connection with an engagement;

•	the size and scope of engagements;

•	the timing of expenses incurred for corporate initiatives;

•	the impairment of goodwill or other intangible assets; and

•	general economic and political conditions.

        Variations in any of these factors could cause significant fluctuations in our operating results from quarter to quarter and, as a result, the trading price of our common stock may decline.

        Terrorism and the possibility of further acts of violence may have a material adverse effect on our operations.

        Terrorist attacks, such as the attacks that occurred on September 11, 2001, the response by the United States and further acts of violence or war may affect the market on which our common stock will trade, the markets in which we operate, our operations and profitability and your investment. Further terrorist attacks against the United States or other countries may occur. The potential near-term and long-term effect of these attacks on our business, the market for our common stock and the global economy is uncertain. The consequences of any terrorist attacks, or any armed conflicts that may result, are unpredictable, and we may not be able to foresee events that could have an adverse effect on our business or the trading price of our common stock.

        Our charter documents contain provisions that may delay, defer or prevent a change of control.

        Provisions of our Restated Certificate of Incorporation and Restated Bylaws could make it more difficult for a third party to acquire control of us, even if the change in control would be beneficial to stockholders. These provisions include the following:

•	division of our board of directors into three classes, with each class serving a staggered three-year term;

•	removal of directors for cause only;

•	ability of the board of directors to authorize the issuance of preferred stock in series without stockholder approval;

•	supermajority requirements to approve “business combinations”;

•	vesting of exclusive authority in the board of directors to determine the size of the board (subject to limited exceptions) and to fill vacancies; and

•	advance notice requirements for stockholder proposals and nominations for election to the board of directors.

        In response to the collapse of Enron Corporation, the U.S. government may legislate or take other actions that could result in significant sales of shares of our common stock held in our employee benefit plans, which could cause the trading price of our common stock to decline.

        In the wake of the collapse of Enron Corporation, there has been a renewed scrutiny of employer stock in employee benefit plans. At November 30, 2001, approximately 14.7 million shares of our common stock were held in our employee benefit plans. In addition, there were approximately 4.4 million common stock units outstanding at the same date under our Non-Qualified Stock Purchase Plan. A number of bills have been introduced in Congress that would limit the amount of employer stock that could be held by employees through their retirement accounts and limit an employer’s ability to require an employee to continue to hold matching employer stock in his or her account. In addition, the Bush Administration has announced the formation of a working group to consider reforms to the retirement system. No assurances can be given as to what, if any, action will be taken by the U.S. government or how any action, if taken, will effect our employee benefit plans. If any ultimate action either requires or allows our employees to sell a significant percentage of our shares held in our employee benefit plans, those sales, or the perceived threat of those sales, could cause the trading price of our common stock to decline significantly.

        Future sales of our common stock may cause the trading price of our common stock to decline.

        As the restricted periods on class A common stock expire, those shares will be eligible to be sold, including in the public market, and upon such sale shall automatically convert into class B common stock. Substantial sales could adversely affect the market value of the class B common stock and, therefore, the value of your shares. In addition, the perception in the public market that our existing stockholders might sell shares of common stock could depress the market price of our common stock, regardless of the actual plans of our existing stockholders.

Risks Relating to Our Business and Industry

        We depend on long-term government contracts, most of which are funded on an annual basis. If appropriations are not made in subsequent years of a multiple-year contract, we will not realize all of our potential revenue and profit from that project.

        The substantial majority of our revenues is derived from contracts with agencies and departments of national, state and local governments. During the fiscal years ended September 30, 1999, 2000 and 2001, approximately 63%, 64% and 62%, respectively, of our revenues were derived from contracts with government entities.

        Most government contracts are subject to the continuing availability of legislative appropriation. Legislatures typically appropriate funds for a given program on a year-by-year basis, even though contract performance may take more than one year. As a result, at the beginning of a program, the related contract is only partially funded, and additional funding is normally committed only as appropriations are made in each subsequent fiscal year. These appropriations may be influenced by, among other things, the state of the economy, competing priorities for appropriation, tax receipts and the overall level of government expenditures. If appropriations are not made in subsequent years on our government contracts, then we will not realize all of our potential revenue and profit from that contract.

        We depend on government contracts that may be terminated by the government, which may affect our ability to recognize all of our potential revenue and profit from the project.

        Most government contracts are subject to termination by the government either at its convenience or upon the default of the contractor. If the government terminates a contract at its convenience, then we typically are able to recover only costs incurred or committed, settlement expenses and profit on work completed prior to termination, which could prevent us from recognizing all of our potential revenue and profit from that contract. If the government terminates the contract due to our default, we could be liable for excess costs incurred by the government in reprocuring services from another source.

        Our contracts with governmental agencies are subject to audit, which could result in adjustments to reimbursable contract costs or, if we are charged with wrongdoing, possible temporary or permanent suspension from participating in government programs.

        Our books and records are subject to audit by the various governmental agencies we serve and their representatives. These audits can result in adjustments to reimbursable contract costs and allocated overhead. In addition, if as a result of an audit, one of our subsidiaries is charged with wrongdoing or the government agency determines that a subsidiary is otherwise no longer eligible for federal contracts, that subsidiary, and conceivably our company as a whole, could be temporarily suspended or, in the event of convictions or civil judgments, could be prohibited from bidding on and receiving future government contracts for a period of time. Furthermore, as a U.S. government contractor, we are subject to an increased risk of investigations, criminal prosecution, civil fraud, whistleblower lawsuits and other legal actions and liabilities to which purely private sector companies are not, the results of which could have a material adverse effect on our operations.

        We have submitted claims to government agencies for work we performed beyond the scope of some of our contracts. If the government agencies do not approve these claims, our net income and results of operations could be adversely impacted.

        We have submitted claims under some of our government contracts for payment of work performed beyond the initial contractual requirements. At September 30, 2001, the recorded amount of these claims aggregated approximately $20.5 million. The applicable governmental entities have contested these claims and we cannot assure you that these claims will be approved in whole, in part or at all. If these claims are not approved, our net income and results of operations could be adversely impacted.

        Our ability to grow and compete in our industry will be harmed if we do not retain the continued service of our key technical personnel and identify, hire and retain additional qualified technical personnel.

        There is intense competition for qualified technical personnel in the industry sectors in which we compete. We may not be able to continue to attract and retain qualified technical personnel, such as engineers and architects, who are necessary for the development of our business or to replace qualified technical personnel. Any growth we experience is expected to place increased demands on our resources and will likely require the addition of technical personnel and the development of additional expertise by existing personnel. Also, some of our personnel hold security clearance levels required to obtain government projects and, if we were to lose some or all of these personnel, they would be difficult to replace. Loss of the services of, or failure to recruit, key technical personnel could limit our ability to complete existing projects successfully and to compete for new projects.

        The loss of our senior management or our inability to attract and retain senior management could significantly disrupt our business.

        We depend upon the efforts and skills of our executive officers and senior managers. With limited exceptions, we do not have employment agreements with any of these individuals. The loss of the services of any of these key personnel could adversely affect our business. Although we have obtained non-compete agreements from some of the stockholders of companies that we have acquired, we generally do not have non-compete or employment agreements with key personnel who were not once equity holders of these companies. We do not maintain key-person life insurance policies on any of our executive officers.

        International operations expose us to legal, political and economic risks in different countries and currency exchange rate fluctuations could adversely affect our financial results.

        During the fiscal years ending September 30, 1999, 2000 and 2001, revenues attributable to our Global Group operations were 3%, 11% and 18%, respectively. As a result of our recent acquisitions, we expect the percentage of revenues attributable to non-U.S. projects to increase. There are risks inherent in doing business internationally, including:

•	currency exchange rate fluctuations;

•	imposition of governmental controls;

•	political and economic instability;

•	changes in U.S. and other national government policies affecting the markets for our services;

•	changes in regulatory practices, tariffs and taxes; and

•	potential non-compliance with a wide variety of non-U.S. laws and regulations.

        Any of these factors could have a material adverse effect on our business, results of operations or financial condition.

        We have acquired and may continue to acquire businesses as strategic opportunities arise and may be unable to realize the anticipated benefits of those acquisitions.

        We have acquired a number of companies in recent years and may continue to expand and diversify our operations with additional acquisitions as strategic opportunities arise. Some of the risks that may affect our ability to realize any anticipated benefits from companies that we acquire include:

•	unexpected losses of key personnel or clients of the acquired business;

•	difficulties arising from the increasing scope, geographic diversity and complexity of our operations;

•	diversion of management’s attention from other business concerns; and

•	adverse effects on business relationships with existing clients.

        In addition, managing the growth of our operations will require us to continue to improve our operational, financial and human resources management systems and other internal systems and controls. If we are unable to manage any growth effectively, it could have a material adverse effect on our business.

        Our business and operating results could be adversely affected by losses under fixed-price contracts.

        Fixed-price contracts require us to either perform all work under the contract for a specified lump-sum or to perform an estimated number of units of work at an agreed price per unit, with the total payment determined by the actual number of units performed. A significant portion of our revenues comes from fixed-price contracts. Fixed-price contracts expose us to a number of risks not inherent in cost-plus contracts, including underestimation of costs, ambiguities in specifications, unforeseen costs or difficulties, problems with new technologies, delays beyond our control and economic or other changes that may occur during the contract period. Losses under fixed-price contracts could have a material adverse effect on our business.

        Our industry is highly competitive and we may be unable to compete effectively, which could result in reduced profitability and loss of market share.

        We are engaged in a highly competitive business. The extent of competition varies with the types of services provided and the locations of the projects. Generally, we compete on the bases of technical and management capability, personnel qualifications and availability, geographic presence, experience and price. Increased competition in our industry may result in our inability to win bids for future projects and loss of market share.

        Our services expose us to significant risks of liability and our insurance policies may not provide adequate coverage.

        Our services involve significant risks of professional and other liabilities that may substantially exceed the fees that we derive from our services. In addition, we sometimes contractually assume liability under indemnification agreements. We cannot predict the magnitude of potential liabilities from the operation of our business.

        We currently maintain comprehensive general liability, umbrella and professional liability insurance policies. Professional liability policies are “claims made” policies. Thus, only claims made during the term of the policy are covered. Additionally, our insurance policies may not protect us against potential liability due to various exclusions and retentions. Partially or completely uninsured claims, if successful and of significant magnitude, could have a material adverse affect on our business.

        Our backlog of uncompleted projects under contract is subject to unexpected adjustments and cancellations, including future appropriations by the applicable contracting government agency, and is, therefore, an uncertain indicator of our future revenues and profits.

        At September 30, 2001, our backlog of uncompleted projects under contract was approximately $1.6 billion, of which approximately $1.0 billion is expected to be completed by September 30, 2002. We cannot assure you that the revenues attributed to uncompleted projects under contract will be realized or, if realized, will result in profits. Many projects may remain in our backlog for an extended period of time because of the size or long-term nature of the contract. In addition, from time to time projects are scaled back or cancelled. These type of backlog reductions adversely affect the revenue and profit that we ultimately receive from contracts reflected in our backlog.

        If we guarantee the performance standards of a project, we could incur additional costs to cover our guarantee obligations.

        In some instances we guarantee that a project, when completed, will achieve specified performance standards. If the project subsequently fails to meet guaranteed performance standards, we may either incur significant additional costs or be held responsible for the costs incurred by the client to achieve the required performance standards. In some cases, where we fail to meet required performance standards, we may also be subject to agreed upon damages, which are fixed in amount by the contract. To the extent that these events occur, the total costs of the project could exceed our estimates and we could experience reduced profits or, in some cases, a loss on that project.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This proxy statement/prospectus contains statements which, to the extent that they do not recite historical fact, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words “believe,” “expect,” “estimate,” “may,” “will,” “could,” “plan” or “continue” and similar expressions are intended to identify forward-looking statements. Such forward-looking information involves important risks and uncertainties that could materially alter results in the future from those expressed in any forward-looking statements made by us or on our behalf. These risks and uncertainties include, but are not limited to, those listed in this proxy statement/prospectus.

        In addition, this proxy statement/prospectus contains industry data related to our business and the markets in which we operate. This data includes projections that are based on a number of assumptions. If these assumptions turn out to be incorrect, actual results could differ from the projections based on those assumptions.

        We caution you that forward-looking statements are only predictions and that actual events or results may differ materially. In evaluating these statements, you should specifically consider the various factors that could cause actual events or results to differ materially from those indicated by the forward-looking statements, including the factors that we discuss in the section entitled “Risk Factors.”

DIVIDEND POLICY

        We have not declared or paid any cash dividends on our common stock, and we do not anticipate doing so in the foreseeable future. We currently intend to retain future earnings, if any, to operate our business and finance future growth strategies. Our presently outstanding indebtedness require us to obtain the consent of the lenders prior to the payment of any cash dividends above specified amounts.

SELECTED CONSOLIDATED FINANCIAL DATA

        You should read the following selected consolidated financial data along with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the accompanying notes, which are included in this proxy statement/prospectus. We derived the consolidated statement of income data for each of the three years ended September 30, 2001 and the consolidated balance sheet data at September 30, 2000 and 2001 from our consolidated financial statements, which have been audited by Ernst & Young LLP, independent auditors, and are included in this proxy statement/prospectus. We derived the consolidated statement of income data for each of the years ended September 30, 1997 and 1998 and the consolidated balance sheet data as of September 30, 1997, 1998 and 1999 from our audited consolidated financial statements, which are not included in this proxy statement/prospectus.

	Year Ended September 30,
	1997	1998	1999	2000	2001
	(in thousands, except per share data)
Consolidated Statement of Income Data:
Total revenues	$724,508	$859,461	$995,132	$1,402,581	$1,529,713
Other direct costs	342,062	436,075	511,611	710,646	626,244

Net service revenues	382,446	423,386	483,521	691,935	903,469
Cost of net service revenues	211,020	237,188	266,933	386,889	511,160

Gross profit	171,426	186,198	216,588	305,046	392,309
General and administrative expenses	152,093	163,866	190,961	264,439	346,302
ESOP contribution and stock matches	7,072	4,132	5,800	10,010	8,389

Income from operations	12,261	18,200	19,827	30,597	37,618
Interest expense, net	5,092	4,692	4,849	9,161	11,581

Income before income taxes	7,169	13,508	14,978	21,436	26,037
Provision for income taxes	4,324	7,764	4,436	3,259	8,593

Net income	$ 2,845	$ 5,744	$ 10,542	$ 18,177	$ 17,444

Net income per share (1) :
Basic	$ .23	$ .44	$ .73	$ .96	$ .74
Fully diluted	$ .22	$ .43	$ .71	$ .92	$ .71
Shares used in per share calculations (1) :
Basic	12,639	13,001	14,371	18,938	23,565
Fully diluted	13,011	13,487	14,923	19,690	24,496

	As of September 30,
	1997	1998	1999	2000	2001
Other Data:
Number of full-time employees	5,900	6,400	7,200	12,100	13,800 (2)

(1)	In calculating per share data, the weighted average number of shares includes shares of common stock and common stock units outstanding during the relevant periods.

(2)	This includes 1,100 employees added with the acquisition of Oscar Faber plc on October 11, 2001.

	As of September 30,
	1997	1998	1999	2000	2001
	(in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$ 5,335	$ 25,569	$ 13,466	$ 44,662	$ 25,968
Working capital	58,974	76,546	90,901	136,138	155,276
Total assets	262,661	323,571	373,280	711,694	763,541
Total long-term debt, excluding current portion	50,696	60,000	60,000	141,156	147,622
Stockholders’ equity	79,454	84,715	122,950	230,331	249,951

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        You should read the following discussion in conjunction with our consolidated financial statements and the related notes and other financial information included in this proxy statement/prospectus.

Overview

        We are a worldwide leader in providing a broad range of technical professional services to government agencies and large corporations. We have built leading positions in a number of industry sectors and strategic geographic markets through a global network of more than 25 major operating offices and 13,800 employees.

Recent Acquisitions

        One of our strategies is to focus on mergers and acquisitions of technical niche and regional companies to complement our business sectors and geographic expansion. Since the beginning of fiscal 1998, we have acquired 13 companies increasing our presence in several industry sectors and geographic regions.

        Fiscal 1999.    On March 19, 1999, we acquired Day & Zimmermann Infrastructure, Inc. (now part of DMJM Aviation), an aviation project/construction management firm. On March 31, 1999, we acquired W.F. Castella, an engineering/land surveying firm in San Antonio, Texas. On May 18, 1999, we acquired Spillis Candela & Partners, an architectural and engineering firm in Coral Gables, Florida. The aggregate consideration paid in these transactions was $35.1 million in a combination of cash and stock.

        Fiscal 2000.    On April 7, 2000, we acquired Metcalf & Eddy, Inc., an international environmental engineering and consulting company. On April 18, 2000, we merged with Guy Maunsell International Limited (“Maunsell”), a consulting firm specializing in civil engineering and related disciplines. The aggregate consideration paid in these transactions was $145.0 million, net of cash, in a combination of cash, stock and notes.

        Fiscal 2001.    On November 21, 2000, we acquired the transportation planning practice of KPMG Consulting. On December 7, 2000, we acquired the two-thirds of Halpern Glick Maunsell, a Perth-based engineering firm, that we did not already own. On April 26, 2001, we acquired the Warren Group, a UK-based water engineering firm. These transactions and three other small acquisitions were completed for an aggregate consideration of $20.9 million in a combination of cash, stock and notes.

        Fiscal 2002.    On October 11, 2001, we acquired the UK-based engineering firm Oscar Faber plc and on October 31, 2001, we acquired the Denver-based consulting firm, design Alliance, for an aggregate consideration of $44.4 million, consisting of cash, stock and notes.

        All of our acquisitions have been accounted for as purchases and the results of operations of the acquired companies have been included in the consolidated results since the dates of acquisition.

Components of Income and Expense

        Revenues.    We recognize revenues using the percentage-of-completion method. Under this method, revenue is recorded generally on the basis of the ratio of direct labor hours incurred to the estimated total direct labor hours. We review our progress on each contract periodically and losses, if any, are recognized as soon as we determine that the contract will result in a loss.

        Other Direct Costs.    When we are responsible for other direct costs or “pass throughs” (e.g. for third party field labor, subcontracts, or the procurement of materials or equipment), we reflect them in our accounts as revenues when the costs of these items are incurred. However, on projects where the client elects to pay those items directly, the items are not reflected in our revenues or expenses. Thus, other direct costs can fluctuate significantly.

        Net Service Revenues.    Net service revenues reflect revenues recognized for services performed by us on projects and exclude other direct costs which are “passed through” to the client.

        Cost of Net Service Revenues.    Cost of net service revenues reflect the direct cost of our own personnel (including fringe benefits and overhead expense) associated with net service revenue.

        General and Administrative Expenses.    General and administrative expenses include all corporate overhead expense, including compensation, taxes and benefits, occupancy, administrative and other operating expenses and amortization of costs in excess of net assets purchased.

        ESOP Contribution and Stock Matches.    We have employee benefit plans that provide for stock matches on employee purchases of our common stock and common stock units. The matching percentages for fiscal years 2001, 2000 and 1999 were 30.7%, 27.3% and 33.5%, respectively, based upon the formula in our plan. For fiscal 2002, the matching percentage will be determined by our board of directors. Matches are contributed to the ESOP in common stock and to the Stock Purchase Plan in common stock units. After the IPO, we intend to discontinue matches.

Segment Analysis

        We have three reportable segments: Americas-Infrastructure Group; Americas-Facilities Group; and Global Group. This segmentation corresponds to how we manage our business as well as the underlying characteristics of our markets.

        As discussed above, a significant portion of our revenues relates to services provided by subcontractors and other non-employees that we categorize as “other direct costs.” Those pass through costs are typically paid to service providers upon our receipt of payment from the client. We have included information on net service revenues as we believe that it is a more accurate measure on which to base gross margin.

	Year ended September 30,
	1999	2000	2001
	(In thousands)
Total Revenues
Americas—Infrastructure	$415,485	$ 548,189	$ 684,433
Americas—Facilities	545,532	701,113	564,339
Global	32,919	151,334	277,475

Total (1)	$993,936	$1,400,636	$1,526,247

Net Service Revenues
Americas—Infrastructure	$291,556	$ 376,482	$ 469,641
Americas—Facilities	170,968	200,487	201,962
Global	19,801	113,021	228,400

Total (1)	$482,325	$ 689,990	$ 900,003

Gross Profit
Americas—Infrastructure	$136,732	$ 175,006	$ 217,914
Americas—Facilities	69,683	85,994	85,346
Global	8,977	42,101	85,583

Total (1)	$215,392	$ 303,101	$ 388,843

Gross Profit (as a % of net service revenues)

Americas—Infrastructure	47%	46%	46%
Americas—Facilities	41	43	42
Global	45	37	37

Total	45%	44%	43%

General and Administrative Expenses
Americas—Infrastructure	$112,101	$ 142,656	$ 177,129
Americas—Facilities	60,709	74,923	86,826
Global	6,300	32,854	65,229

Total (1)	$179,110	$ 250,433	$ 329,184

ESOP Contribution and Stock Matches
Americas—Infrastructure	$ 2,922	$ 3,651	$ 3,591
Americas—Facilities	1,282	2,152	2,142
Global	—	823	831

Total (1)	$ 4,204	$ 6,626	$ 6,564

Income from Operations
Americas—Infrastructure	$ 21,709	$ 28,699	$ 37,194
Americas—Facilities (2)	7,692	8,919	(3,622)
Global	2,677	8,424	19,523

Total (1) ,(3)	$ 32,078	$ 46,042	$ 53,095

Segment Assets
Americas—Infrastructure	$159,192	$ 251,916	$ 282,144
Americas—Facilities	183,287	200,883	214,265
Global	6,955	201,392	219,107

Total (1)	$349,434	$ 654,191	$ 715,516

(1)	For a reconciliation to the consolidated totals, see Note P to the Notes to our Consolidated Financial Statements appearing elsewhere in this proxy statement/prospectus.

(2)
Fiscal 2001 includes an $8.8 million increase in reserves for revenues previously recognized on a percentage-of-completion basis and unreimbursed contract costs on contracts completed in prior years at one of the operating companies.

(3)
Does not include corporate general and administrative expenses and other unallocated items totalling $15.5 million, $15.4 million and $12.3 million in fiscal 2001, 2000 and 1999 respectively. See the reconciliation in Note P to the Notes to our Consolidated Financial Statements appearing elsewhere in this proxy statement/prospectus.

Results of Operations

        The following table presents our consolidated income statement data for the periods indicated as a percentage of total revenues:

	Year Ended September 30,
	1999	2000	2001
Total revenues	100.0%	100.0%	100.0%
Other direct costs	51.4	50.7	40.9

Net service revenues	48.6	49.3	59.1
Cost of net service revenues	26.8	27.6	33.4

Gross profit	21.8	21.7	25.7
General and administrative expenses	19.2	18.8	22.6
ESOP contribution and stock matches	.6	.7	.6

Income from operations	2.0	2.2	2.5
Interest expense, net	.5	.7	.8

Income before income taxes	1.5	1.5	1.7
Provision for income taxes	.4	.2	.6

Net income	1.1%	1.3%	1.1%

        The following table presents our consolidated income statement data for the periods indicated as a percentage of net service revenues:
	Year Ended September 30,
	1999	2000	2001
Net service revenues	100.0%	100.0%	100.0%
Cost of net service revenues	55.2	55.9	56.6

Gross profit	44.8	44.1	43.4
General and administrative expenses	39.5	38.3	38.3
ESOP contribution and stock matches	1.2	1.4	.9

Income from operations	4.1	4.4	4.2
Interest expense, net	1.0	1.3	1.3

Income before income taxes	3.1	3.1	2.9
Provision for income taxes	.9	.5	1.0

Net income	2.2%	2.6%	1.9%

        Fiscal years ended September 30, 2001 and September 30, 2000

        Revenues.    For fiscal 2001, revenues were $1,529.7 million, an increase of $127.1 million, or 9.1%, over fiscal 2000. Excluding revenues from operations acquired during fiscal 2000 and fiscal 2001, revenues were $1,154.3 million in fiscal 2001, a decrease from fiscal 2000 of 5.8%, or $71.4 million (of which approximately $117.4 million were “pass throughs”, offset by a net increase in revenues of $46.0 million in other areas across our business). As described below, all of the above decrease in revenues occurred in the Americas-Facilities Group while revenues in the Americas-Infrastructure Group increased. The decrease in revenues can be specifically attributed to the completion of a long-term outsourcing contract in April 2000 not fully replaced by the startup of a smaller contract later in fiscal 2000, the net of which resulted in a drop in revenues of $79.6 million (of which approximately $78.1 million were “pass throughs”), and a decrease in revenues of $67.1 million (of which approximately $57.3 million were “pass throughs”) caused by the economic slump in the U.S. affecting private sector building, both of which were offset in part by net increases in revenues of $75.3 million in other areas across our business.

        Revenues in the Americas-Infrastructure Group were $684.4 million in fiscal 2001, an increase of $136.2 million, or 24.9%, over fiscal 2000. Excluding revenues from operations acquired during fiscal 2000 and fiscal 2001, revenues in the Americas-Infrastructure Group were $559.9 million in fiscal 2001, an increase of $71.7 million (of which approximately $21.8 million were “pass throughs”), or 14.7%, over fiscal 2000 and can primarily be attributed to new contracts and increases in existing contracts as a result of accelerated expenditures in various United States federal and state infrastructure initiatives, including the Transportation Equity Act for the 21st Century (“TEA-21”), and various U.S. environmental initiatives and programs.

        Revenues in the Americas-Facilities Group were $564.3 million in fiscal 2001, a decrease of $136.8 million (including approximately $138.2 million of “pass throughs”), or 19.5%, from fiscal 2000. The decrease is attributable to the completion of the long-term outsourcing contract not fully replaced by the startup of a smaller contract and the decrease in private sector pass through revenues described above, offset in part by revenue increases in other areas of this segment.

        Revenues in the Global Group were $277.5 million in fiscal 2001, an increase of $126.1 million, or 83.4%, over fiscal 2000. Revenues in fiscal 2001 included $250.1 million attributable to acquisitions in fiscal 2001 and 2000.

        Net Service Revenues.    For fiscal 2001, net service revenues were $903.5 million, an increase of $211.5 million, or 30.6%, over fiscal 2000. Excluding net service revenues from operations acquired during fiscal 2000 and fiscal 2001, net service revenues were $611.7 million in fiscal 2001, an increase of $46.0 million, or 8.1%, over fiscal 2000.

        Net service revenues in the Americas-Infrastructure Group were $469.6 million in fiscal 2001, an increase of $93.2 million, or 24.7%, over fiscal 2000. Excluding net service revenues from operations acquired during fiscal 2000 and fiscal 2001, net service revenues in the Americas-Infrastructure Group were $391.2 million in fiscal 2001, an increase of $50.0 million, or 14.6%, over fiscal 2000.

        Net service revenues in the Americas-Facilities Group were $202.0 million in fiscal 2001, an increase of $1.5 million, or .7%, over fiscal 2000.

        Net service revenues in the Global Group were $228.4 million in fiscal 2001, an increase of $115.4 million, or 102.1%, over fiscal 2000. Net service revenues in fiscal 2001 included $213.3 million attributable to acquisitions in fiscal 2000 and 2001.

        Cost of Net Service Revenues.    For fiscal 2001, cost of net service revenues was $511.2 million, an increase of $124.3 million, or 32.1%, over fiscal 2000. Excluding cost of net service revenues from operations acquired during fiscal 2000 and fiscal 2001, cost of net service revenues were $339.5 million in fiscal 2001, an increase of $27.5 million, or 8.8%, over fiscal 2000. The cost of net service revenues across our business segments was generally in line with the changes in net service revenues for our business segments.

        Cost of net service revenues for the Americas-Infrastructure Group was $251.7 million in fiscal 2001, an increase of $50.3 million, or 24.9%, over fiscal 2000. Excluding cost of net service revenues from operations acquired during fiscal 2000 and fiscal 2001, cost of net service revenues for the Americas-Infrastructure Group were $213.6 million in fiscal 2001, an increase of $28.2 million, or 15.2%, over fiscal 2000.

        Cost of net service revenues for the Americas-Facilities Group was $116.6 million in fiscal 2001, an increase of $2.1 million, or 1.9%, over fiscal 2000.

        Cost of net service revenues for the Global Group was $142.8 million in fiscal 2001, an increase of $71.9 million, or 101.4%, over fiscal 2000. Cost of net revenues in fiscal 2001 consisted predominantly of the cost of net revenues attributable to acquisitions in fiscal 2000 and 2001.

        Gross Profit.    Gross profit was up $87.3 million, or 28.6%, to $392.3 million in fiscal 2001 from $305.0 million in fiscal 2000. Excluding gross profit from operations acquired during fiscal 2000 and 2001, gross profit was $272.3 million in fiscal 2001, an increase of $18.5 million, or 7.3%, over fiscal 2000. Gross profit as a percentage of net service revenues was 43.4% in fiscal 2001 compared to 44.1% in fiscal 2000.

        Gross profit for the Americas-Infrastructure Group was $217.9 million in fiscal 2001, an increase of $42.9 million, or 24.5%, over fiscal 2000. Excluding gross profit for operations acquired during fiscal 2000 and fiscal 2001, gross profit for the Americas-Infrastructure Group was $177.6 million in fiscal 2001, an increase of $21.8 million, or 14.0%, over fiscal 2000.

        Gross profit for the Americas-Facilities Group was $85.3 million in fiscal 2001, a decrease of $.7 million, or .8%, from fiscal 2000.

        Gross profit for the Global Group was $85.6 million in fiscal 2001, an increase of $43.5 million, or 103.3%, over fiscal 2000. Gross profit in fiscal 2001 consisted primarily of the gross profit attributable to the acquisitions in fiscal 2000 and 2001.

        General and Administrative Expenses.    General and administrative expenses were $346.3 million in fiscal 2001, up $81.9 million, or 31.0%, from $264.4 million in fiscal 2000. Excluding general and administrative expenses relating to the acquisitions during fiscal 2000 and 2001, general and administrative expenses were $249.6 million in fiscal 2001, an increase of $27.4 million, or 12.3%, over fiscal 2000. Approximately $8.8 million of the increase relates to an increased reserve for revenues previously recognized on a percentage of completion basis and unreimbursed contract costs on contracts completed in prior years at one of our operating companies. General and administrative expenses also increased by $4.1 million due to an increase in amortization of goodwill ($9.9 million in fiscal 2001) over 2000 primarily as a result of a full years amortization of goodwill relating to the acquisitions in April 2000. General and administrative expenses as a percentage of net service revenues was 38.3% in fiscal 2001, unchanged from fiscal 2000. In fiscal 2002, we expect general and administrative expenses to increase due to the increased costs associated with becoming a public reporting company and due to the accelerated vesting of participants’ awards under our Performance Unit Plan. In the first quarter of fiscal 2002, we terminated our Performance Unit Plan and fully vested all participants at the projected level of each participant’s target award based on estimated performance for calendar year 2002, which will be offset in part by no longer amortizing goodwill as required under FASB Statement 142. While we will recognize these expenses in fiscal 2002, our cash payments under the Performance Unit Plan will be made on the scheduled payment dates in fiscal 2003 through fiscal 2006. See “Management—Employee Benefit Plans—Performance Unit Plan.”

        ESOP Contribution and Stock Matches.    We accrued $8.4 million for stock matches in fiscal 2001, compared to $10.0 million in fiscal 2000 which included $4.5 million related to cumulative stock purchases under our Senior Executive Equity Investment Plan.

        Income from Operations.    Higher gross profit, partially offset by higher general and administrative expenses, resulted in income from operations being $37.6 million, an increase of $7.0 million, or 22.9%, over fiscal 2000.

        Interest Expense.    Interest expense (net of $1.3 million interest income in fiscal 2001) was $11.6 million in fiscal 2001, an increase of $2.4 million, or 26.4%, over fiscal 2000. The increase is the result of slightly lower (.3%) average interest rates in fiscal 2001 on $57.0 million higher average borrowings (a large portion of which was due to borrowing to consummate acquisitions), net of $.4 million of additional interest income in 2001 on notes receivable from stockholders under our Senior Executive Equity Investment Plan.

        Income Taxes.    Provision for income taxes was $8.6 million in fiscal 2001, an increase of $5.3 million over fiscal 2000, resulting from an increase in our effective tax rate of 33.0% in fiscal 2001 versus 15.2% in fiscal 2000. The low effective tax rate in fiscal 2000 is primarily the result of a one-time recognition of research and development tax credits relating to fiscal years prior to fiscal 2000 and foreign tax attributes, primarily the result of acquiring operations in Hong Kong with lower tax rates compared to the U.S.

        Net Income.    The factors described above resulted in net income of $17.4 million in fiscal 2001 compared to $18.2 million in fiscal 2000, a 4.0% decrease. Although income from operations increased by $7.0 million, an increase in interest expense of $2.4 million and increased provision for income taxes of $5.3 million resulted in a decrease in net income of $.7 million.

        Net Income Per Share—Basic.    Basic net income per share decreased $.22 per share from $.96 per share in fiscal 2000 to $.74 per share in fiscal 2001. The decrease can largely be attributed to the increase in reserves for revenues previously recognized on a percentage-of-completion basis and unreimbursed contract costs in fiscal 2001 which resulted in a decrease of $.25 per share and the increase in the effective tax rate from 15.2% in fiscal 2000 (the reasons for the tax rate in fiscal 2000 are described above) to 33.0% in fiscal 2001 which caused a decrease of $.20 per share, offset in part by the non-recurrence of the $4.5 million of Senior Executive Equity Investment Plan stock matches in fiscal 2000, which added $.13 per share.

        Fiscal years ended September 30, 2000 and September 30, 1999

        Revenues.    For fiscal 2000, revenues were $1,402.6 million, an increase of $407.5 million, or 40.9%, over fiscal 1999. Approximately $177.0 million of this increase is attributable to the acquisitions in April 2000. The increase in revenues attributable to the acquisitions in April 2000 included $60.0 million in the Americas-Infrastructure Group and $117.0 million in the Global Group. Excluding revenues from operations acquired during fiscal 2000 and fiscal 1999, revenues were $1,164.6 million in fiscal 2000, an increase from fiscal 1999 of 20.5%, or $198.0 million. Of this increase, approximately $138.0 million related to pass through revenues, and the remaining $60.0 million increase is primarily due to increased revenues from the Americas-Infrastructure Group.

        Revenues in the Americas-Infrastructure Group were $548.2 million in fiscal 2000, an increase of $132.7 million, or 31.9%, over fiscal 1999. Excluding revenues from acquisitions in fiscal 2000 and 1999, revenues in the Americas-Infrastructure Group were $480.1 million, an increase of $64.7 million (of which approximately $22.2 million were pass through revenues), or 15.6%, over fiscal 1999. The increase was due to new contracts and increases in existing contracts as a result of accelerated expenditures for United States federal and state infrastructure projects, particularly in the rail and transit sector.

        Revenues in the Americas-Facilities Group were $701.1 million in fiscal 2000, an increase of $155.6 million (of which approximately $126.1 million were “pass throughs”), or 28.5%, over fiscal 1999. Excluding revenues from operations acquired during fiscal 2000 and fiscal 1999, revenues in the Americas-Facilities Group were $648.0 million in fiscal 2000, an increase of $102.5 million (with a corresponding increase of approximately $106.8 million in pass through revenues), or 18.8%, over fiscal 1999. The increase in Americas-Facilities Group revenue was due primarily to increased private sector activity in industrial and technical projects that resulted in revenue increases of $81.2 million (of which approximately $67.5 million were pass through revenues) as well as the startup of an outsourcing contract in fiscal 2000, together with the completion of a larger outsourcing contract, that resulted in a net increase of $31.2 million (of which approximately $30.2 million were pass through revenues).

        Revenues in the Global Group were $151.3 million in fiscal 2000, an increase of $118.4 million over fiscal 1999. Virtually all of the increase is attributable to an acquisition in April 2000.

        Net Service Revenues.    For fiscal 2000, net service revenues were $691.9 million, an increase of $208.4 million, or 43.1%, over fiscal 1999. Excluding net service revenues from operations acquired during fiscal 2000 and fiscal 1999, net service revenues were $524.7 million in fiscal 2000, an increase of $60.0 million, or 12.9%, over fiscal 1999.

        Net service revenues in the Americas-Infrastructure Group were $376.5 million in fiscal 2000, an increase of $84.9 million, or 29.1%, over fiscal 1999. Excluding net service revenues from operations acquired during fiscal 2000 and fiscal 1999, net service revenues in the Americas-Infrastructure Group increased $42.5 million, or 14.6%, over fiscal 1999.

        Net service revenues in the Americas-Facilities Group were $200.5 million in fiscal 2000, an increase of $29.5 million, or 17.3%, over fiscal 1999. Excluding net service revenues from operations acquired during fiscal 2000 and fiscal 1999, net service revenues in the Americas-Facilities Group decreased $4.4 million, or 2.6%, from fiscal 1999.

        Net service revenues in the Global Group were $113.0 million in fiscal 2000, an increase of $93.2 million over fiscal 1999. Virtually all of the increase is attributable to the global acquisition in mid fiscal 2000.

        Cost of Net Service Revenues.    For fiscal 2000, cost of net service revenues was $386.9 million, an increase of $120.0 million, or 44.9%, over fiscal 1999. Approximately $74.9 million of this increase is attributable to the acquisitions in April 2000. Excluding cost of net service revenues from operations acquired during fiscal 2000 and fiscal 1999, cost of net service revenues were $283.8 million in fiscal 2000, an increase of $29.7 million, or 11.7%, over fiscal 1999. The cost of net service revenues across our business segments was generally in line with the changes in net service revenues for our business segments.

        Cost of net service revenues for the Americas-Infrastructure Group was $201.5 million in fiscal 2000, an increase of $46.7 million, or 30.1%, over fiscal 1999. Excluding cost of net service revenues from operations acquired during fiscal 2000 and fiscal 1999, cost of net service revenues for the Americas-Infrastructure Group were $179.9 million in fiscal 2000, an increase of $25.1 million, or 16.2%, over fiscal 1999.

        Cost of net service revenues for the Americas-Facilities Group was $114.5 million in fiscal 2000, an increase of $13.2 million, or 13.0%, over fiscal 1999. Excluding cost of net service revenues from operations acquired during fiscal 2000 and fiscal 1999, cost of net service revenues for the Americas-Facilities Group was $91.8 million in fiscal 2000, a decrease of $9.5 million, or 9.4%, from fiscal 1999.

        Cost of net service revenues for the Global Group was $70.9 million in fiscal 2000, an increase of $60.1 million over fiscal 1999. Virtually all of the increase in the Global Group is attributable to an acquisition in April 2000.

        Gross Profit.    Gross profit increased $88.5 million, or 40.8%, to $305.0 million in fiscal 2000 from $216.6 million in fiscal 1999. Gross profit as a percentage of net service revenues was 44.1% in fiscal 2000 compared to 44.8% in fiscal 1999. Excluding gross profit from operations acquired during fiscal 2000 and fiscal 1999, gross profit was $240.9 million in fiscal 2000, an increase of $30.3 million, or 14.4%, over fiscal 1999.

        Gross profit for the Americas-Infrastructure Group was $175.0 million in fiscal 2000, an increase of $38.3 million, or 28.0%, over fiscal 1999. Excluding gross profit from operations acquired during fiscal 2000 and fiscal 1999, gross profit for the Americas-Infrastructure Group was $154.2 million in fiscal 2000, an increase of $17.4 million, or 12.8%, over fiscal 1999. Gross profit for the Americas-Facilities Group was $86.0 million in fiscal 2000, an increase of $16.3 million, or 23.4%, over fiscal 1999. Excluding gross profit from operations acquired during fiscal 2000 and fiscal 1999, gross profit for the Americas-Facilities Group was $74.8 million in fiscal 2000, an increase of $5.2 million, or 7.4%, over fiscal 1999. Gross profit for the Global Group was $42.1 million in fiscal 2000, an increase of $33.1 million over fiscal 1999.

        General and Administrative Expenses.    General and administrative expenses were $264.4 million in fiscal 2000, up $73.5 million, or 38.5%, from $191.0 million in fiscal 1999. Excluding general and administrative expenses from operations acquired during fiscal 2000 and fiscal 1999, general and administrative expenses were $214.5 million in fiscal 2000, an increase of $27.1 million, or 14.4%, over fiscal 1999. General and administrative expenses also increased by $3.5 million due to an increase in amortization of goodwill ($5.8 million in fiscal 2000) over fiscal 1999, which was primarily the result of amortizing goodwill relating to the acquisitions in April 2000. General and administrative expenses as a percentage of net service revenues were 38.3% in fiscal 2000 compared to 39.5% in fiscal 1999.

        ESOP Contribution and Stock Matches.    We accrued $10.0 million for stock matches in fiscal 2000, including $4.5 million related to cumulative stock purchases under our Senior Executive Equity Investment Plan, compared to $5.8 million in fiscal 1999.

        Income from Operations.    Higher gross profit, partially offset by higher general and administrative expenses, resulted in income from operations being $30.6 million, or 54.3% higher in fiscal 2000 than in fiscal 1999. Approximately $7.9 million of the increase in income from operations is from the acquisitions in April 2000.

        Interest Expense.    Interest expense (net of $.9 million interest income in fiscal 2000) was $9.2 million in fiscal 2000, an increase of $4.3 million, or 88.9%, over fiscal 1999. The increase is the result of slightly higher (.7%) average interest rates in 2000 and $51.7 million higher average borrowings (a large portion of which was to fund acquisitions), net of $.2 million more accrued interest income in fiscal 2000 from stockholders’ notes under our Senior Executive Equity Investment Plan.

        Income Taxes.    Provision for income taxes was $3.3 million in fiscal 2000, a decrease of $1.2 million, or 26.5%, versus fiscal 1999, resulting from a decrease in the combined effective tax rate of 15.2% in fiscal 2000 versus 29.6% in fiscal 1999. The low effective tax rate in fiscal 2000 is primarily the result of a one-time recognition of research and development tax credits relating to fiscal years prior to fiscal 2000 and foreign tax attributes, primarily the result of acquiring operations in Hong Kong with lower tax rates compared to the U.S.

        Net Income.    These factors resulted in a net income of $18.2 million in 2000, compared to $10.5 million in fiscal 1999, a 72.4% increase over fiscal 1999. Net income increased by $7.6 million due to a $1.2 million reduction in provision for income taxes and increased income from operations of $10.8 million, the latter offset in part by increased interest expense of $4.3 million.

Quarterly Results of Operations

        The following table shows, for the periods indicated, selected data from our consolidated statements of income. This selected data has been derived from our unaudited consolidated financial statements, and we believe, includes all adjustments, consisting only of normal recurring adjustments, that are necessary for a fair presentation of the results of operations for these periods.

        This unaudited selected quarterly financial data should be read in conjunction with the consolidated financial statements and notes included elsewhere in this prospectus. Our operating results in any quarter are not necessarily indicative of the results that may be expected for any future period.

	Three Months Ended
	Dec. 31, 1999	March 31, 2000 (1)	June 30, 2000 (2)	Sept. 30, 2000 (3)	Dec. 31, 2000	March 31, 2001	June 30, 2001 (4)	Sept. 30, 2001
	(in thousands)
Total revenues	$282,005	$356,085	$366,130	$398,361	$352,122	$372,836	$399,724	$405,031
Other direct costs	150,689	211,071	165,589	183,297	143,887	149,255	167,266	165,835

Net service revenues	131,316	145,014	200,541	215,064	208,235	223,581	232,458	239,196
Cost of net service revenues	73,248	77,817	110,010	125,814	116,476	129,739	133,285	131,661

Gross profit	58,068	67,197	90,531	89,250	91,759	93,842	99,173	107,535
General and administrative expenses	51,556	59,607	79,345	73,931	81,133	80,446	97,455	87,268
ESOP contribution and stock matches	1,378	4,239	2,197	2,196	1,948	2,072	2,008	2,361

Income from operations	5,134	3,351	8,989	13,123	8,678	11,324	(290)	17,906
Interest expense, net	1,097	1,537	3,605	2,922	2,702	3,429	3,122	2,328

Income (loss) before income taxes	4,037	1,814	5,384	10,201	5,976	7,895	(3,412)	15,578
Income taxes (credit)	1,696	761	1,475	(673)	1,974	2,615	(1,148)	5,152

Net income (loss)	$ 2,341	$ 1,053	$ 3,909	$ 10,874	$ 4,002	$ 5,280	$ (2,264)	$ 10,426

(1)	The second quarter of fiscal 2000 includes a $2.8 million stock match related to cumulative stock purchases under our Senior Executive Equity Investment Plan.

(2)
The third quarter of fiscal 2000 includes the acquisitions in April 2000 of Metcalf & Eddy and the Maunsell Group. The decrease in the effective tax rate reflects the acquisition of the Maunsell Group operations in Hong Kong, which has lower tax rates than in the United States.

(3)
The fourth quarter of fiscal 2000 reflects a negative provision for income taxes and effective tax rate resulting from the one-time recognition of tax credits relating to fiscal years prior to fiscal 2000 and foreign tax attributes.

(4)
The third quarter of fiscal 2001 includes $8.8 million of increased reserves for revenues previously recognized on a percentage of completion basis and unreimbursed contract costs on contracts completed in prior fiscal years at one of our operating companies.

Liquidity and Capital Resources

        We have historically relied on cash flow from operations, proceeds from sales of stock to our employees and credit facilities to satisfy our capital requirements. In the future, we may need to raise additional funds through public or private debt or equity financings in order to:

•	take advantage of opportunities, including more rapid expansion;

•	acquire businesses; or

•	respond to competitive pressures.

        At September 30, 2001, cash and cash equivalents, other than cash in consolidated joint ventures, were $26.0 million, a decrease of $18.7 million from September 30, 2000. Our working capital at September 30, 2001 increased by $19.1 million to $155.3 million at September 30, 2001, primarily due to the acquisitions in fiscal 2001 and increased accounts receivable (resulting from increased revenue and a slight increase in the number of days receivables outstanding) which were not fully offset by increases in accounts payable and accrued expenses.

        Net cash used by operating activities was $10.1 million for the year ended September 30, 2001, a change of $23.8 million from the net cash from operating activities of $13.7 million for the year ended September 30, 2000. This change was primarily attributable to an increase in accounts receivable. Net cash used by investing activities was $28.2 million for the year ended September 30, 2001, a decrease of $31.6 million from the year ended September 30, 2000, primarily as a result of cash used for acquisitions being $38.2 million lower in fiscal 2001 than in fiscal 2000, offset by an increase in capital expenditures of $7.8 million. Net cash provided by financing activities was $15.1 million for the year ended September 30, 2001, a decrease of $62.5 million from the year ended September 30, 2000. This included private placements of senior notes of $21.0 million in fiscal 2001 versus $35.0 million in fiscal 2000 and a reduction in short-term bank borrowings of $8.8 million in fiscal 2001 versus net borrowings of $35.8 million in fiscal 2000, offset in part by an increase in mortgage notes of $2.5 million and an exchange of common stock for promissory notes of $2.1 million in fiscal 2001 relating to the merger with the Maunsell Group in fiscal 2000.

        We have $116 million of senior unsecured fixed-rate notes outstanding and issued as follows:

•	$60 million of 6.93% senior unsecured notes due June 9, 2008 with equal annual principal payments of $8.6 million commencing June 9, 2002;

•	$35 million of 8.38% senior unsecured notes due April 14, 2012 with equal annual principal payments of $7.0 million commencing April 14, 2008; and

•	$21 million of 6.47% senior unsecured notes due October 6, 2006 with equal annual principal payments of $7.0 million commencing October 7, 2004.

        The 6.47% senior unsecured notes were issued under a three-year, $75 million uncommitted shelf facility with the Prudential Capital Group. We currently have $54 million available under this facility which expires at the earlier of July 2004 or the date on which the remaning availability is used. At any time prior to this expiration, we can request to issue long-term debt under this facility. The interest rate on these notes will reflect our credit standing as well as prevailing market rates of interest at the time of issuance.

        Interest on all of the notes are payable either quarterly or semiannually in arrears, and all of the notes are subject to restrictive covenants, including a minimum interest coverage ratio, minimum fixed charge coverage ratio, maximum consolidated debt ratios and minimum consolidated net worth levels.

        We have an unsecured committed line of credit with a syndicate of banks led by Bank of America for $130 million, consisting of a maximum of $120 million available for funded debt and financial letters of credit and $10 million for performance letters of credit. The line of credit expires on May 31, 2004. At September 30, 2001, we had borrowed $30.8 million and the bank had issued $4.0 million of financial letters of credit on our behalf under the $120 million revolver and $3.1 million of performance letters of credit on our behalf. At September 30, 2001, $49.0 million of the remaining $85.2 million unused under the line was available for funding as a result of a limit on the maximum funded debt available based on our leverage ratio covenant. The line of credit provides for interest at either the bank’s base rate or 1.75% over the Interbank Offered Rate (“IBOR”), reducing in steps (to a maximum reduction of .75%) as specified leverage ratios are attained. The variable percentage depends on our leverage ratio at the end of the preceding quarter. At September 30, 2001, the variable percentage under the line of credit for the IBOR borrowing was 1.625%, and the effective borrowing rate was 4.35% per annum. We are required to comply with financial and other covenants, including limitations on the incurrence of debt, dividends and similar distributions and maintenance of minimum fixed charge coverage ratios and minimum consolidated net worth levels.

        Other than expenditures of approximately $7.0 million associated with the recent move of our Los Angeles offices, normal property and equipment additions and replacements and commitments under our Performance Unit Plan, we currently do not have any significant capital expenditures or outlays planned. If we acquire any additional business in the future, however, additional working capital may be required.

        We believe that our internally generated funds and amounts that are expected to be available to us under our uncommitted facility and line of credit are adequate to provide for our currently identifiable working capital requirements for at least the next 12 months.

Recently Issued Accounting Standards

        Statements of Financial Accounting Standards No. 141—Business Combinations and No. 142—Goodwill and Other Intangible Assets (“SFAS 142”) were issued by the Financial Accounting Standards Board (“FASB”) in July 2001. SFAS No. 141 eliminates the pooling of interest method of accounting for business combinations after July 1, 2001. This statement also changes the criteria to recognize intangible assets apart from goodwill. SFAS No. 142 no longer permits amortization of goodwill (including goodwill existing prior to the date of adoption of SFAS 142) on intangible assets with indefinite lives. Instead, goodwill must be tested for impairment using a fair value approach in accordance with SFAS 142. We will apply the new rules on accounting for goodwill beginning in the first quarter of fiscal 2002. We are currently in the process of quantifying the impact of the new standards. However, we anticipate that virtually all amortization of goodwill as a charge to earnings will be eliminated. During fiscal 2002, we will also perform the first of the required impairment tests of goodwill, which will be completed by March 31, 2002.

Quantitative and Qualitative Disclosure About Market Risk

        We are exposed to market risk, primarily related to foreign currency exchange rates and interest rate exposure of our debt obligations that bear interest based on floating rates. We actively monitor these exposures. To manage these exposures, we may enter into a variety of derivative financial instruments to reduce our exposure to market risk by creating offsetting exposures. Our objective is to reduce, where it is deemed appropriate to do so, fluctuations in earnings and cash flows associated with changes in foreign exchange rates and interest rates. It is our policy and practice to use derivative financial instruments only to the extent necessary to manage our exposures. We do not use derivative financial instruments for speculative purposes.

        Foreign Exchange Rates.    We are exposed to foreign currency exchange movements, primarily in the United Kingdom, Australia, and Hong Kong currencies. We limit exposure to foreign currency fluctuations in most of our contracts through provisions that require client payments in currencies corresponding to the currency in which costs are incurred. As a result, we generally do not need to hedge foreign currency cash flows for contract work performed. The functional currency of all significant foreign operations is the local currency. At September 30, 2001, we had forward foreign currency exchange contracts for the Hong Kong dollar to be used to fund the repayment of debt. The aggregate notional amounts of these contracts were $30.8 million for sale of foreign currencies. At September 30, 2000, we had $40.8 million notional amounts of forward foreign currency exchange contracts for the Hong Kong dollar to be used to fund the repayment of debt. There can be no assurance that our results will not be affected by foreign currency rate changes in the future.

        Interest Rates.    Our revolving credit facility and certain other debt obligations are subject to variable rate interest which could be adversely affected by an increase in interest rates. As of September 30, 2001, we had borrowings of $30.8 million under our credit facility. Interest on amounts borrowed under the credit facility is subject to adjustment based on certain levels of financial performance. For IBOR borrowings, the applicable margin added to IBOR can range from 1.00% to 1.75%.

        We will repay a portion of our existing indebtedness with the proceeds from the IPO. We invest our cash in money market securities, which are subject to minimal credit and market risk.

BUSINESS

Overview

        We are a worldwide leader in providing a broad range of technical professional services to government agencies and large corporations. We have built leading positions in a number of industry sectors and strategic geographic markets through a global network of more than 25 major operating offices and 13,800 employees. Our revenues have increased from $724.5 million in fiscal 1997 to $1,529.7 million in fiscal 2001, a compounded annual growth rate of 20.5%.

        Our technical professional services include consulting and design services and program and construction management, as well as outsourced technical staffing and logistical support services. Our industry sectors include:

• Transit, Rail and Maritime	• Aviation
• Highways and Bridges	• Government Facilities
• Water and Wastewater	• Technical and Industrial Facilities
• Environmental Management	• Commercial Facilities

        We provide our services in the major markets of the world, including the United States, Asia, Europe, Australia and the Middle East. This combination of providing a broad range of technical professional services in a number of industry sectors and strategic geographic markets made us one of the leading design firms in the United States based on revenue in 2000, according to the 2001 McGraw Hill Engineering News Record Design Survey.

        Our clients consist of the United States and other national governments, state and local governments and agencies and private entities. The majority of our projects are under multi-year contracts on a cost-plus or a negotiated-fee basis.

        Our strategic advantage lies in our ability to build leadership positions across industry sectors, service lines and geographies. The dynamic interface among these three elements enables us to better serve our clients, drives our growth and positions us to take advantage of future opportunities.

Our Market Opportunity

        The worldwide professional services industry encompasses companies that provide highly-specialized or value-added services to other organizations. Specific services provided include consulting (technical, accounting, management, legal and advertising), business support services (engineering, environmental and facilities management, and food services), human resources management (payroll and benefits) and permanent and temporary staffing (executive, professional, clerical, health care and information technology).

        Technical professional services represents one segment of the professional services industry. This segment includes specialized engineering, consulting, design, program and construction management and outsourcing for business and government. These services are provided on infrastructure, environmental, industrial, government and commercial projects. Several thousand firms worldwide compete in this fragmented industry. According to Engineering News Record, the largest 100 global design firms generated over $41.3 billion of global revenues in 2000 and the largest 500 U.S. design firms grew at a compounded annual growth rate of 9.2% between 1998 and 2000.

        The principal client base includes local, state and national governments, as well as private businesses, which are becoming increasingly reliant on professional services that are either not readily available from internal resources or are not within their core competencies. Industry growth is being further led by factors ranging from population growth, outsourcing and rapid economic development to increased globalization, competition and technological advancement.

        Businesses and governments increasingly require technical professional services that span across industries, service lines and geographies, and those firms able to provide both project-specific unbundled services and integrated solutions are best positioned to meet these needs. As such, global scale combined with a full breadth of technical capabilities provide a significant advantage in developing and delivering solutions to meet the most complex challenges. In addition, because much of the technical professional services industry is dependent on the strength of long-term relationships, proximity to businesses and governments at a local level is instrumental to understanding the challenges faced by these entities, gaining their confidence and ultimately delivering comprehensive services. The technical professional services that we provide may be divided into the three principal categories of infrastructure, environmental and facilities services.

        Infrastructure Services

        Infrastructure development is a growing priority for both developed and developing countries, as continued population and economic growth place significant strains on the existing infrastructure, which includes transit, rail and maritime facilities and highways and bridges.

        Transit, Rail and Maritime.     Governments around the world continue to make significant investments in new and upgraded transit, rail and maritime facilities. Virtually every major city in the world has a significant expansion or renovation program underway. For example, the United Kingdom’s ten-year plan for the country’s rail network calls for $90 billion in spending to upgrade main inter-city rail links, improve junctions, and develop major new city center rail links. In Hong Kong, the administration has six new railway lines slated under its latest railway development strategy as part of its 15 year, approximately $25.6 billion investment plan.

        Highways and Bridges.    The highways and bridges market has been fueled by major public spending projects such as the Transportation Equity Act for the 21st Century (TEA-21) in the United States, which is a five-year, $218 billion federal initiative to upgrade transportation infrastructure through 2003, the United Kingdom’s ten-year, approximately $35 billion plan, and the Hong Kong Highway Department’s major works program that is part of a nine-year, approximately $51.3 billion plan for capital works investment.

        Environmental Services

        Public and private organizations’ heightened concern for environmental issues, including in particular those caused by continued agricultural, residential, industrial and commercial development, has led to a sustained increase in environmental programs. These programs encompass water supply and treatment, wastewater treatment and disposal, stormwater runoff management, solid waste management, hazardous waste treatment, brownfield reclamation and sustainable land use development, and resource management and ecology.

        Water and Wastewater.    Water quality and supply and wastewater management dominate the growth in environmental programs. Insufficient drinking water supplies, concern over the cost, quality and availability of water and the need in many parts of the world to replace aging and develop new infrastructure are critical social and economic concerns. According to the United States Environmental Protection Agency (USEPA), contamination of groundwater and surface water is one of the most serious environmental problems facing the United States. The USEPA expects that $325 billion will be needed for water and wastewater infrastructure upgrades over the next 20 years. In addition, the World Bank and the Organization for Economic Co-operation and Development (OECD) have identified water quality as one of the most serious issues currently facing developing countries. The World Bank estimates that global investments in water infrastructure will exceed $600 billion over the next decade.

        Environmental Management.    Around the world, increased environmental legislation is a significant trend. More than 1,200 sites in the United States remain to be addressed on the Superfund National Priority List and an additional 3,000 sites still need to be assessed for possible inclusion. The USEPA reports many cases of contaminated sediments from industrial discharges polluting major rivers across the country and there are incentives to convert former industrial sites to productive new uses. Outside the United States, active growth areas include environmental approvals, corporate auditing and reporting, transport infrastructure environmental reviews, urban waste management, contaminated land assessment and the preparation and implementation of environmental management plans.

        Facilities Services

        Facilities services include institutional, industrial and commercial facilities. This sector may be categorized into four segments: aviation, government facilities, technical and industrial facilities and commercial facilities.

        Aviation.    The $50 billion AIR-21 legislation in the United States has resulted in large airport improvement programs funded by increased passenger facility charges. While the events of September 11, 2001 have temporarily dampened demand for airport facility expansion, we believe that the longer term need to increase aviation infrastructure still exists. In addition, the United States Aviation and Transportation Security Act authorizes up to $1.5 billion in 2002 and 2003 to increase security at airports, including redesigning of facilities. Government spending has fueled major airport maintenance and expansion programs in order to meet present and future travel needs.

        Government Facilities.    In the public sector, technological advancement and shifts in governmental priorities are the principal drivers of demand. Some examples include: a renewed focus on security systems; replacement and renovation of older buildings; new research and testing facilities for the U.S. Department of Energy; new support and training facilities for the U.S. Department of Defense; construction of courthouses and drug treatment facilities; and expansion and renovation of education facilities.

        Outside the United States, there is strong demand in Hong Kong for public housing, including new towns, and in the United Kingdom, there is strong demand for expanded and modernized health and school facilities.

        Technical and Industrial Facilities.    This sector includes facilities for such markets as manufacturing and distribution, financial, newspapers and publishing, information technology and communications, food and beverage, research and development, and aerospace. These facilities are technically driven with significant mechanical and electrical engineering requirements. Consequently, the clients in this sector often need front-end consulting to help them in developing solutions to these needs. Integrated project delivery is important in this sector due to client demands for single source responsibility and speed to market, as well as the trend towards outsourcing of facilities management functions. Both commercial and technical and industrial facilities are more sensitive to economic cycles than government facilities. Outside the United States, the outlook for the natural resources mining sector, particularly in Australia and Asia, has improved.

        Commercial Facilities.    This sector includes office buildings and office campuses and leisure and entertainment venues, such as hotels and theme parks. There is an increased demand for energy-efficient and environmentally sensitive building systems as well as design solutions to optimize employee satisfaction and productivity. This sector requires such skills as architecture, interior and workplace design, information technology and structural, mechanical and electrical engineering.

Our Competitive Strengths

        We have the experience, personnel and infrastructure to lead our clients through their most complicated and critical technical undertakings. We create value by leveraging our worldwide network of industry knowledge and technical expertise across global geopolitical bases to provide superior technical professional advice and services. We believe that our approach, as outlined below, distinguishes us from our competitors.

        We combine global geopolitical reach with technical expertise

        We have a global network of more than 13,800 employees in ten operating companies with projects in more than 60 countries. This allows us to deliver technical professional services solutions to the most complex challenges. Also, our clients benefit from a firm that possesses intimate local knowledge and expertise yet is supported by the size, presence and leverage of one of the world’s largest professional service companies. Nevertheless, each of our operating companies has retained its individual niche service line- or industry-specialization, brand name, local reputation and client relationships.

        We are diversified across service lines, industry sectors and geographies

        We believe that we are among the leaders in offering a broad array of technical professional services to our clients, with depth of industry and service line experience and expertise in many engineering segments. We are able to deploy our professionals across the world to work on a particular assignment. This diversification enables us to take advantage of changing business, technological and economic conditions worldwide, and allows us to better manage through market cycles.

        We have long-standing relationships with a number of large corporations and government entities

        During our nearly 100 years of experience, we have developed long-term relationships with a number of large corporations and government entities worldwide. We have gained experience from successfully completing thousands of projects that allow us to apply proven solutions to client problems. Our commitment to client satisfaction serves to strengthen and extend our relationships. More than two-thirds of our top 100 clients in fiscal 2001, ranked by revenues, have been our clients for at least five years. Leveraging these relationships for repeat business opportunities and expanding the scope of value-added services provides other significant growth potential.

        We have successfully identified, executed and assimilated acquisitions of other companies

        Since the beginning of fiscal 1996, we have acquired 15 firms. Each firm has performed in line with, or exceeded, expectations and is performing above pre-acquisition operating levels. As part of our long-term strategic planning process, these firms were chosen specifically to add complementary service lines or industry expertise or to broaden our geographic reach. The performance of our acquisitions reflects our disciplined strategy, which aims to ensure that acquisition targets offer compelling fit and synergy opportunities.

        We possess talented, experienced and motivated employees

        We have a highly talented, dedicated and experienced work force, strategically located across the globe, led by a proven, motivated executive management team. Our executive officers have an average of 22 years of experience with us, and 33 years in our industry. As one of the largest employee-owned companies in our industry, our philosophy has long been directed at providing employee incentives and benefits designed to optimize performance and to ensure our ability to attract and retain a quality work force.

Our Strategy

        Our strategy is to maintain our leadership position in each industry sector, service line and geographic area in which we operate, using the following key elements:

        Continue diversification in industry sectors, service lines and geographic regions, primarily through acquisitions

        We will continue to seek out and acquire companies that have technical niche and regional leadership positions that will complement or expand our current expertise and geographic presence. We will expand the roles of the acquired companies and their management, while capitalizing on their brand names in their niches. Our acquisition approach enables our operating companies to continue to focus on their core businesses while we overlay strategic initiatives to cross-sell and share complementary talents. An example of this strategy is our acquisition on October 11, 2001 of Oscar Faber plc, a building engineering and transportation planning firm based in the United Kingdom.

        Increase cross-selling and technology transfer

        Our strategic planning process emphasizes the cross-selling of our combined expertise and geographic presence among all our operating companies. This enables us to present ourselves to our clients as one of the world’s largest technical professional service companies when the project or client requires this capacity. For example, we recently brought together our expertise in transit and rail, geotechnical, tunneling and environmental services and combined that expertise with our long-standing presence in the New York area to be selected for the preliminary engineering design for the new Second Avenue Subway line in New York City.

        Maintain and expand our long-standing client relationships

        We have developed long-standing relationships with a number of government agencies worldwide as well as many large corporations. We will continue to focus on our commitment to client satisfaction to strengthen and expand these relationships. In some cases, these relationships span decades. For example, we have provided services for the District of Columbia Water & Sewer Authority since 1935, the Illinois State Toll Highway Authority since 1956 and the Hong Kong administration since 1973.

        Retain and recruit highly experienced personnel

        The most valuable asset of any professional services company is its personnel. We have a highly talented, dedicated and experienced work force. We will continue to provide our employees an opportunity for ownership and other incentives and benefits designed to optimize their performance and to enhance our ability to attract and retain personnel. We believe that these programs align the interests of our personnel with those of our clients and stockholders and foster the cross-selling and technology transfer described above.

Services

        We offer our professional technical services individually or on an integrated basis for clients, including those described below.

        Design, Engineering and Consulting

        We provide consulting, planning, design and engineering services on a fee basis across all of our industry sectors. Our design and engineering services include civil, structural, geotechnical, mechanical, process and environmental engineering, as well as architectural and interior design. We also provide consulting and planning services and related specialty technical services to various industry sectors, including master planning, strategic planning, communications and security, policy development, urban planning, financial planning, intelligent traffic systems engineering and logistics planning.

        In addition to the consulting, planning, design and engineering services listed above, which often span across industry sectors, we also provide niche specialty services within industry sectors. For example, in the transportation sector we provide ridership and revenue studies, demand modeling, tunneling and ventilation, fueling systems and traffic management centers. For the environmental sector, we provide regulatory compliance planning, environmental modeling, sanitary engineering, brownfield reclamation and sustainable land use development programs. For the facilities sector we provide rollout programs, supply web analysis, workplace strategies and operations rationalization.

        Program Management and Construction Management

        We provide program management and construction management on a fee basis across all of our industry sectors. These services may begin with a small consulting contract and develop into an overall management role of the project or a series of projects. Program and construction management contracts typically employ a staff of 10 to more than 100 persons and, in many cases, operate as outsourcing arrangements with our staff being located at the project site.

        Some private clients for whom we have completed consulting and preliminary design services have agreed to have us provide them with a negotiated guaranteed maximum price for the design and build phase of the project. This type of construction management is conducted on a negotiated-fee basis and, though we are allowed to include contingencies and a fee for the services, we do assume the risk for the completion of the construction. In these cases, we subcontract all of the construction activities and add a contingency and fee prior to negotiating the guaranteed maximum. In the case of specialty public projects, we also do construction management at risk, as well as for a fee, but in these cases we will typically subcontract the construction phase to contractors.

        While these integrated services are important skills to offer our clients, construction management at risk projects only represent approximately 15% of total net revenues for fiscal 2001.

        Outsourcing

        We offer outsourced technical staffing and logistical support services. We also provide support services at major facilities and complexes for the United States government, which we refer to as operations and maintenance services. Contracts for outsourcing, including operations and maintenance, are typically charged on a cost-plus basis, or a bid fee for negotiated services. Except for key management personnel, most of the operations and maintenance business personnel are employed for a period not in excess of the term of the contract on which they are working. Services provided by us include the operation and maintenance of housing, community facilities, life support systems, infrastructure, fire protection, security, utilities and vehicle maintenance. We also provide recruitment and placement of technical staff and services for cities that have outsourced all or a portion of their engineering or planning functions.

Industry Sectors

        We group the industry sectors in which we operate into three segments: the Americas-Infrastructure Group, the Americas-Facilities Group and the Global Group. The strength and diversification of each of these three segments as well as the interfaces between them are key elements of our strategy. The overlap of skills between these segments and the industry sectors and geopolitical regions that comprise them also provides our individual operating companies with the understanding of how to best utilize all of our technical resources.

        Other interfaces between the segments result from the fact that many large-scale infrastructure and facility projects include a number of different areas of expertise. As an example, an airport program may involve major buildings and infrastructure or some of our infrastructure operating companies may provide services for facility projects such as new town developments. Typically the program management, construction management and design of buildings are handled by the Americas-Facilities Group, while the engineering for runways, environmental facilities, roads and other forms of transportation infrastructure is handled by the Americas-Infrastructure Group and the Global Group. Similarly, as our clients expect the best technical people for their projects, our senior staff and their support people become involved in projects in all three segments.

        The following table sets forth the revenues attributable to each of our business segments for the periods indicated:

	Year Ended September 30,
	1999	2000	2001
Americas-Infrastructure Group	$415,485	$ 548,189	$ 684,433
Americas-Facilities Group	545,532	701,113	564,339
Global Group	32,919	151,334	277,475

Total (1)	$993,936	$1,400,636	$1,526,247

(1)	See reconciliation in Note P to the Notes to our Consolidated Financial Statements appearing elsewhere in this proxy statement/prospectus.

        The following are the various industry sectors and geopolitical regions within our three business segments:

        Americas-Infrastructure Group

        Transit, Rail and Maritime.    We offer consulting, planning, design, engineering, program and construction management and other services for light rail, heavy rail (including high speed, commuter and freight), multimodal transit projects and ports and harbors. In fiscal 2001, we provided services in connection with such major transit, rail and maritime programs as the:

•	Southern New Jersey Light Rail—for our client, New Jersey Transit, a 34-mile transit system in Burlington, Camden and Mercer Counties, New Jersey;

•
Alameda Corridor in Los Angeles—for our client, the Alameda Corridor Transportation Authority, a 20-mile express freight rail line that will connect the ports of Los Angeles and Long Beach to the transcontinental rail network east of downtown Los Angeles;

•
Washington Metrorail and Metrobus System—for our client, Washington Metropolitan Area Transit Authority, on-call services for broad engineering support of the rail and bus transit system in Washington, DC;

•	Pier 400 in Los Angeles—for our client, the Port of Los Angeles, infrastructure access for a pier that, when completed, will be the largest exclusive container terminal in the world; and

•
Tren Urbano Rapid Transit System in Puerto Rico—for our client, the Department of Transportation of the Commonwealth of Puerto Rico, a double track, 14 station, 10.6-mile light rail line that will be the first rapid transit system in the Caribbean.

        In addition, we were recently selected for the preliminary engineering design for the new Second Avenue Subway line in New York City.

        Highways and Bridges.    We offer consulting, planning, design, engineering, program and construction management and other services in connection with interstate, primary and secondary urban and rural highway systems and bridge projects. In fiscal 2001 we provided services in connection with such major highway and bridge programs as the:

•	Maricopa Country Arizona Regional Freeway System—for our client, the Arizona Department of Transportation, general consulting services for this 107-mile regional freeway system;

•	Texas Turnpike—for our client, the Texas Turnpike Authority, three sections of a new turnpike facility with electronic toll collection in Austin, Texas;

•	Williamsburg Bridge—for our client, the New York Department of Transportation, the renovation of the largest suspension bridge crossing New York’s East River;

•
Chicago Skyway—for our client, the Chicago Department of Transportation, consulting engineering, including system inspection and repair recommendations, for the 7.8-mile toll bridge connection between Interstate 94 and Interstate 90 at the Illinois-Indiana border; and

•	US Route 17—for our client, the New Jersey Department of Transportation, the renovation of a 15-mile section of Route 17 in Bergen County.

        Water and Wastewater.    We offer consulting, planning, design, engineering, program and construction management and other services for water and wastewater treatment and transmission facilities. During fiscal 2001, we provided services in connection with such major water/wastewater facilities as the:

•	Nashville Overflow Abatement Program—for our client, the Davidson County Metropolitan Department of Water/Sewage Services, including a new 160-million gallon-per-day wastewater treatment plant;

•	Massachusetts Water Resource Authority—for our client, the Massachusetts Water Resources Authority, the wastewater treatment facility at Deer Island as part of the Boston Harbor Cleanup program;

•	Croton Water Supply System in New York—for our client, the New York Department of Environmental Protection, a new water treatment facility in New York;

•	South Austin Texas Regional Wastewater Treatment Plant—for our client, the City of Austin, Texas, an expansion of the regional wastewater treatment facility; and

•	Blue Plains Advanced Wastewater Treatment Plant—for our client, the District of Columbia Water and Sewer Authority, a 370-million gallon-per-day advanced treatment facility.

        Environmental Management.    We offer planning and analysis, remediation design and management, development of waste handling practices, testing and monitoring and other environmental management services. During fiscal 2001, we provided services in connection with such major environmental management programs as the:

•	Environmental Protection Agency Response Action Contract—for our client, the U.S. Environmental Protection Agency, technical support for the remediation of Superfund sites throughout New England;

•	Reynolds Aluminum Remediation—for our client, Reynolds Metals Company, a dredging and remediation program for the St. Lawrence River, Massena, New York;

•	Griffis Air Force Base Soil Remediation—for our client, the U.S. Air Force, a site remediation program prior to converting a base in Rome, New York to civilian use;

•
Florida Dry Cleaner Site Remediation Program—for our client, the Florida Department of Environmental Protection, a state-wide program to analyze and remediate contaminated soils at dry cleaner sites; and

•
Fort Trumbull Peninsula Plan—for our client, New London Development Corporation, a brownfield redevelopment program to reclaim contaminated land on Fort Trumbull Peninsula in New London, Connecticut for future commercial use.

        Americas-Facilities Group

        Aviation.    We offer consulting, planning, design, engineering, program and construction management and other services for aviation facilities. During fiscal 2001, we provided services in connection with such major aviation facilities as the:

•	American Airlines Terminal—for our client, American Airlines, a new 2.2 million square foot terminal at John F. Kennedy International Airport in New York;

•	United Airlines Cargo Facility—for our client, United Airlines, a 450,000 square foot advanced cargo handling facility at Chicago’s O’Hare International Airport;

•
Ronald Reagan Washington National Airport and Washington Dulles International Airport Expansion Program—for our client, Metropolitan Washington Airports, a 10-year renovation and modernization program;

•	Chicago O’Hare International Airport Expansion Program—for our client, the Chicago Department of Aviation, an expansion and modernization program; and

•	Salt Lake City International Airport Expansion Program—for our client, the Salt Lake City Department of Airports, an expansion and modernization program.

        Government Facilities.    We offer consulting, planning, design, engineering, program and construction management and other services for government facilities of all types. During fiscal 2001, we provided services in connection with such major government facilities as the:

•	U.S. Department of Defense Army Camp in Doha, Kuwait—for our client, the U.S. Army, operations and maintenance services for a facility serving more than 5,000 military personnel;

•	Detroit Public School System Renovation and Expansion Program—for our client, the Detroit Public School System, a facilities renovation and expansion program;

•	U.S. Department of Defense Pentagon Renovation—for our client, the Department of Defense, a 10-year renovation program;

•	FEMA Emergency Management Response Program—for our client, the Federal Emergency Management Agency, on-call services for disasters and emergencies; and

•	U.S. Government Classified Projects.

        Technical and Industrial Facilities.    We offer consulting, planning, design, engineering, program and construction management and other services on an independent or fully integrated basis for a variety of niche markets including manufacturing, distribution, aviation, aerospace, newspapers and printing, pharmaceuticals and research and development, food and beverage and information technology and communications facilities. This technical facility expertise has been cross sold into Global Group geographic markets. During fiscal 2001, we provided services in connection with such major technical and industrial facilities as the:

•	New York Post Production Plant—for our client, the New York Post (a subsidiary of The News Corporation), a 430,000 square foot newspaper printing and distribution facility in South Bronx, New York;

•	Sky Chefs Flight Kitchens—for our client, LSG Sky Chefs (a Lufthansa subsidiary), an upgrade and new construction program of Sky Chefs global network of flight kitchens;

•	Bank of America Trading Facilities—for our client, Bank of America, an 80,000 square foot trading facility in New York City;

•	Greater Philadelphia Newspaper Production Facility—for our client, the Journal Register Company, a 100,000 square foot newspaper printing and distribution facility in Philadelphia, Pennsylvania; and

•	Equinix Data Management Center—for our client, Equinix Inc., a 130,000 square foot data center in Chicago, Illinois.

        Commercial Facilities.    We offer consulting, planning, architectural and interior design, engineering, program and construction management and other services for a variety of commercial projects including corporate headquarters, high-rise office towers, building renovations, corporate campuses and large-scale master planned communities. During fiscal 2001, we provided services in connection with such major commercial facilities as the:

•	BMC Software, Inc.—for our client, BMC Software, Inc., a new office campus in Houston, Texas;

•	Cinco Ranch—for our client, Terrabrook, the master plan and implementation of a 5,300 acre master planned community in Houston, Texas;

•	RAND Corporation—for our client, Rand Corporation, a new headquarters complex in Santa Monica, California;

•	Charles Schwab & Co., Inc.—for our client, Charles Schwab & Co., Inc., a new office campus in Phoenix, Arizona; and

•	Hughes Center Commercial Complex—for our client, Lowe Enterprises, a 1.4 million square foot commercial facility in Los Angeles, California.

        Global Group

        Infrastructure.    We offer consulting, planning, design, engineering, program and construction management and other services to clients predominantly in the transit, rail and maritime, highways and bridges, water and wastewater, and environmental management sectors. The Global Group has also developed specialized expertise in tunneling, geotechnical and long-span bridge engineering that has been cross-sold into certain large United States infrastructure projects. During fiscal 2001, we provided services in connection with such major global infrastructure programs as the:

•	Copenhagen Metro System—for our client, COMET (a joint venture servicing the Metro System of Copenhagen), a 21-kilometer light rail line;

•	Kuala Lumpur Elevated Highway—for our client, PERCON (a joint venture servicing the Government of Malaysia) design of a new 7.9-kilometer elevated highway in Kuala Lumpur, Malaysia;

•	Tsing Lung Bridge—for our client, Hong Kong Highways Department, the new Tsing Lung Bridge, which will be the third longest suspension bridge in the world with a main span of 1,418 meters;

•	Inner City Bypass—for our client, Leighton Contractors, a 4.5-kilometer urban arterial roadway in Brisbane, Australia; and

•	Nottingham Express Transit System—for our client, Carillion Infrastructure Projects, a new 14-kilometer tram system to serve the greater Nottingham, England area.

        Facilities.    We offer consulting, planning, design, interior design, building and structural engineering, program and construction management and other services, especially in the United Kingdom, Hong Kong, China and Singapore. During fiscal 2001, we provided services in connection with such major global facilities programs as the:

•
New Town Development Programs—for our client, Hong Kong Territory Development Department, infrastructure for the Shatin, Tai Po and Tseung Kwan O New Towns in Hong Kong with a projected combined population of 1.5 million;

•	Housing Development Programs—for our client, Hong Kong Housing Authority, a broad range of services for numerous public housing projects in Hong Kong;

•	BBC Broadcasting House—for our client, British Broadcasting Corporation, an 800,000 square foot broadcasting and office complex in London;

•	Paddington Central Commercial Development—for our client, Development Securities, a 700,000 square foot mixed-use commercial development in London; and

•	Oxford Chemistry Research Building—for our client, University of Oxford, a 200,000 square foot advanced chemistry reseach laboratory.

        Certain of the projects listed above were performed by Oscar Faber plc, which merged with us on October 11, 2001.

Clients

        Our clients consist primarily of the United States and other national governments, state and local governments and agencies and large corporations. The following table sets forth our total revenues attributable to these categories of clients for each of the periods indicated:

	Year Ended September 30,
	1999	%	2000 (1)%		2001	%
	(dollars in thousands)
U.S. Government	$218,415	22%	$ 265,910	19%	$ 206,033	13%
Private entities	366,203	37	503,327	36	576,929	38
State and local governments and agencies	375,064	38	501,648	36	600,885	39
Non-U.S. governments	35,450	3	131,696	9	145,866	10

Total	$995,132	100%	$1,402,581	100%	$1,529,713	100%

(1)	Includes services and projects performed by our Maunsell and Metcalf & Eddy, Inc. operating companies for approximately the last five months of fiscal 2000.

        Other than the United States Government, no single client accounted for 10% or more of our revenues in any of the past five fiscal years. For fiscal 2001, our top 25 projects accounted for only 21% of our total revenues.

Contracts

        The price provisions of the contracts we undertake can be grouped into two broad categories: cost-plus and fixed-price. The majority of our contracts are of the cost-plus type.

        Cost-plus contracts, which is the predominant contracting method in the Americas, provide for reimbursement of costs and overhead incurred by us plus a predetermined fee. Under some cost-plus contracts, our fee may be based on quality, schedule and other performance factors.

        Fixed-price contracts, which is the most common contracting method outside the Americas, are of two types. The first involves performing an estimated number of units of work at an agreed price per unit, with the total payment under the contract determined by the actual number of units performed. The second involves performing all of the work under the contract for a specified lump-sum. Lump-sum contracts are ordinarily subject to price adjustments if the scope of the project changes.

        Many of our lump-sum contracts are negotiated and arise in the design of projects with a specific, known scope, similar to construction management at risk. Under construction management at risk for private clients, we are responsible for the design of the facility, and then the contract price is negotiated after we have secured specific bids from various subcontractors and added a contingency and fee. Under certain fixed-price contracts for public sector clients, we may act as the general contractor on the project, but subcontract on a fixed-price basis the construction to other contractors. Some of our contracts require us to provide performance bonds to assure our clients that their project will be completed. We have mitigated the risks of lump-sum contracts by contracting to complete the projects based on our design as opposed to a third party’s design, by not self-performing the construction, by not guaranteeing new or untested processes or technologies and by working only with experienced contractors with whom we have a significant history and who predominantly are bonded. When a public agency seeks a design and construct approach for major infrastructure projects, we typically act as the fixed-price design subcontractor to the general construction contractor and do not assume overall project or construction risk.

        Some of our larger contracts operate under joint ventures or other arrangements under which we team with major companies with whom we have worked for many years. This is often done when we want to strengthen either our geopolitical position or our technical skills.

        Some of our contracts relate to projects that have elements that are classified for national security reasons. Although most of our contracts are not themselves classified, persons with high security clearances are often required to perform portions of the contracts. We believe that our employment of personnel with high security clearances is helpful in obtaining such contracts.

        Doing business with governments, including the United States government, is complex and requires the ability to comply with intricate regulations and satisfy periodic audits. We believe that the ability to understand these requirements and to successfully conduct business with government agencies is a barrier to entry for smaller, less sophisticated competitors.

Backlog

        Our total backlog as of September 30, 2001 was $1,579.2 million, of which we expect $1,034.1 million to be completed within the next twelve months. Our total backlog as of September 30, 2000 and 1999 was $1,573.7 million and $762.2 million, respectively.

        In the case of non-government customers, backlog includes future revenue at contract rates plus estimates for pass through costs, in respect of executed contracts, excluding contract renewals or extensions that are at the discretion of the client. In the case of contracts with government clients, backlog includes the extent of the funding authorization received. Contracts with a not-to-exceed maximum amount are included to the extent of the remaining estimated amount. Backlog is calculated without regard to possible project reductions or expansions or potential cancellations until such changes or cancellations occur.

        Backlog is expressed in terms of gross revenues and therefore may include significant estimated amounts of third party, or “pass through” costs. Moreover, our backlog for the period beyond 12 months may be subject to large variations from year to year as contracts are completed or renewed or major new contracts are awarded. As a result, we believe that year-to-year comparisons of the portion of backlog expected to be performed more than one year in the future are difficult to interpret and not necessarily indicative of future revenues or profitability. Because backlog is not a defined accounting term, our computation of backlog may not necessarily be comparable to that of our peers.

Marketing

        We coordinate and supplement, when appropriate, the marketing strategies of our operating companies. This includes our cross-selling initiatives. However, each of our major operating companies has the primary responsibility for client development within its technical specialties and geographic region. In marketing their services, our operating companies emphasize their long operating histories, their willingness to undertake creative and demanding assignments, and prior professional achievement. We believe that client satisfaction as well as professional excellence and technical achievement are important factors in our business.

Insurance and Risk Management

        We maintain insurance covering professional liability, as well as for claims involving bodily injury and property damage. We have historically enjoyed a favorable loss ratio in all lines of insurance and management considers our present limits of liability, deductibles, and reserves to be adequate. Wherever possible, we endeavor to reduce or eliminate risk by the use of loss control techniques and contractual transfer methods. Furthermore, some of our operating subsidiaries are quality certified under ISO 9000 or an equivalent standard.

        Risk management is an integral part of our project bidding and execution process. Included in the risk management process are bidding and contract review controls, capability assessments, and quality assurance and control programs, including formal professional standards and peer review programs.

        The terrorist attacks that occurred on September 11, 2001 may have a material adverse affect on the insurance industry as a whole. Consequently, along with our competition, we will likely experience a significant increase in our insurance premiums in the future.

Personnel

        Our principal asset is our employees. At September 30, 2001, we had approximately 12,700 personnel, of whom approximately 8,600 were full time employees, approximately 600 were part-time employees and independent contractors, and approximately 3,500 were contract employees hired for specific projects. This does not include employees hired by partially owned subsidiaries. On October 11, 2001, we added approximately 1,100 additional employees as a result of the acquisition of Oscar Faber plc. A large percentage of our employees have technical and professional backgrounds and the majority of them have bachelor and advanced degrees. We believe that we attract and retain talented employees by offering them the opportunity to work on highly visible and technically challenging projects in a stable work environment.

Employees by Segment

	As of September 30,
	1999	2000	2001
Americas—Infrastructure Group	3,300	4,300	4,900
Americas—Facilities Group	3,600	4,000	3,800
Global Group	300	3,800	5,100	(1)

Total	7,200	12,100	13,800

(1)	Reflects acquisition of Oscar Faber plc on October 11, 2001, in which 1,100 employees were added to the Global Group.

Employees by Geographic Region

	As of September 30,
	1999	2000	2001
United States	5,300	6,000	6,400
Europe/Middle East	600	3,200	4,200	(1)
Asia/Pacific	1,300	2,900	3,200	(1)

Total	7,200	12,100	13,800

(1)
Reflects acquisition of Oscar Faber plc on October 11, 2001, in which 1,000 employees were added to the Europe/Middle East region and 100 employees were added to the Asia/Pacific region. Includes personnel working on projects outside the U.S. for the Americas—Facilities Group.

        A portion of our work requires United States Government security clearances. We currently employ a number of persons with either “Top Secret” or “Q” security clearances.

        We believe that our employee relations are good.

Properties

        Our corporate executive offices are located in approximately 15,000 square feet of space at 555 South Flower Street, Suite 3700, Los Angeles, California. Our other major offices consist of an aggregate of approximately 2.2 million square feet worldwide. We also maintain smaller administrative or project offices. Most of our offices are leased. See Note J of Notes to Consolidated Financial Statements included at the end of this prospectus for information regarding our lease obligations. Additional facilities may be added from time to time in the future as the need arises.

Legal Proceedings

        As a government contractor, we are subject to various laws and acquisition regulations that are more restrictive than those applicable to non-government contractors. Intense government scrutiny of contractors’ compliance with those laws and regulations through audits and investigations is inherent in government contracting, and, from time to time, we receive inquiries, subpoenas, and similar demands related to our ongoing business with government entities. Violations can result in civil or criminal liability as well as suspension or debarment from eligibility for awards of new government contracts or option renewals.

        We have strict policies requiring our employees to comply with all applicable legal standards relating to contract procurement and administration. We have Government Contract Compliance Officers who are responsible for assuring that we have adequate policies and procedures and monitor compliance with these procedures.

        We are a defendant in lawsuits involving alleged professional liability, personal injury, contract and other disputes arising in the normal course of our business. To some extent, these matters are covered by insurance and in other cases we are self insured. We believe that none of this litigation will result in a material adverse effect on our consolidated financial condition or results of operation.

PROPOSAL 1

THE MERGER, THE PUBLIC OFFERING AND THE TENDER OFFER

The Merger

    Purposes of the Merger

        The purposes of the merger are:

•	to put in place a capital structure that will give us greater financial flexibility to respond to changes in market conditions;

•
to simultaneously preserve the best aspects of our employee-owned culture and to provide our stockholders, other than senior management, with the opportunity to diversify some of their investment in our common stock; and

•	assuming completion of the IPO, to give us a publicly traded equity security that we can use when appropriate for strategic alliances and acquisitions in key markets around the world.

        Since our employee buyout in 1990, as our needs and circumstances have changed, our capital structure and certificate of incorporation have evolved to help us grow and succeed. The merger is only another step in the same process. The transfer restrictions that apply to all of our voting stock have ensured that we remained owned and controlled by our employees. Our stockholders’ liquidity has been limited by the initial restriction of the sale of stock until retirement or other termination of employment. Starting in fiscal 2000, we created a liquidity and diversification program that permits the sale of stock held for at least five years back to us of up to the greater of $50,000 or 20% of holdings on an annual basis, to the extent sales of our common stock exceed purchases of common stock by us. The merger and issuance of class A common stock, as well as the IPO, will improve stockholder liquidity.

        We now face a rapidly changing competitive and operating environment. We believe that we should have a publicly traded equity security that we could use when appropriate for strategic alliances and acquisitions in order to maintain our favorable position.

        We have determined that our stockholders and we would benefit from having a publicly-traded equity security. We also have determined that employee ownership is one important facet of our corporate culture that should not be sacrificed. Therefore, we have designed the merger and related transactions to continue our tradition of employee ownership, while allowing us to simultaneously issue our stock to the public and offer an opportunity for our employees to diversify some of their investment in our capital stock.

    How It Will Work

        Prior to the public offering, AECOM Technology Corporation will merge with AECOM Merger Subsidiary Corporation, a wholly owned subsidiary of AECOM Merger Corporation. AECOM Technology Corporation will survive the merger and will become a wholly owned subsidiary of AECOM Merger Corporation. AECOM Technology Corporation will be renamed AECOM Technology Subsidiary Corporation and AECOM Merger Corporation will be renamed AECOM Technology Corporation, or New AECOM. Immediately following this merger:

•	each share of outstanding Old AECOM common stock will convert into one share of New AECOM class A common stock. Of each stockholder’s Old AECOM common stock, as nearly as possible,

•	one-third will be converted into shares of New AECOM class A-1 common stock,

•	one-third will be converted into shares of New AECOM class A-2 common stock, and

•	one-third will be converted into shares of New AECOM class A-3 common stock;

•	each share of New AECOM class A common stock will be identical except for the restrictions on transfer following completion of our presently planned initial public offering, as discussed below;

•
each share of Old AECOM convertible preferred stock will convert into a share of New AECOM convertible preferred stock which is identical to the terms of the Old AECOM convertible preferred stock, except the New AECOM convertible preferred stock will be convertible into shares of New AECOM class A common stock;

•
each stock option for shares of Old AECOM common stock will convert into a stock option for the same number of shares of New AECOM class A common stock and the exercise price per share will be the same; and

•	each common stock unit of Old AECOM will convert into one common stock unit of New AECOM.

        Shares of class A common stock issuable above will not be transferable other than in a permitted transfer until the applicable restricted period expires. See “—Transfer Restrictions on Shares of Class A Common Stock” for a description of transfer restrictions and a definition of permitted transfers. Following the expiration of the applicable restricted period, shares of class A common stock will automatically convert into freely transferable shares of class B stock upon transfer, with certain limited exceptions. See “Description of Capital Stock, Certificate of Incorporation and Bylaws—Comparison of our Currently Outstanding Common Stock to New Class A Common Stock and New Class B Common Stock” for a description of the restricted periods and conversion provisions applicable to the New AECOM class A common stock. Pursuant to our new certificate of incorporation, stockholders also will be prohibited from entering into any swap or other arrangement (including contracting to sell, selling, transferring, pledging, granting of any option to purchase, making any short sale or otherwise disposing of any shares) that transfers to another, in whole or in part, any of the economic consequences of ownership of any class of common stock, in each case other than permitted transfers. However, a person may enter into a transaction that involves shares of class B common stock or shares of any other class of common stock with respect to which restricted periods have expired and, in either case involve only up to the number of such shares held by the person initiating such a transaction during the entire time of that transaction.

        We believe that our new capital structure will help preserve the best aspects of our employee-owned culture while providing us with a publicly traded equity security that we can use for strategic alliances and acquisitions in key markets around the world.

    Our New Certificate of Incorporation

        Our new certificate of incorporation will be different from our current certificate of incorporation in the following principal ways:

•
it will authorize a class of common stock, called class A common stock, that will be entitled to one vote per share and will be issued to you in exchange for your current shares of Old AECOM common stock;

•	it will authorize a class of common stock, called class B common stock, that will have the same economic and voting rights as the class A common stock;

•
it will authorize a class of preferred stock, called convertible preferred stock, that will be identical to the Old AECOM convertible preferred stock except it will be convertible into New AECOM class A common stock;

•
it will add provisions that restrict the transferability of our class A common stock for a period of time to allow us to complete a successful public offering and encourage our people to maintain an investment in us as they did prior to the merger and the IPO;

•	it will prohibit stockholder action by written consent; and

•	it will provide for a classified board of directors.

        There are additional changes in the new certificate of incorporation. In addition, our new bylaws will provide for advance notice requirements for stockholder proposals and director nominations. You should read “Description of Capital Stock, Certificate of Incorporation and Bylaws” and the new certificate of incorporation, which is included as Exhibit 1 to Annex A to this proxy statement/prospectus.

    Voting Rights

        Holders of New AECOM class A common stock and New AECOM class B common stock will have the same economic rights and will be entitled to one vote per share, voting as a single class, on all matters voted upon by our stockholders.

    What You Will Receive

        When we effect the merger, each share of our outstanding Old AECOM common stock will convert automatically into one share of New AECOM class A common stock, divided as equally as possible among class A-1, class A-2 and class A-3 common stock. Each share of New AECOM class A common stock will be identical except for the applicable restricted periods. Each share of our outstanding Old AECOM convertible preferred stock will convert automatically into one share of our New AECOM convertible preferred stock.

    Transfer Restrictions on Shares of Class A Common Stock

        You will not be able to offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of class A common stock, other than in permitted transfers (as defined below), or convert shares of class A common stock into unrestricted shares of class B common stock, until the applicable restricted period expires. Persons receiving class A common stock through permitted transfers will still be subject to the applicable restricted periods. Except for permitted transfers, class A-1 shares may not be transferred until 180 days after the pricing of the public offering, class A-2 shares may not be transferred until 360 days after the pricing of the initial public offering and class A-3 shares may not be transferred until 540 days after the pricing of the initial public offering.

        These restrictions on transfer will not apply to:

•
transfers approved by our board of directors prior to the transfer after the death of any employee stockholder in order to pay any estate taxes and expenses on a date as close as practicable to the tax payment date and transfers, consented to by the underwriters of our IPO, in the case of employee stockholder hardship, such as medical necessity, family emergencies, etc.;

•
transfers to and among a stockholder’s spouse, children, grandchildren, parents, siblings, cousins, nieces, nephews, sons-in-law, daughters-in-law and entities established for estate planning or educational purposes, provided that the shares transferred will still be subject to the transfer restrictions described above; and

•	transfers to us, as otherwise contemplated by our employee benefit plans or pursuant to the tender offer.

        Pursuant to our new certificate of incorporation, holders of restricted shares of class A-1, class A-2 and class A-3 common stock are also prohibited from entering into any swap or other arrangement (including contracting to sell, selling, transferring, pledging, granting of any option to purchase, making any short sale or otherwise disposing of any shares) that transfers to another, in whole or in part, any of the economic consequences of ownership of any class of common stock, in each case other than permitted transfers. However, a person may enter into a transaction that involves shares of class B common stock or shares of any other class of common stock with respect to which restricted periods have expired and, in either case involves only up to the number of such shares held by the person initiating such a transaction during the entire time of that transaction.

        Except as described above, shares of New AECOM class A common stock will not be converted into shares of unrestricted class B common stock for a period of 180 days, 360 days and 540 days, respectively, after the pricing of the initial public offering of our New AECOM class B common stock.

        Subject to restrictions on persons deemed to be our affiliates or imposed by our employee benefit plans through which the shares are held, you will be able to transfer shares of New AECOM class A common stock freely after the applicable restricted period expires.

    Listing

        The class A common stock will not be listed on a national securities exchange or traded in the organized over-the-counter market. We have applied to list the class B common stock on the New York Stock Exchange. Listing is subject to fulfilling all applicable listing requirements.

The Public Offering

        Soon after the merger is approved, subject to market conditions, we plan to have an IPO of New AECOM class B common stock.

The Tender Offer

        After the initial public offering, we currently intend to use $50 million of the net proceeds of the public offering to fund a cash tender offer for some of the class A common stock. We intend for the tender offer to comprise the second step of a synthetic secondary offering, or, in other words, a primary offering followed by stock purchases using the proceeds of the public offering to accomplish substantially the same goal as allowing existing stockholders to participate in the public offering.

        Except as required by our plans or by law, we intend to allow the participants in our Stock Investment Plan to diversify their holdings of New AECOM class A common stock through that plan by electing to transfer up to the greater of one-third of the participant’s investment in New AECOM class A common stock or $50,000 in value of New AECOM class A common stock, based on the tender offer price, to authorized investments under our Investment Plan. The trustee for, our Stock Investment Plan would tender shares of New AECOM class A common stock to effect the diversification.

        Our non-United States employees who participate in our Global Stock Program and all other stockholders holding shares of New AECOM class A common stock outside our employee plans will be allowed to tender the greater of one-third of the participant’s investment in New AECOM class A common stock or $50,000 in value of our class A common stock, based on the tender offer price.

        Finally, our retirees with whom we have agreed to repurchase shares of New AECOM class A common stock will be entitled to tender up to one-third of the number of shares of New AECOM class A common stock held on the date of the IPO. Any shares tendered by retirees will reduce installment repurchase amounts under our contracts with them in the order of such installments.

        Our senior management will not participate in the tender offer.

        If more than $50 million in value of New AECOM class A common stock, based on the tender offer price, is validly tendered and not withdrawn and we do not elect to increase the amount of the tender offer (which we have no obligation to do), the New AECOM class A common stock tendered will be purchased on a pro rata basis. The percentage of shares that you will be able to sell in the tender offer will depend on the market price of the class B shares when we make the tender offer and the level of participation by other stockholders in the tender offer. As a result, we will not be able to determine the percentage of your shares that you will be able to sell in the tender offer until the tender offer is complete.

        We currently intend to launch the tender offer as soon as practicable after the close of the initial public offering. We will determine the tender offer price, which may be at, above or below the public offering price and at, above or below the market price at the time of the tender offer. Class A common stockholders will be allowed to tender their shares as follows:

•
holders with class A common stock valued at $50,000 or less will be allowed to tender up to 100% of their shares; provided that not more than one-third of the shares tendered can be class A-2 common stock and not more than one-third of the shares tendered can be class A-3 common stock;

•
holders with class A common stock valued between $50,000 and $90,000 will be allowed to tender up to $50,000 of their shares; provided that not more than one-third of the shares tendered can be class A-2 common stock and not more than one-third of the shares tendered can be class A-3 common stock; and

•
holders with class A common stock valued in excess of $90,000 will be allowed to tender the greater of $50,000 in value or one-third of their shares; provided that the holder may only tender up to one-third of his or her aggregate holdings each of class A-2 common stock and A-3 common stock and any portion of class A-1 common stock.

        Notwithstanding the foregoing, retirees are strictly limited to tendering only one third of their aggregate holdings, even if this is less than $50,000 in value. The class B common stock cannot be tendered in the tender offer.

        We will purchase shares in the tender offer pursuant to an offer to purchase and related materials, which we will distribute when we commence the tender offer. We will also file a tender offer statement on Schedule TO with the SEC in connection with the tender offer. We cannot assure you that the tender offer will occur or that it will occur on the terms described in this proxy statement/prospectus.

        The tax consequences of the tender offer will be described more fully in the tender offer statement on Schedule TO to be filed by us in connection with the tender offer.

        Each holder of Old AECOM common stock should consult his or her tax adviser with respect to the particular tax consequences of the tender offer to such holder.

How We Will Effect the Merger and the Public Offering

        If approved, we will effect the merger immediately prior to the closing of the IPO. At that time, we will file a certificate of merger with the Secretary of State of the State of Delaware. We currently expect that this will occur during the second calendar quarter of 2002.

Conditions to the Merger

        We will complete the merger only if each of the following conditions are satisfied or waived:

•
More than 50% of the outstanding voting power of Old AECOM common stock, Class B preferred stock and convertible preferred stock entitled to vote, voting together as a single class, shall have voted to adopt the merger agreement;

•	New AECOM simultaneously has consummated an initial public offering of shares of its class B common stock;

•
No statute, rule, regulation, executive order, decree, injunction or other order has been enacted, entered, promulgated or enforced by any court or governmental authority that is in effect and has the effect of prohibiting the consummation of the merger; and

•
The number of shares of Old AECOM capital stock that are issued and outstanding on the record date for the special stockholder meeting and that are held by dissenting stockholders who have not voted in favor of or consented to the adoption of the merger agreement and who are entitled to demand and have delivered a written demand for appraisal of such shares shall not exceed 5% of the issued and outstanding shares of Old AECOM capital stock immediately prior to the effective time of the merger.

        We do not believe that any material federal or state regulatory requirements must be complied with or that any material approvals must be obtained in connection with the merger.

Termination of the Merger

        At any time before the merger becomes effective, our board of directors may abandon the merger.

Federal Income Tax Consequences of the Merger

        The merger, the conversion of your shares into New AECOM class A common stock and the IPO will not be taxable transactions for you for U.S. federal income tax purposes. You should read the section of this proxy statement/prospectus entitled Federal Income Tax Consequences to Stockholders.

        The Board of Directors of AECOM recommends that the stockholders vote FOR this proposal.

PROPOSAL 2

AMENDMENTS TO THE 2000 STOCK INCENTIVE PLAN

        We maintain the 2000 Stock Incentive Plan, as amended and restated. At the Special Meeting, stockholders will be asked to approve an amendment to the 2000 Stock Incentive Plan. The amendment consists of two parts: (1) an increase in the aggregate number of shares available under the 2000 Stock Incentive Plan, and (2) approval of the performance-based award feature of the 2000 Stock Incentive Plan. The following is a more detailed summary of the two parts of the amendment:

•
Share Increase.    The 2000 Stock Incentive Plan provides for a limit on the aggregate number of shares of our common stock that may be issued or delivered pursuant to awards granted under it. The aggregate share limit is currently 4,000,000 shares. We also have 1,000,000 shares authorized under the 1990 Stock Incentive Plan for a combined 5,000,000 authorized shares under both Stock Incentive Plans. As of December 31, 2001, approximately 3,971,400 of the 4,000,000 shares had been issued pursuant to awards granted under the 2000 Stock Incentive Plan or were subject to awards then outstanding under the 2000 Stock Incentive Plan, and approximately 28,600 shares were then available for additional 2000 Stock Incentive Plan award grants.

The proposed amendment, if approved by stockholders, will increase the aggregate share limit from 4,000,000 shares to 5,500,000 shares (an increase of 1,500,000 shares), subject to certain adjustments as provided in the 2000 Stock Incentive Plan. See “Summary Description of the Plan—Limits on Awards; Authorized Shares” below. The board of directors approved the share increase, subject to stockholder approval, on January 15, 2002, based, in part, on a belief that the number of shares that remained available for additional awards was insufficient to adequately provide for future incentives.

•
Performance Based Awards.    We believe it is in the best interest of our stockholders and employees to amend the 2000 Stock Incentive Plan to provide the flexibility to grant certain performance-based awards designed to satisfy the requirements for deductibility of compensation under Section 162(m) of the Internal Revenue Code (in addition to other awards, such as stock options and stock appreciation rights, expressly authorized under the 2000 Stock Incentive Plan which may also qualify as performance-based compensation for Section 162(m) purposes). See “Summary Description of the Plan—Performance-Based Awards Under Section 162(m); Business Criteria” below. Section 162(m) requires that we obtain stockholder approval of this element of the 2000 Stock Incentive Plan and the related “business criteria” (described below) that may be referenced in granting performance-based awards. Therefore, in addition to the share increase described above, stockholders are being asked to approve the Performance-Based Award element of the 2000 Stock Incentive Plan, including the related business criteria that may be referenced in granting performance-based awards. Our board approved the addition of performance-based awards, subject to stockholder approval, on January 15, 2002.

        If this amendment is not approved by stockholders, the current aggregate share limit of 4,000,000 shares will remain in effect and we will not have the flexibility to grant performance-based awards under the 2000 Stock Incentive Plan, except, as noted above, stock options and stock appreciation rights which are otherwise expressly authorized under the 2000 Stock Incentive Plan. We will also still have 1,000,000 shares authorized under the 1990 Stock Incentive Plan.

        Additionally, our board has approved, within its own authority under the 2000 Stock Incentive Plan, certain other amendments, including the authorization of certain transfers of nonqualified stock options for estate and/or tax planning purposes, as well as minor administrative changes in connection with our common stock becoming publicly-held.

        The principal terms of the 2000 Stock Incentive Plan are summarized below. The following summary is qualified in its entirety by the full text of the 2000 Stock Incentive Plan, which is attached as Annex C to this proxy statement/prospectus.

Summary Description of the Plan

        Purpose.    The purpose of the 2000 Stock Incentive Plan is to promote the success of AECOM and the interests of our stockholders by providing an additional means to attract and retain selected eligible persons through the grant of awards and incentives for high levels of individual performance and our improved financial performance.

        Awards.    The 2000 Stock Incentive Plan authorizes stock options, stock appreciation rights (“SARs”), restricted stock and performance-based awards. The various forms of awards that may be granted under the 2000 Stock Incentive Plan give us the flexibility to offer competitive incentives and to tailor benefits to specific needs and circumstances. Generally, an option or stock appreciation right will expire, or other award will vest, not more than seven years after the date of grant.

        Administration.    The 2000 Stock Incentive Plan will be administered by our board of directors or by one or more committees appointed by our board of directors. Currently the compensation committee of our board of directors administers the 2000 Stock Incentive Plan.

        The compensation committee determines the number of shares that are to be subject to awards and the terms and conditions of such awards, including the price, if any, to be paid for the shares or the award. Subject to the other provisions of the 2000 Stock Incentive Plan, the committee has the authority (a) to permit the recipient of any award to pay the purchase price of shares of common stock or the award in cash or the delivery of previously owned shares of common stock, or in any other form as our board may permit; (b) to accelerate the receipt or vesting of benefits pursuant to an award; and (c) to make certain adjustments to an outstanding award and authorize the conversion, succession or substitution of an award.

        Eligibility.    Persons eligible to receive awards under the 2000 Stock Incentive Plan include officers and employees of AECOM and our subsidiaries and certain consultants and advisors to AECOM or any of our subsidiaries.

        Currently, approximately 13,800 officers and employees (including all of our named executive officers) are considered eligible under the 2000 Stock Incentive Plan, subject to the power of the compensation committee to determine eligible persons to whom awards will be granted.

        Transfer Restrictions.    Subject to limited exceptions contained in the 2000 Stock Incentive Plan, which generally include transfers back to us, a participant’s designation of a beneficiary, the exercise of a participant’s option by his or her legal representative in the event of the participant’s disability and transfers pursuant to certain court orders, awards granted under the 2000 Stock Incentive Plan are not transferable by the recipient other than by will or the laws of descent and distribution and are generally exercisable only by the recipient. However, the compensation committee may permit the transfer of an award if the transferor presents satisfactory evidence that the transfer is for estate and/or tax planning purposes and without consideration, other than nominal consideration.

        Limits on Awards; Authorized Shares.    As described above, the current aggregate share limit under the 2000 Stock Incentive Plan is 4,000,000. If stockholders approve this amendment, the aggregate share limit will become 5,500,000 shares. In addition, the 2000 Stock Incentive Plan provides that the maximum number of shares subject to awards which may be granted to any individual during any calendar year is 3,000,000.

        As is customary in incentive plans of this nature, the number and kind of shares available under the 2000 Stock Incentive Plan and the then outstanding stock-based awards, as well as exercise or purchase prices, performance targets under certain performance-based awards, and share limits, are subject to adjustment in the event of certain reorganizations, mergers, combinations, consolidations, recapitalizations, reclassifications, stock splits, stock dividends, asset sales or other similar events.

        The 2000 Stock Incentive Plan will not limit the authority of our board of directors or the compensation committee to grant awards or authorize any other compensation, with or without reference to the common stock, under any other plan or authority.

        Stock Options.    An option is the right to purchase shares of our common stock at a future date at a specified exercise price. The exercise price per share will be determined by the compensation committee at the time of grant, but may not be less than the fair market value of a share on the date of grant.

        An option may either be an Incentive Stock Option or a Nonqualified Stock Option. Incentive Stock Option benefits are taxed differently from Nonqualified Stock Options, as described under “—Federal Income Tax Consequences of Awards under the 2000 Stock Incentive Plan” below. Incentive Stock Options are also subject to more restrictive terms and are limited in amount by the Code and the Plan. Full payment for shares purchased on the exercise of an option must be made at the time of such exercise in a manner approved by the Committee.

        Stock Appreciation Rights.    An SAR is the right to receive payment based on the appreciation in the fair market value of a share of our common stock on the date of exercise of the SAR over the base price of the SAR. SARs may only be granted concurrently with the grant of options.

        Restricted Stock Awards.    A restricted stock award is an award typically for a fixed number of shares of our common stock subject to restrictions. The compensation committee specifies the price, if any, the participant must pay for such shares and the restrictions (which may include, for example, continued service only and/or performance standards) imposed on such shares.

        Performance-Based Awards Under Section 162(m); Business Criteria.    If stockholders approve this amendment, the compensation committee may grant to executive officers performance-based awards designed to satisfy the requirements for deductibility under Section 162(m). As noted above, these performance-based awards are in addition to options or SARs which may also qualify as performance-based awards for Section 162(m) purposes. These awards will be paid in shares, but will only be paid in the event that the performance of AECOM or one or more of our subsidiaries, divisions, or segments is satisfied.

        The compensation committee will establish the business criteria on which performance goals will be awarded. The business criteria on which performance goals will be established include revenue growth, net earnings (before or after taxes, interest, depreciation, and/or amortization), cash flow, return on equity or on assets or on net investment, stock appreciation, total stockholder return, or cost containment or reduction, or any combination thereof.

        Performance-based awards are earned and payable only if performance reaches specific, preestablished performance goals related to one or more of the business criteria approved by the compensation committee in advance of applicable deadlines under the Internal Revenue Code and while the performance relating to the goals remains substantially uncertain. Performance goals may be adjusted to reflect certain changes, including reorganizations, liquidations and capitalization and accounting changes, to the extent permitted by Section 162(m).

        Before any performance-based award is paid, the compensation committee must certify that the performance goals have been satisfied. The compensation committee will have discretion to determine the performance goals and restrictions or other limitations of the individual awards and may reserve “negative” discretion to reduce payments below maximum Award limits. Grants of performance-based awards in any calendar year to any participant may not be made with reference to more than 3,000,000 shares.

        Acceleration of Awards; Possible Early Termination of Awards.    Upon a participant’s retirement after age 62, death or total disability, or upon the occurrence of other specified events in the 2000 Stock Incentive Plan, the compensation committee may provide that each option and SAR will become immediately vested and exercisable, each award of restricted stock will immediately vest free of restrictions, and each performance share award will become payable to the holder of the award. Generally speaking, an event will be triggered under the plan (1) upon stockholder approval of our dissolution or liquidation, (2) upon stockholder approval of the sale of all or substantially all of our assets to an entity that is not a subsidiary, or (3) upon stockholder approval of a merger, consolidation, or other reorganization, in which any person becomes the beneficial owner of 50% or more of our outstanding common stock.

        Termination of or Changes to the Plan.    Our board of directors may amend or terminate the 2000 Stock Incentive Plan at any time and in any manner. In addition, the compensation committee may generally amend or modify the 2000 Stock Incentive Plan from time to time. Stockholder approval for an amendment will generally not be obtained unless required by applicable law or deemed necessary or advisable by our board of directors. Unless previously terminated by our board of directors, the Plan will terminate on February 25, 2010. Outstanding awards may be amended, subject, however, to the consent of the holder if the amendment alters or impairs the rights of the holder.

        Upon our dissolution or liquidation, or if we are not the surviving entity as a result of a reorganization, merger or other consolidation with or into another corporation, then the 2000 Stock Incentive Plan and all outstanding awards will terminate unless the successor corporation has provided for the assumption or substitution of the outstanding awards.

        Securities Underlying Awards.    The appraised market value of a share of our common stock as of December 31, 2001 was $18.83 per share.

Federal Income Tax Consequences of Awards under the 2000 Stock Incentive Plan

        The federal income tax consequences of the 2000 Stock Incentive Plan under current federal law, which is subject to change, are summarized in the following discussion which deals with general tax principles applicable to the 2000 Stock Incentive Plan. This summary is not intended to be exhaustive and, among other considerations, does not describe state, local, or international tax consequences.

        With respect to Nonqualified Stock Options, we are generally entitled to deduct and the optionee recognizes taxable income in an amount equal to the difference between the option exercise price and the fair market value of the shares at the time of exercise. With respect to Incentive Stock Options, we generally are not entitled to a deduction nor does the participant recognize income at the time of exercise. The current federal income tax consequences of other awards authorized under the 2000 Stock Incentive Plan generally follow certain basic patterns: SARs are taxed and deductible in substantially the same manner as Nonqualified Stock Options; nontransferable restricted stock subject to a substantial risk of forfeiture results in income recognition equal to the excess of the fair market value over the price paid, if any, only at the time the restrictions lapse, unless the recipient elects to accelerate recognition as of the date of grant; and performance share awards are generally subject to tax at the time of payment. In each of the foregoing cases, we will generally have a corresponding deduction at the time the participant recognizes income.

        If an award is accelerated under the 2000 Stock Incentive Plan in connection with a change in control, as defined under the Internal Revenue Code, we may not be permitted to deduct the portion of the compensation attributable to the acceleration (“parachute payments”) if it exceeds certain threshold limits under the Internal Revenue Code and certain related excise taxes may be triggered. Furthermore, if the compensation attributable to awards is not “performance-based” within the meaning of Section 162(m), we may not be permitted to deduct the aggregate non performance-based compensation in excess of $1,000,000 in certain circumstances.

Specific Benefits

        We have not approved any awards under the 2000 Stock Incentive Plan that are conditioned upon stockholder approval of the amendment. If the additional number of shares that will be available under the 2000 Stock Incentive Plan if this proposal is approved by stockholders had been available for award purposes in fiscal 2001, we expect that our award grants for fiscal 2001 would not have been substantially different than those actually made under the 2000 Stock Incentive Plan. For information regarding awards granted to our executive officers in fiscal 2001, see the material under the heading “Management—Executive Compensation” below. We are not currently considering any additional specific award grants under the 2000 Stock Incentive Plan. The number, amount and type of awards to be received by or allocated to eligible persons in the future under the 2000 Stock Incentive Plan cannot be determined at this time.

Vote Required; Recommendation of the Board of Directors “FOR” this Proposal

        Our board of directors believes that the approval of the amendment will promote the interests of our stockholders and employees and continue to enable us to attract, retain and reward persons important to our success and to provide incentives based upon the attainment of corporate objectives and increases in stockholder value.

        Approval of the amendment requires the affirmative vote of a majority of our common stock, convertible preferred stock and class B preferred stock, voting as a single class, present, in person or by proxy, and entitled to vote at the special meeting.

        The board of directors has approved and recommends that stockholders vote FOR the amendment to the 2000 Stock Incentive Plan.

THE SPECIAL MEETING; VOTING RIGHTS AND PROXIES

        We are furnishing this proxy statement/prospectus to you in connection with our solicitation of proxies at the special meeting. We are first mailing this proxy statement/prospectus and the accompanying form of proxy on or about                            , 2002. We also are furnishing this proxy statement/prospectus as a prospectus in connection with the issuance of New AECOM class A common stock and New AECOM convertible preferred stock as a result of the merger.

Time, Place and Purposes

        We will hold the special meeting at 555 South Flower Street, Suite 3700, Los Angeles, California, on                        , 2002, at 9:00 A.M. At the special meeting, we will ask you to vote to adopt an Agreement and Plan of Merger, dated as of February     , 2002, among AECOM Technology Corporation, AECOM Merger Corporation, and AECOM Merger Subsidiary Corporation, a wholly owned subsidiary of AECOM Merger Corporation, pursuant to which AECOM Technology Corporation will merge with AECOM Merger Subsidiary Corporation, with AECOM Technology Corporation surviving the merger. After the merger, AECOM Technology Corporation will change its name to AECOM Technology Subsidiary Corporation and AECOM Merger Corporation will change its name to AECOM Technology Corporation. Each share of our currently outstanding common stock will be converted automatically into one share of the New AECOM class A common stock, divided as equally as possible among class A-1, class A-2 and class A-3 common stock, and each share of our currently outstanding convertible preferred stock will be converted automatically one share of the New AECOM convertible preferred stock.

Record Date; Voting Rights; Votes Required for Approval

        Our board has fixed the close of business on                        , 2002 as the record date for determining stockholders entitled to receive notice of and to vote at the special meeting. Only stockholders of record as of the close of business on the record date will be entitled to vote at the special meeting.

        We had                       shares of common stock,                            shares of Class B preferred stock and                         shares of convertible preferred stock outstanding and entitled to vote, respectively, as of the close of business on the record date. These shares are the only securities that may be voted at the special meeting. Each share is entitled to one vote. U.S. Trust Company, N.A., as trustee under our employee benefit plans, holds                       shares of common stock and all of the shares of Class B preferred stock, which constitutes       % of our outstanding stock entitled to vote as of the record date. Mourant & Co., as trustee under our Global Stock Plan holds                      shares of common stock, which constitutes     % of our outstanding stock entitled to vote as of the record date.

        Our executive officers and directors as a group currently own            % of our common stock entitled to vote as of the record date, and it is currently expected that they will vote in favor of the adoption of the merger.

        Holders of a majority of the issued and outstanding shares of our common stock, convertible preferred stock and class B preferred stock, present in person or by proxy, will constitute a quorum for the transaction of business at the special meeting. The affirmative vote of at least two-thirds of all outstanding common stock, convertible preferred stock and Class B preferred stock, voting together as one class, is required to adopt the merger agreement. The affirmative vote of a majority of our common stock, convertible preferred stock and Class B preferred stock, voting as a single class, present, in person or by proxy, and entitled to vote at the special meeting is required to approve the proposal to approve and adopt the amended and restated 2000 Stock Incentive Plan.

        Votes cast by proxy or in person at the special meeting will be tabulated and will determine whether or not a quorum is present. Abstentions will be treated as shares present in determining whether there is a quorum for the special meeting, but abstentions will have the same effect as a vote against adoption of the merger agreement.

        Because an affirmative vote is required for adoption of the merger agreement, abstentions will have the same effect as a vote against adoption of the merger agreement. Accordingly, the board of directors urges stockholders to complete, sign and date and return the enclosed proxy card as promptly as possible in the enclosed, postage-prepaid envelope as promptly as possible.

Voting and Revocation of Proxies

        All shares represented by valid proxies that we receive before the special meeting will be voted at the special meeting as specified in the proxy, unless the proxy has been previously revoked. If no specification is made on a proxy with respect to a proposal, the related shares will be voted FOR that proposal.

        Unless you indicate otherwise, your proxy also will confer discretionary authority on the board-appointed proxies to vote the shares represented by the proxy on any matter that is properly presented for action at the special meeting.

        You have the right to revoke your proxy at any time before it is voted by giving written notice of revocation to our Secretary, by submitting a subsequent later-dated proxy or by voting in person at the special meeting.

Costs of Solicitation

        We will pay the expenses of printing, assembling and mailing this proxy statement/prospectus. In addition to the use of the mails, our directors, officers or regular employees may solicit proxies without additional compensation, except for reimbursement of actual expenses. They may do so using the mails, in person, by telephone, by facsimile transmission or by other means of electronic communication.

        We will reimburse U.S. Trust Company, N.A. and Mourant & Co. for out-of-pocket expenses incurred in sending these proxy materials to, and obtaining instructions from, participants in our employee benefit plans.

Appraisal Rights

        In connection with the merger and the conversion of our outstanding common stock into New AECOM class A common stock and our convertible preferred stock into New AECOM convertible preferred stock, holders of Old AECOM common stock and convertible preferred stock will be entitled to appraisal rights. Under Section 262 of the DGCL, as a result of the consummation of the merger, holders of shares of Old AECOM capital stock with respect to which appraisal rights are properly demanded and perfected and not withdrawn or lost are entitled to have the fair value of their shares at the effective time of the merger (exclusive of any element of value arising from the accomplishment or expectation of the merger) judicially determined and paid to them in cash by complying with the provisions of Section 262. We are required to send a notice to that effect to each stockholder not less than 20 days prior to the special meeting. This proxy statement/prospectus shall constitute the notice to the holders of Old AECOM capital stock entitled to appraisal rights.

        The following is a brief summary of Section 262 which sets forth the procedures for demanding statutory appraisal rights. This summary is qualified in its entirety by reference to Section 262, a copy of the text of which is attached hereto as Annex B.

        Stockholders of record who desire to exercise their appraisal rights must satisfy all of the following conditions.

        A written demand for appraisal of shares must be delivered to the Corporate Secretary of AECOM before the vote on the merger agreement.

        A demand for appraisal must be executed by or for the stockholder of record, fully and correctly, as such stockholder’s name appears on the certificates representing shares, or if the shares are held as uncertificated shares, as such stockholders’ name appears on the books and records of the transfer agent as the owner of shares. If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, such demand must be executed by the fiduciary. If shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by all joint owners. An authorized agent, including an agent of two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose that, in exercising the demand, he is acting as agent for the record owner. The stockholder must continuously hold the shares from the date of making the demand through the effective time.

        A record owner, who holds shares as a nominee for others may exercise appraisal rights with respect to the shares held for all or less than all beneficial owners of shares as to which the holder is the record owner. In such case the written demand must set forth the number of shares covered by such demand. Where the number of shares is not expressly stated, the demand will be presumed to cover all shares outstanding in the name of such record owner.

        Beneficial owners who are not record owners and who intend to exercise appraisal rights should instruct the record owner to comply strictly with the statutory requirements with respect to the exercise of appraisal rights before the vote on the merger agreement.

        As required by Section 262, a demand for appraisal must reasonably inform the corporation of the identity of the record holder and of such holder’s intention to seek appraisal of such shares.

        Stockholders of record who elect to demand appraisal of their shares must mail or deliver their written demand to: AECOM Technology Corporation, 555 South Flower Street, Suite 3700, Los Angeles, California 90071, Attention: Corporate Secretary. The written demand for appraisal should specify the stockholder’s name and mailing address, the number of shares owned, and that the stockholder is thereby demanding appraisal of his or her shares.

        A stockholder electing appraisal must not vote its shares of common stock in favor of the merger agreement. Because a proxy which does not contain voting instructions will, unless revoked, be voted in favor of the merger agreement, a stockholder who votes by proxy and who wished to exercise appraisal rights must vote against the merger agreement or abstain from voting on the merger agreement. Neither voting (in person or by proxy) against, abstaining from voting on or failing to vote on the proposal to approve and adopt the merger agreement will constitute a written demand for appraisal within the meaning of Section 262.

        Within 120 days after the effective time of the merger, either AECOM or any stockholder who has timely and properly demanded appraisal of his or her shares and who has complied with the required conditions of Section 262 and is otherwise entitled to appraisal rights may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of the dissenting stockholders. If a petition for an appraisal is timely filed, after a hearing on such petition, the Delaware Court of Chancery will determine which stockholders are entitled to appraisal rights and thereafter will appraise the shares owned by such stockholders, determining the fair value of such shares exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest to be paid, if any, upon the amount determined to be the fair value. In determining fair value, the Delaware Court of Chancery is to take into account all relevant factors. In Weinberger v. UOP, Inc., et al., the Delaware Supreme Court discussed the considerations that could be considered in determining fair value in an appraisal proceeding, stating that proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court should be considered and that fair price obviously requires consideration of all relevant factors involving the value of a company. The Delaware Supreme Court stated that in making this determination of fair value the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which were known or which could be ascertained as of the date of merger which throw any light on future prospects of the merged corporation. The Delaware Supreme Court construed Section 262 to mean that elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered. However, the Delaware Supreme Court noted that Section 262 provides that fair value is to be determined exclusive of any element of value arising from the accomplishment or expectation of the merger.

        Stockholders considering seeking appraisal should bear in mind that the fair value of their shares determined under Section 262 could be more than, the same as, or less than the shares of the New AECOM class A common stock they are entitled to receive pursuant to the merger agreement if they seek appraisal of their shares and that opinions of investment banking firms as to fairness from a financial point of view are not necessarily opinions as to fair value under Section 262. Stockholders should also bear in mind that the appraisal process under Section 262 is different from the quarterly appraisal process performed by our independent appraiser.

        The cost of the appraisal proceeding may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable in the circumstances. Upon application of a stockholder seeking appraisal rights, the Delaware Court of Chancery may order that all or a portion of the expenses incurred by such stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all shares entitled to appraisal. In the absence of such a determination of assessment, each party bears its own expenses.

        At any time within 60 days after the effective time of the merger, any stockholder who has demanded appraisal shall have the right to withdraw his or her demand for appraisal and to accept the shares of new common stock to which such stockholder is entitled pursuant to the merger. After this period, such holder may withdraw his or her demand for appraisal only with the consent of New AECOM, as the surviving corporation in the merger. If no petition for appraisal is filed with the Delaware Court of Chancery within 120 days after the effective time of the merger, stockholders’ rights to appraisal shall cease and all stockholders shall be entitled only to receive the shares of common stock as provided for in the merger agreement. Inasmuch as AECOM has no obligation to file such a petition, and has no present intention to do so, any stockholder who desires that such petition be filed is advised to file it on a timely basis. No petition timely filed in the Delaware Court of Chancery demanding appraisal shall be dismissed as to any stockholders without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just.

        The foregoing is a brief summary of Section 262 that sets forth the procedures for dissenting from the merger and demanding statutory appraisal rights. This summary is not intended to be complete and is qualified in its entirety by reference to Section 262, a copy of the text of which is attached hereto as Annex B.

DESCRIPTION OF CAPITAL STOCK, CERTIFICATE OF INCORPORATION AND BYLAWS

        The following is a description of the terms of our restated certificate of incorporation and bylaws as each will be in effect following the merger. We also refer you to our restated certificate of incorporation, a copy of the form of which is attached as Exhibit 1 to Annex A to this proxy statement/prospectus, and bylaws, a copy of the form of which has been filed with the SEC as an exhibit to the registration statement of which this proxy statement/prospectus is a part or is available from us.

Authorized Capitalization

        Our capital structure will consist of:

•	15,000,000 authorized shares of class A-1 common stock;

•	15,000,000 authorized shares of class A-2 common stock;

•	15,000,000 authorized shares of class A-3 common stock;

•	150,000,000 authorized shares of class B common stock; and

•	10,000,000 authorized preferred stock.

        After the merger, but prior to the IPO and tender offer, there will be approximately                           shares of class A-1,                           shares of class A-2,                          shares of class A-3, and                           shares of convertible preferred stock outstanding. Shares of New AECOM class A common stock that are converted to shares of New AECOM class B common stock will resume the status of authorized but unissued shares of class A common stock.

        After the public offering, there will be outstanding stock options and common stock units for about                           shares of New AECOM class A common stock.

        After the expiration of the periods during which transfer restrictions apply to the class A-1, class A-2 and class A-3 common stock (as described in “Proposal 1—The Merger, The Public Offering and The Tender Offer—Transfer Restrictions on Shares of Class A Common Stock”), our certificate of incorporation will be amended to combine the unrestricted classes of class A common stock with our unrestricted class B common stock into one class referred to as common stock, without any class designation. After this amendment, our authorized common stock will consist of                           authorized shares of common stock and                           authorized shares of preferred stock. The stockholders of AECOM Merger Corporation will execute a written consent before the merger to this amendment and, therefore, no further stockholder action will be required.

Description of Our Certificate of Incorporation

        This section describes other key provisions of our certificate of incorporation.

        Limitation of Director Liability.    Our certificate of incorporation provides that our directors are not liable to our stockholders for monetary damages for breach of fiduciary duty, except for liability:

•	for breach of duty of loyalty;

•	for acts or omissions not in good faith or involving intentional misconduct or knowing violation of law;

•	under Section 174 of the Delaware General Corporation Law (unlawful dividends); and

•	for transactions from which the director derived improper personal benefit.

        Indemnification of Directors and Officers.    Our certificate of incorporation provides for indemnification of our directors and officers to the fullest extent authorized by the Delaware General Corporation Law.

        Classified Board of Directors.    Our certificate of incorporation provides for a classified board of directors.

Comparison of Our Currently Outstanding Common Stock to New Class A Common Stock and New Class B Common Stock

        The following table compares our currently outstanding common stock and new class A common stock and new class B common stock.

	Old AECOM Common Stock	New AECOM Class A Common Stock	New AECOM Unrestricted Class B Common Stock
Public Market:	None	None	Will be listed on the New York Stock Exchange, subject to official notice of issuance.

Voting Rights:	One vote per share.	One vote per share.	One vote per share.

	Cumulative voting for our board of directors.	No cumulative voting for our board of directors.	No cumulative voting for our board of directors.

Transfer Restrictions:	No sales or transfers,	Initially, no transfers, sales,	Unrestricted class B
	except (a) at retirement,	pledges or offers to sell except	common stock has no
	death or other termination	for sales in the proposed tender	transfer restrictions.
	of employment or	offer and except for permitted
	(b) under our Liquidity	transfers. Permitted transfers
	and Diversification	include:
Program, which permits
	sales each year of shares	• transfers approved by us
	held for at least five	after the death of an
	years equal to the greater	employee in order to pay
	of $50,000 or 20% of	estate taxes and expenses
	your shares.	and transfers, with the consent of the underwriters of our IPO, in the case of employee stockholder hardship;

• transfer to family members and estates established for estate planning or educational purposes; and

• transfers to us.

Prohibitions on hedging
transactions including contracts
to buy or sell class A common
stock. A hedging transaction is
a transaction where one
effectively locks in a sale price
to avoid the risk of a future
price decrease.
	Old AECOM Common Stock	New AECOM Class A Common Stock	New AECOM Unrestricted Class B Common Stock
After the expiration of the
applicable sales restrictions, the
new class A common stock will
be freely fundable and will
convert upon sale into
unrestricted new class B
common stock. The sales
restrictions expire as follows:

• 180 days after the
pricing of the initial public
offering for class B
common stock;

• 360 days after the pricing
of the initial public offering for class B
common stock; and

• 540 days after the pricing of the initial public offering for class B common stock.

Conversion:	Not convertible.	Shares of class A common stock automatically will convert into shares of unrestricted class B common stock upon any transfer.	Not convertible.

Rights upon merger, consolidation or reorganization:	We can enter into any agreement of merger to merge with or into any corporation, subject to our certificate of incorporation and any loan agreements or instruments to which we are a party.

In the event that we reorganize,
merge or consolidate with one
or more other corporations,
holders of shares of class A
common stock will be entitled
to receive the same kind and
amount of securities or property
that is to be received by holders
of shares of class B common
stock.

In the event that we
reorganize, merge or
consolidate with one or
more other corporations,
holders of shares of
class B common stock
will be entitled to receive
the same kind and amount
of securities or property
that is to be received by
holders of shares of
class A common stock.

Other Rights:	No preemptive rights or other subscription rights.	No preemptive rights or other subscription rights.	No preemptive rights or other subscription rights.

        The following table compares key provisions of the old certificate of incorporation and by-laws and the new certificate of incorporation and by-laws.

	Old Certificate of Incorporation and Bylaws	New Certificate of Incorporation and Bylaws
Stockholder action by written consent:	Yes	None

Stockholder ability to call a special meeting:	Upon written request of at least 10% of the stock entitled to vote at such meeting.	None

Limitation of director liability:	Our directors are not liable to our stockholders for monetary damages for breach of fiduciary duty, except for liability:	Our directors are not liable to our stockholders for monetary damages for breach of fiduciary duty, except for liability:

	• For breach of duty of loyalty;	• For breach of duty of loyalty;

	• For acts or omissions prior to the effective date of the provision in the certificate of incorporation that limits director liability;	• For acts or omissions not in good faith or involving intentional misconduct or knowing violation of law;

	• Under Section 174 of the DGCL (unlawful dividends); and	• Under Section 174 of the DGCL (unlawful dividends); and

	• For transactions from which the director derived improper personal benefit.	• For transactions from which the director derived improper personal benefit.

Indemnification of directors and officers:	Our directors and officers are indemnified to the fullest extent authorized by the DGCL.	Our directors and officers are indemnified to the fullest extent authorized by the DGCL.

Classified board of directors:	No	Yes

Supermajority provisions:	Any change of the certificate of incorporation and any business combination requires an affirmative vote by two-thirds of the stock entitled to vote.	Any business combination requires an affirmative vote by two-thirds of the stock entitled to vote.

Dividends; Subdivision and Combinations

        Subject to the rights of the holders of preferred stock, holders of shares of new class A common stock and shares of new class B common stock will be entitled to receive dividends and other distributions in cash, stock or our property as our board of directors may declare from time to time out of our legally available assets or funds and will share equally on a per share basis in all such dividends and other distributions. If dividends or other distributions are payable in our common stock, including distributions pursuant to stock splits or divisions of our common stock, only shares of class A common stock will be paid or distributed with respect to shares of class A common stock and only shares of class B common stock will be paid or distributed with respect to shares of class B common stock. The number of shares of class A common stock and shares of class B common stock so distributed will be equal on a per share basis.

        Neither our shares of class A common stock nor our shares of class B common stock may be reclassified, subdivided or combined, except for reclassifications after the expiration of all applicable restricted periods to combine classes of our class A-1, class A-2, class A-3 and class B common stock into one class of common stock, without any class designation, pursuant to an amendment to our certificate of incorporation, unless the reclassification, subdivision or combination occurs simultaneously and in the same proportion for the class.

        When the merger is completed, all the outstanding shares of class A common stock will be validly issued, fully paid and nonassessable. When the public offering is completed, all the outstanding shares of class B common stock will be validly issued, fully paid and nonassessable.

Preferred Stock

        Our board of directors has the authority to issue shares of preferred stock from time to time on terms that it may determine, to divide preferred stock into one or more classes or series, and to fix the designations, voting powers, preferences and relative participating, optional or other special rights of each class or series, and the qualifications, limitations or restrictions of each class or series, to the fullest extent permitted by Delaware law. The issuance of preferred stock could have the effect of decreasing the market price of our common stock, impeding or delaying a possible takeover and adversely affecting the voting and other rights of the holders of common stock.

Convertible Preferred Stock

        The following is a summary of the material terms of the New AECOM convertible preferred stock.

        General.    The convertible preferred stock is limited to an aggregate of 2,500,000 shares with a par value of $0.001 per share and a liquidation preference of $100 per share.

        Dividends.    Holders of the convertible preferred stock are entitled to receive dividends payable in additional shares of convertible preferred stock at the applicable rate as set forth below. Dividends on the convertible preferred stock are payable quarterly on October 1, January 1, April 1 and July 1 of each year. Dividends payable on the convertible preferred stock for any period greater or less than a full year shall be computed on the basis of a 365-day year.

        The applicable rate will be set annually by the independent appraiser engaged by the trustee of the Stock Investment Plan at a level that it determines is necessary for the fair value of the convertible preferred stock to be equal to its par value. In making that determination, the appraiser considers our credit worthiness (to determine the “spread” over 12-month U.S. Treasury Bills) and prevailing market rates (the return on 12-month U.S. Treasury Bills). Participants are informed shortly before the end of the September 30 fiscal year of what the spread (over 12-month U.S. Treasury Bills) component of the applicable rate is. The actual 12-month U.S. Treasury Bill rate at September 30 will be used in the final calculation of the applicable rate for the ensuing 12-month period.

        Redemption.    After a share of convertible preferred stock has been outstanding for at least three years, we may redeem such convertible preferred stock at our election, in whole or in part, upon not less than 30 nor more than 60 days’ written notice to the registered holder of the shares of convertible preferred stock to be redeemed. The redemption price shall be equal to 102.5% of the liquidation preference of the shares of convertible preferred stock to be redeemed, plus the payment of any accrued and unpaid dividends to the redemption date. If the convertible preferred stock has been held at least one year, on each January 1, April 1, July 1 and October 1, the holder of shares of convertible preferred stock may convert the shares to New AECOM Class A common stock. See “—Conversion”.

        Conversion.    If the convertible preferred stock has been held at least one year, on each January 1, April 1, July 1 and October 1 (a “Preferred Conversion Date”), the holder of shares of convertible preferred stock may convert some or all of the shares of convertible preferred stock held into shares of New AECOM Class A common stock. The number of shares of our New AECOM Class A common stock to be received upon conversion shall be determined by dividing (i) the aggregate liquidation preferences and accrued and unpaid dividends to the applicable Preferred Conversion Date of the shares of convertible preferred stock to be converted, by (ii) the per share price of our New AECOM Class A common stock on the applicable conversion date.

        Liquidation Rights.    In the event of any voluntary or involuntary liquidation, dissolution or winding up of AECOM, the holders of shares of convertible preferred stock are entitled to receive out of our assets available for distribution to stockholders, before any distribution of assets or any payments are made to holders of our common stock or of any other shares of our stock ranking as to such a distribution junior to the shares of convertible preferred stock, liquidating distributions in the amount of $100 per share plus accrued and unpaid dividends. After payment of such liquidating distributions, the holders of shares of convertible preferred stock will not be entitled to any further participation in any distribution of assets by us.

        Voting Rights.    Except as expressly required by applicable law, the holders of the convertible preferred stock will be entitled to one vote per share.

        If the equivalent of six quarterly dividends payable on the convertible preferred stock are in arrears, the number of our directors will be increased by two and the holders of convertible preferred stock, voting as a class with the holders of shares of any one or more other series of preferred stock ranking on a parity with the convertible preferred stock as to payment of dividends and the distribution of assets and upon which like voting rights have been conferred and are exercisable, will be entitled to elect two directors to fill such vacancies. Such right to elect two additional directors shall continue until all dividends in arrears have been paid or declared and set apart for payment. Each director elected by the holders of shares of the convertible preferred stock and all other classes of preferred stock whose holders are entitled to vote shall continue to serve as such director for the full term for which he or she shall have been elected, notwithstanding that prior to the end of such term such default shall cease to exist.

Anti-Takeover Effects of Various Provisions of Delaware Law and Our Certificate of Incorporation and Bylaws

        Our new certificate of incorporation and bylaws contain provisions that may have some anti-takeover effects. Provisions of Delaware law may have similar effects under our certificate of incorporation.

    Delaware Anti-Takeover Statute

        We are subject to Section 203 of the DGCL. Subject to specific exceptions, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years after the time such stockholder became an interested stockholder, unless:

•
the business combination or the transaction in which the stockholder became an interested stockholder is approved by the board of directors prior to the time that the interested stockholder attained that status;

•
upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding those shares owned by persons who are directors and also officers, and employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or

•
at or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

        Business combinations include mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to various exceptions, an interested stockholder is a person who, together with his or her affiliates and associates, owns, or within three years did own, 15% or more of the corporation’s outstanding voting stock. These restrictions could prohibit or delay the accomplishment of mergers or other takeover or change-in- control attempts with respect to us and, therefore, may discourage attempts to acquire us.

        In addition, various provisions of our certificate of incorporation and bylaws, which are summarized in the following paragraphs, may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.

    No Cumulative Voting

        The DGCL provides that stockholders are denied the right to cumulate votes in the election of directors unless our certificate of incorporation provides otherwise. Our certificate of incorporation does not expressly address cumulative voting.

    No Stockholder Action by Written Consent; Calling of Special Meetings of Stockholders

        Our certificate of incorporation prohibits stockholder action by written consent. It also provides that special meetings of our stockholders may be called only by the board of directors or the chief executive officer.

    Advance Notice Requirements for Stockholder Proposals and Director Nominations

        Our bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders must provide timely notice of their proposal in writing to the corporate secretary. To be timely, a stockholder’s notice must be delivered or mailed and received at our principal executive offices not less than 45 nor more than 75 days in advance of the anniversary date of our proxy statement in connection with our previous year’s annual meeting. Our bylaws also specify requirements as to the form and content of a stockholder’s notice. These provisions may impede stockholders’ ability to bring matters before an annual meeting of stockholders or make nominations for directors at an annual meeting of stockholders.

    Limitations on Liability and Indemnification of Officers and Directors

        The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties. Our certificate of incorporation includes a provision that eliminates the personal liability of directors for monetary damages for actions taken as a director, except for liability:

•	for breach of duty of loyalty;

•	for acts or omissions not in good faith or involving intentional misconduct or knowing violation of law;

•	under Section 174 of the Delaware General Corporation Law (unlawful dividends); or

•	for transactions from which the director derived improper personal benefit.

        Our certificate of incorporation provides that we must indemnify our directors and officers to the fullest extent authorized by the DGCL. We are also expressly authorized to carry directors’ and officers’ insurance providing indemnification for our directors, officers and certain employees for some liabilities. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and executive officers.

        The limitation of liability and indemnification provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

        There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

    Authorized But Unissued Shares

        Our authorized but unissued shares of common stock and preferred stock will be available for future issuance without your approval. We may use these additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

    Supermajority Provisions

        Under our certificate of incorporation, we must receive the consent of the holders of at least two-thirds of the outstanding shares of our class A and class B common stock, voting together as a single class, to approve a “business combination.” A business combination is defined as:

          (i)  any merger of AECOM into, or any consolidation of AECOM with, any other firm, corporation or entity, other than any corporation of which a majority of the voting securities is owned directly or indirectly by AECOM;

          (ii)  any sale, lease, exchange or other transfer to any individual firm, corporation or entity of all or substantially all of the assets of AECOM (other than a mortgage or pledge of the assets of AECOM) in one or more related transactions; or

(iii) the adoption of any plan for the liquidation or dissolution of AECOM.

Transfer Agent and Registrar

                                 is the transfer agent and registrar for our class A common stock and our unrestricted class B common stock.

MANAGEMENT

Executive Officers and Directors

        Our directors and executive officers are set forth below. Executive officers report directly to the Chief Executive Officer.

Name	Age (1)	Position
Richard G. Newman	67	Chairman of the Board and Chief Executive Officer
Francis S. Y. Bong	59	Chairman of Asia and Australia; Director
Raymond W. Holdsworth	58	President and Chief Executive for Americas Group
Joseph A. Incaudo	61	Executive Vice President and Chief Financial Officer
Grant G. McCullagh	50	Executive Vice President, Corporate Development and Operations
David N. Odgers	59	Chief Executive for Global Group
H. Frederick Christie	68	Director
John W. Downer	66	Director
S. Malcolm Gillis	61	Director
Robert J. Lowe	62	Director
Joan A. Payden	70	Director
William P. Rutledge	60	Director

(1)	As of January 31, 2002.

        Richard G. Newman has been a director and Chief Executive Officer of AECOM since May 1991. He served as a director of Ashland Technology Corporation, which became AECOM in April 1990, from February 1989, and was appointed President in December 1988. Mr. Newman relinquished the office of President as of March 1, 2000 but retained the position of Chairman and Chief Executive Officer. Previously, he was President and Chief Operating Officer of DMJM from October 1985 to December 1988 and a Corporate Vice President or Vice President of DMJM from 1977 to October 1985. Mr. Newman is also a director of Southwest Water Company and 13 mutual funds under Capital Research and Management Company.

        Francis S. Y. Bong was named to the Board of Directors of AECOM with the merger of AECOM and Guy Maunsell International Limited effective as of May 4, 2000. He serves as Chairman for our operations throughout Asia and Australia. Prior to the merger, Mr. Bong held positions of increasing responsibility with Maunsell’s operations in Asia since he started with the firm in 1975.

        Raymond W. Holdsworth was named President of AECOM as of March 1, 2000 and, since April 2001, has served as Chief Executive for our Americas Group. Prior to March 2000, Mr. Holdsworth held the position of Chairman and Chief Executive Officer of DMJM, which he had held since January 1999, when he relinquished the position of President after serving in that capacity since April 1993. Prior to his DMJM role, he served as Vice President of AECOM beginning in June 1992.

        Joseph A. Incaudo was named Executive Vice President of AECOM as of March 1, 2000. He was appointed Senior Vice President, Chief Financial Officer and Treasurer of AECOM in December 1988 and was appointed to the additional function of Chief Administrative Officer of AECOM in December 1995. Mr. Incaudo relinquished the position of Chief Administrative Officer effective March 1, 2000, at which time he was named Executive Vice President. Previously, he was Administrative Vice President, Chief Financial Officer and Treasurer of AECOM from January 1986 to December 1988. Mr. Incaudo served as Administrative Vice President, Treasurer and Chief Financial Officer of Ashland Professional and Technical Services Group from October 1984 to January 1986 and has served as Treasurer of DMJM since March 1983. Mr. Incaudo is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants.

        Grant G. McCullagh was named Executive Vice President of AECOM as of March 1, 2000, responsible for Corporate Development, Strategic Planning and Corporate Operations. He also provides corporate leadership relating to the cross-selling of the Americas-Facilities Group business and our construction management and integrated services. Prior to March 2000, Mr. McCullagh was responsible for our Americas-Facilities Group from June 1999 until March 2000. Mr. McCullagh has been President and Chief Executive Officer of The McClier Corporation since 1988, when the company was founded, until he relinquished this role in April 2001. In December 1998, Mr. McCullagh relinquished the position of President of McClier but retained the positions of Chairman and Chief Executive Officer. He was named Chairman, President and Chief Executive Officer of Holmes & Narver, Inc. effective October 1, 1997. In June 1999, he relinquished the position of President but retained the positions of Chairman and Chief Executive Officer until March 2000.

        David N. Odgers is Chief Executive of our Global Group, headquartered in London. Prior to the merger of AECOM and Maunsell, he served as Chief Executive of Maunsell since 1998. Before that, Mr. Odgers served as Chief Executive of Maunsell Pty Ltd, Australia, from 1989 to 1998. He has served in a variety of increasingly responsible positions with various organizations in the Maunsell Group since he started with that firm in 1965.

        H. Frederick Christie was named to the Board of Directors of AECOM effective as of August 1, 1990. From 1987 until his retirement in 1989, Mr. Christie served as President and Chief Executive Officer of The Mission Group, where he was responsible for all of the non-utility subsidiaries of SCEcorp., the parent company of Southern California Edison Company. Mr. Christie served as President and a Director of Southern California Edison Company from November 1984 until September 1987, after having previously served as Executive Vice President and Treasurer. He is also a director of 19 mutual funds under Capital Research and Management Company, Valero LLP, IHOP Corp., Southwest Water Company and Ducommun Incorporated.

        John W. Downer was named to the Board of Directors of AECOM effective as of May 4, 2000. He serves as a special consultant to AECOM with a focus on our global operations. Mr. Downer served as Group Chief Executive of Maunsell and its predecessor firms from 1989 to 1998, at which time he was appointed Chairman. Mr. Downer has held increasingly responsible officerships with the Maunsell Group since he started with that firm in 1963 and was Managing Director in Asia from 1969 to 1998, during which time Maunsell grew to become the largest consulting engineering firm in Asia.

        S. Malcolm Gillis was named to the Board of Directors of AECOM effective as of January 20, 1998. Dr. Gillis has been President of Rice University since July 1993. Before assuming the presidency of Rice, Dr. Gillis served at Duke University from 1984 to 1993, where he served as Dean of the Faculty of Arts and Sciences from 1991 to 1993, and Harvard University, where he did extensive teaching and consulting in the area of international economics from 1969 to 1984, with particular emphasis on Latin America and Asia, working with heads of state on economic policy issues. Dr. Gillis serves as a Director of the Federal Reserve Bank of Dallas. Dr. Gillis also serves on the Boards of various educational and charitable organizations and government commissions and committees.

        Robert J. Lowe was named to the Board of Directors of AECOM effective as of February 18, 1993. Mr. Lowe is Chairman and Chief Executive Officer of Lowe Enterprises, Inc. and its affiliated companies. He was the principal founding shareholder in 1972 of the corporation that became Lowe Enterprises, Inc. Mr. Lowe also serves on the board of Claremont McKenna College and on the boards of various charitable organizations and government commissions and committees.

        Joan A. Payden was named to the Board of Directors of AECOM effective as of February 18, 1997. Ms. Payden is President and Chief Executive Officer of Payden & Rygel, an investment advisory firm that focuses on the management of global institutional assets for its clients. Ms. Payden founded the company in 1983 and she is currently the majority shareholder. Ms. Payden also serves on the Board of Directors of the Automobile Club of Southern California.

        William P. Rutledge was named to the Board of Directors of AECOM effective November 29, 1998. Mr. Rutledge currently serves as Chairman of Communications & Power Industries of Palo Alto, California. Mr. Rutledge was President and Chief Executive Officer of Allegheny Teledyne, Inc. from August 1996 until his retirement in 1997. Mr. Rutledge also serves on the Board of Directors of First Federal Bank in Santa Monica, California, Computer Sciences Corporation in El Segundo, California and Sempra Energy Corporation, San Diego, California, and on the Board of Trustees of Lafayette College, KCET Public Television, Saint John’s Health Center and the World Affairs Council of Los Angeles.

Composition of the Board of Directors

        In accordance with the terms of our Restated Certificate of Incorporation, the terms of office of our board of directors are divided into three classes:

•	Class I directors, whose term will expire at the annual meeting of stockholders to be held in 2003;

•	Class II directors, whose term will expire at the annual meeting of stockholders to be held in 2004; and

•	Class III directors, whose term will expire at the annual meeting of stockholders to be held in 2005.

        Our Class I directors are Richard G. Newman and Joan A. Payden, our Class II directors are John W. Downer, Robert J. Lowe and William P. Rutledge, and our Class III directors are Francis S. Y. Bong, H. Frederick Christie and S. Malcolm Gillis. At each annual meeting of stockholders, the successors to the directors whose terms will then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This classification of our board of directors may have the effect of delaying or preventing changes in control or management of our company.

Committees of the Board of Directors

        The audit committee of our board of directors consists of Robert J. Lowe (Chairperson), H. Frederick Christie and S. Malcolm Gillis. The audit committee, which is composed solely of independent directors, makes recommendations to our board of directors regarding the selection of independent auditors, reviews the results and scope of the audit and other services provided by our independent auditors, and reviews and evaluates our audit and control functions.

        The compensation committee of our board of directors consists of H. Frederick Christie (Chairperson), S. Malcolm Gillis, Joan A. Payden and William P. Rutledge. The compensation committee, comprised solely of outside directors, oversees our equity compensation plans and makes decisions concerning salaries and incentive compensation for our employees and consultants.

        The nominating committee of our board of directors consists of S. Malcolm Gillis (Chairperson), H. Frederick Christie, John W. Downer and Robert J. Lowe. The nominating committee makes recommendations to the board of directors regarding nominees to be proposed by the board of directors for election as directors and evaluates the size and composition of the board of directors. The nominating committee will consider written suggestions from stockholders regarding potential nominees for election.

        The strategic planning committee of our board of directors consists of William P. Rutledge (Chairperson), Francis S.Y. Bong and Joan A. Payden. The strategic planning committee works with our management in developing our five-year strategic plan and our annual operating plan.

Compensation Committee Interlocks and Insider Participation

        None of the members of the compensation committee of our board of directors is an officer or employee of our company. No executive officer of our company serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our compensation committee.

Compensation of the Board of Directors

        Those of our directors, who also serve as officers or consultants of AECOM or its subsidiaries, are not currently compensated by us for meeting attendance or performing any other function of the Board. Any director who is not an employee or consultant is paid a retainer of $24,000 per year ($30,000 in the case of the chairpersons of the compensation and audit committees and $26,400 in the case of the chairpersons of the strategic planning and nominating committees), plus $1,000 for the first board or committee meeting or function attended on any given day and $500 for each additional meeting attended on the same day. Our non-employee directors are entitled to defer some or all of their annual retainers and meeting fees to our Non-Qualified Stock Purchase Plan and receive common stock units.

        Each non-employee director, at the time he or she is first elected to our board of directors, will receive options to purchase 5,000 shares of our common stock. Each non-employee director is entitled to receive additional options to purchase up to 2,500 shares of our common stock on the date of our annual meeting during the term of the 1995 Stock Incentive Plan. The exercise price for the options is the market value of our common stock on the date of grant and the options are exercisable six months after the grant date.

        Our board has granted to Mr. Downer options to purchase 20,000 shares of our common stock at an exercise price equal to the initial public offering price. The options will vest six months after the closing of this offering and will expire seven years from the grant date. The options were granted under our 1995 Stock Incentive Plan.

Limitation of Directors’ Liability and Indemnification

        As permitted by Delaware law, our Restated Certificate of Incorporation contains a provision eliminating the personal liability of our directors to us and our stockholders for monetary damages for breaches of their fiduciary duty as directors to the fullest extent permitted by the General Corporation Law of Delaware. Under the present provisions of the General Corporation Law of Delaware, our directors’ personal liability to us and our stockholders for monetary damages may be so eliminated for any breach of fiduciary duty as a director other than (i) any breach of a director’s duty of loyalty to us or to the stockholders, (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of the law, (iii) dividends or stock repurchases or redemptions that are illegal under Delaware law, and (iv) any transaction from which a director receives an improper personal benefit. This provision pertains only to breaches of duty by directors as directors and not in any other corporate capacity, such as officers. As a result of the inclusion of such provision, stockholders may be unable to recover monetary damages against directors for actions taken by them that constitute gross negligence or that are in violation of their fiduciary duties, although it may be possible to obtain injunctive or other equitable relief with respect to such actions. If equitable remedies are found not to be available to stockholders in any particular case, stockholders may not have any effective remedy against the challenged conduct.

        Our Bylaws require us to indemnify our officers and directors against expenses and costs, judgments, settlements and fines reasonably incurred in the defense of any claim, including any claim brought by us or in our right, to which they were made parties by reason of being or having been officers or directors.

Executive Compensation

    Summary of Cash and Other Compensation

        The following table describes the compensation we paid to our chief executive officer and our five other most highly compensated executive officers during the fiscal year ending September 30, 2001:

Summary Compensation Table

	Annual Compensation				Long-Term Compensation			All Other Compensation (3),(4)
Name and Principal Position	Salary (1)	Bonus (1)	Other Annual Compensation		Restricted Stock Awards	Securities Underlying Options	LTIP Payouts (2)
Richard G. Newman	582,000	600,000	—		—	50,000	384,000	53,500
Chairman and Chief
Executive Officer

Francis S.Y. Bong	294,950	300,000	134,500	(6)	—	25,000	82,875	245,600
Director and Chairman of
Asia and Australia (5)

Raymond W. Holdsworth	300,000	235,000	—		—	25,000	184,800	87,380
President and Chief
Executive for Americas
Group

Joseph A. Incaudo	291,250	225,000	—		—	25,000	168,000	83,609
Executive Vice President
and Chief Financial Officer

Grant G. McCullagh	283,720	225,000	—		—	25,000	143,500	99,158
Executive Vice President,
Corporate Development
and Operations

David N. Odgers	217,075	265,000	110,000	(7)	—	25,000	82,875	114,583
Chief Executive for Global
Group (5)

(1)
Amounts shown include payments to certain executives in the form of stock units. The amounts paid in stock units were $60,000, $117,500, $45,000 and $56,250 for Messrs. Newman, Holdsworth, Incaudo and McCullagh, respectively.

(2)
Represents amounts received under our Performance Unit Plan for the performance period from fiscal 1997 through fiscal 2000. In the case of Messrs. Odgers and Bong, the amount was pro-rated for 50% of the performance period. Some or all of these payments were made in the form of stock or stock units. The amounts paid in stock or stock units were $38,400, $92,400, $168,000 and $71,750, for Messrs. Newman, Holdsworth, Incaudo and McCullagh, respectively. Messrs. Bong and Odgers received all of their payments in cash.

(3)
Amounts shown in this column include employer matching contributions under the our Global Stock Plan. Allocations of stock under our stock plan are provided on the same basis for all employees under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). Payments are made in the form of our common stock in the Employee Stock Ownership Plan, common stock units in the Non-Qualified Stock Purchase Plan or certificated shares for executives residing outside of the United States. The amounts paid as common stock were $4,072 for each of Messrs. Newman, Holdsworth and Incaudo and $4,709 for Mr. McCullagh. The amounts paid as stock units were $49,428, $83,308, $79,537 and $94,449, respectively, for Messrs. Newman, Holdsworth, Incaudo and McCullagh, and the amounts paid as certificated shares were $245,600 to Mr. Bong.

(4)
This column also includes a stock match under the Senior Executive Equity Investment Plan of certificated shares valued at $114,583 for Mr. Odgers. We will terminate the Senior Executive Equity Investment Plan at September 30, 2002. See “Certain Relationships and Related Transactions.”

(5)	Compensation of Messrs. Bong and Odgers has been converted from Hong Kong dollars and British pounds, respectively, based on exchange rates at September 30, 2001.

(6)	Includes housing allowance of $74,000, perquisites and other personal benefits.

(7)	Includes housing allowance of $95,000, perquisites and other personal benefits.

    Options

        The table below sets forth the options granted to named executive officers during fiscal 2001. Each option represents the right to purchase one share of our common stock. Each option vests in annual installments of 10% per year after each of the first four years and 60% after the fifth year from the grant date. No restricted stock awards were granted to named executive officers in fiscal 2001.

        The potential realizable values are based on an assumption that the stock price of our common stock will appreciate at the annual rate shown (compounded annually) from the date of grant until the end of the option term. These values do not take into account amounts required to be paid as income taxes under the Internal Revenue Code and any applicable state laws or option provisions providing for termination of an option following termination of employment, non-transferability or vesting. These amounts are calculated based on the requirements promulgated by the Securities and Exchange Commission and do not reflect our estimate of future stock price growth of the shares of our common stock.

Option Grants in Last Fiscal Year
	Individual Grants
	Number of Securities Underlying Options Granted	% of Total Options Granted to Employees in Fiscal 2001	Exercise Price Per Share	Expiration Date	Potential Realizable Value at Assumed Annual Rate of Stock Price Appreciation for Option Term
Name					5%	10%
Richard G. Newman	50,000	9.3%	$13.68	11/15/2007	$278,457	$648,922
Francis S.Y. Bong	25,000	4.6	13.68	11/15/2007	139,228	324,461
Raymond W. Holdsworth	25,000	4.6	13.68	11/15/2007	139,228	324,461
Joseph A. Incaudo	25,000	4.6	13.68	11/15/2007	139,228	324,461
Grant G. McCullagh	25,000	4.6	13.68	11/15/2007	139,228	324,461
David N. Odgers	25,000	4.6	13.68	11/15/2007	139,228	324,461

        In January 2001, our board approved the grant of options to purchase an aggregate of 600,000 shares of common stock at an exercise price equal to our initial public offering price. Of these options, Mr. Newman received options to purchase 50,000 shares of common stock and all other officers in the table above each received options to purchase 25,000 shares of common stock.

        The following table provides summary information of the options exercised and the number of shares of our common stock represented by outstanding stock options from grants from 1991 to 2000, and held by each of our named executive officers as of September 30, 2001. There was no public trading market for our common stock as of September 30, 2001. Accordingly, the dollar values in the table shown below are calculated based upon the appraised value of our common stock of $16.72 per share at September 30, 2001, less the exercise price of the options, and multiplying the result by the number of shares.

Aggregated Option Exercises In Last Fiscal Year and
Fiscal Year-End Option Values

Name	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options at September 30, 2001		Value of Unexercised In-the- Money Options at September 30, 2001
			Exercisable	Unexercisable	Exercisable ($)	Unexercisable ($)
Richard G. Newman (1)	50,000	$619,000	311,000	154,000	$3,130,000	$843,600
Francis S.Y. Bong	—	—	—	25,000	—	76,000
Raymond W. Holdsworth	—	—	162,500	87,500	1,597,800	508,900
Joseph A. Incaudo (1)	30,000	$371,400	136,500	78,500	1,361,700	434,400
Grant G. McCullagh	—	—	59,000	81,000	473,900	460,000
David N. Odgers	—	—	4,000	61,000	15,800	218,600

(1)
We issued loans to Messrs. Newman and Incaudo for the exercise of their options through our Stock Option Loan Program and Stock Repurchase Program. Both officers repaid the loans in April 2001 through the sale of stock to us. See “Certain Relationships and Related Transactions.”

    Long-term incentive awards

        The following table provides summary information of the performance units granted to each of our named executive officers during the fiscal year ending September 30, 2000 for the performance periods of fiscal years ending September 30, 2001 through 2004.

Name	Number of shares, units or other rights (1)	Performance or other period until maturation or payout (2)	Estimated future payouts under non- stock price-based plans
			Threshold (3)	Target (3)	Maximum (3)
Richard G. Newman	500,000	4 years	$250,000	$400,000	$500,000
Francis S.Y. Bong	390,000	4 years	195,000	312,000	390,000
Raymond W. Holdsworth	472,500	4 years	236,250	378,000	472,500
Joseph A. Incaudo	463,750	4 years	231,875	371,000	463,750
Grant G. McCullagh	463,750	4 years	231,875	371,000	463,750
David N. Odgers	390,000	4 years	195,000	312,000	390,000

(1)	Performance units are awarded based on the employee’s salary level.

(2)	Each award covers a four-year performance period.

(3)
Payouts of share awards are contingent upon achievement of the performance objectives referred to above. Payouts under the plan are converted to dollar values based on the percent performance achieved by each participant. The range of performance could be between 0% and 100%, however, the expected level of performance for each participant is designed to be 80%. At the threshold performance level, payout will equal 50% of the award, although a minimum award level of 0% is possible, it is unlikely that any participant would earn less than 50%. At the target performance level, payout will equal 80% of the award. At the maximum performance level, payout will equal 100% of the award.

        In the fiscal quarter of first 2002, we terminated our Performance Unit Plan and fully vested all participants at the projected level of each participant’s award based on estimated performance for calendar year 2002. The average award is estimated to be approximately 75% of maximum levels.

Employee Benefit Plans

    1990 Stock Incentive Plan and 2000 Stock Incentive Plan

        We have adopted two Stock Incentive Plans for our employees and consultants: the 1990 Stock Incentive Plan, adopted in April 1990, and the 2000 Stock Incentive Plan, adopted in February 2000. We are authorized to issue options for up to 4,000,000 shares under our Stock Incentive Plans. The board of directors has approved an amendment to increase the amount authorized under our Stock Incentive Plans to 6,500,000 shares, subject to stockholder approval. Persons eligible to receive awards under the Stock Incentive Plans include key employees and officers of AECOM and its subsidiaries from all jurisdictions.

        Each Stock Incentive Plan provides for the discretionary grant of incentive stock options, within the meaning of Section 422 of the Internal Revenue Code of 1986, to employees and for the grant of nonqualified stock options, stock appreciation rights, restricted stock, cash and stock bonuses, dividend equivalents, performance awards and other stock-related benefits to employees and consultants.

        Under each Stock Incentive Plan, the board of directors, or a board committee, has the power to determine the terms of the options or other awards granted, including the exercise price, at or above market price, of the options or other awards, the number of shares subject to each option or other award, the exercisability thereof and the form of consideration payable upon exercise. In addition, the board of directors has the authority to amend, suspend or terminate either Stock Incentive Plan, provided that no such action may affect any share of common stock previously issued and sold or any option previously granted under the respective Stock Incentive Plan without the consent of the holder.

        The exercise price of options granted under the Stock Incentive Plans must be no less than the fair market value of our common stock on the date of grant. The term of all options granted under the Stock Incentive Plans may not exceed ten years for options granted under the 1990 Stock Incentive Plans and seven years for options granted under the 2000 Stock Incentive Plan. Neither Stock Incentive Plan limits the number of shares of common stock that may be granted to any eligible individual. The Stock Incentive Plans are not exclusive. A person who holds an award under either Stock Incentive Plan may be granted additional awards under the other Stock Incentive Plan or under any other employee benefit plans or by appropriate authorization of the board of directors.

        Restricted or unrestricted stock may be delivered or sold to participants in the Stock Incentive Plans at various prices, subject to restrictions as may be determined by our board of directors. We may repurchase restricted stock if the conditions or restrictions are not met. In general, restricted shares may not be sold, or otherwise transferred or hypothecated, until restrictions are removed or expire. Purchasers of restricted stock, unlike recipients of options, typically will have voting rights and will receive dividends prior to the time when restrictions lapse. As of December 31, 2001, we have not issued any restricted stock under the Stock Incentive Plans.

        Stock appreciation rights may be granted by the board of directors in connection with stock options, other awards or separately. Stock appreciation rights typically provide for payments to the holder based upon increases in the price of our common stock over a specified benchmark, such as the exercise price of an option or other award. We may pay stock appreciation rights with cash or shares of our common stock or a combination of the two. As of December 31, 2001, we have not granted any stock appreciation rights under the Stock Incentive Plans.

        Dividend equivalents represent the value of dividends that we may pay to a participant in the Stock Incentive Plans based upon the number of shares or stock appreciation equivalents held by the participant. As of December 31, 2001, we have not granted any dividend equivalents under the Stock Incentive Plans.

        Our board of directors may also grant performance awards under the Stock Incentive Plans. These awards include “phantom” stock, which provide for payments in cash or common stock based upon increases in the price of our common stock over a predetermined period. Performance awards also include cash and stock bonuses, which may be granted on an individual or group basis. As of December 31, 2001, we have not granted any performance awards under the Stock Incentive Plans.

        Both Stock Incentive Plans allow the board of directors, in its sole discretion, to accelerate the exercisability or vesting of any or all outstanding awards under the Stock Incentive Plans in any circumstance that our board deems such acceleration to be appropriate, including any change in control of AECOM.

        The 1990 Stock Incentive Plan terminated on April 6, 2000 and the 2000 Stock Incentive Plan will terminate on February 25, 2010 unless it is terminated prior to that time by our board of directors.

    1995 Stock Incentive Plan for Non-Employee Directors

        On May 25, 1995, we adopted our 1995 Stock Incentive Plan for our non-employee directors. The 1995 Stock Incentive Plan authorizes the issuance of options with respect to up to 100,000 shares of our common stock to directors who are not our employees or who do not own more than 5% of our outstanding voting securities. As of December 31, 2001, we had 71,000 options to purchase common stock outstanding under the 1995 Stock Incentive Plan with a weighted average exercise price of $9.33.

        Each non-employee director, at the time he or she is first elected to our board of directors, will receive options to purchase 5,000 shares of our common stock. Each non-employee director is entitled to receive additional options to purchase up to 2,500 shares of our common stock on the date of our annual meeting during the term of the 1995 Stock Incentive Plan. The exercise price for the options will be the market value of our common stock on the date of grant and the options will become exercisable on the six month anniversary of the grant date.

        Shares subject to options that have expired will become available for grant again under the 1995 Stock Incentive Plan.

    2002 Employee Stock Purchase Plan

        Our 2002 Employee Stock Purchase Plan was adopted by the Board of Directors in January 2002 and approved by the stockholders in February 2002. A total of 2,500,000 shares of common stock are reserved for issuance under the plan. Our board of directors will administer this plan, which is intended to qualify under Section 423 of the Internal Revenue Code. Eligible employees may purchase shares of common stock through payroll deductions of up to 15% of the employee’s base pay. The purchase price for each share of common stock will be the lower of 85% of the fair market value of such share on the last trading day before the participation period commences or 85% of the fair market value of such share on the last trading day in the participation period. Employees may end their participation in the offering at any time during the offering period, and participation ends automatically upon termination of a participant’s employment with us. Participants may not purchase shares of common stock having a value, measured at the beginning of the offering period, greater than $25,000 in any calendar year or more than 2,000 shares in any offering period. The plan is expected to be implemented on or before September 30, 2002.

    Employee Incentive Plans

        Most of our employees participate in our Global Stock Program, which consists of several stock purchase plans. The stock purchase plans provide a means by which eligible employees may purchase our common stock through payroll deductions.

        In the United States, most of our employees participate in our Stock Investment Plan and our Investment Plan, both of which are tax-qualified 401(k) plans, and our Employee Stock Ownership Plan, which is also a tax-qualified plan. During the year, highly compensated employees (generally speaking, employees who earns more than $90,000 in our 2002 fiscal year) may be disqualified from participating in the Stock Investment Plan and Investment Plan. Because of this restriction, we have established a nonqualified plan, the Non-Qualified Stock Purchase Plan, to enable those highly compensated employees to defer compensation that they might otherwise have contributed to the Stock Investment Plan or Investment Plan. As a result of these deferrals to our stock purchase plans, employees are credited with common stock units on a tax-deferred basis. In addition, our non-employee directors are entitled to defer some or all of their annual retainers and meeting fees to the stock purchase plans and receive common stock units for their contributions. We also credit employees with common stock units under the Non-Qualified Stock Purchase Plan in an amount of employer matches that we would otherwise have made under the Stock Investment Plan, the Investment Plan or the Employee Stock Ownership Plan.

    Performance Unit Plan

        We established a Performance Unit Plan on December 19, 1990. The plan expired in December 2000 and our board of directors adopted a similar Performance Unit Plan in December 2000. Under the Performance Unit Plan, the board of directors may grant performance unit awards to executive officers and key employees of AECOM and our subsidiaries. The performance unit awards are a certain percentage of salary and receipt of the award is conditional upon the financial performance of AECOM (or for employees of a subsidiary, the financial performance of that subsidiary) over a four-year period. The award is paid in two annual installments, which can be no later than the first and second anniversary, respectively, of the last day of the four-year performance period. We may pay the awards in cash, common stock, common stock units or a combination thereof.

        We have performance unit awards outstanding under the Performance Unit Plan, payable as follows:

•
For the performance period from October 1, 1998 to September 30, 2002, we have potential awards outstanding of $10,252,250, which must be paid in two installments on or before September 30, 2003 and September 30, 2004; and

•
For the performance period from October 1, 2000 to September 30, 2004, we have potential awards outstanding of $10,397,500, which must be paid in two installments on or before September 30, 2005 and September 30, 2006.

        In the first quarter of fiscal 2002, we terminated our Performance Unit Plan and fully vested all participants at the projected level of each participant’s award based on estimated performance for calendar year 2002. The average award is estimated to be approximately 75% of maximum levels.

    Pension Plans

        In addition to the Global Stock Program described above, most of our employees participate in pension plans maintained by us and our overseas subsidiaries. In the United States, most of our employees participate in the AECOM Pension Plan, which was adopted on September 29, 1990. Depending on the participant’s years of service to AECOM, the pension benefits will range from 26% to 30.5% of the employee’s final average monthly compensation plus an additional 11% to 12.5% of the employee’s final average monthly compensation in excess of specified Social Security base amounts. These benefits will generally be reduced for participants with less than 25 years of service. Employee contributions of up to 1.5% of compensation were required prior to April 1, 1998.

        On April 1, 1998, we amended our Investment Plan to add what we refer to as a 401(k) pension component. This 401(k) pension component generally replaces the AECOM Pension Plan. New employees are not permitted to participate in the AECOM Pension Plan and, as described below, benefits under the 401(k) pension component reduce the AECOM Pension Plan benefits for existing AECOM Pension Plan participants. Employees are allowed to make pre-tax or after-tax contributions of .5%, 1% or 1.5% of their compensation to this 401(k) pension component. We will match dollar for dollar any such contributions and our matching contributions will vest after five years from the date of hire.

        We have also amended the AECOM Pension Plan, effective July 1, 1998, to provide that those highly compensated employees who receive bonuses under our incentive compensation program cease earning benefits under the AECOM Pension Plan and instead earn identical benefits under a non-qualified plan known as the Management Supplemental Executive Retirement Plan, or MSERP. The MSERP provides a benefit identical in nature to the AECOM Pension Plan on an unfunded basis.

        After April 1, 1998, employee contributions are no longer made to the AECOM Pension Plan. In addition, the benefits of each employee who participated in the AECOM Pension Plan or MSERP are reduced by the actuarial equivalent of a hypothetical account or balance, calculated to be what the employee would have in his or her 401(k) pension component from April 1, 1998 until the employee’s retirement and if the 401(k) contributions had remained invested in a benchmark fund, which mirrors the AECOM Pension Plan investments.

        On October 1, 1992 we established the unfunded Supplemental Executive Retirement Plan (“92 SERP”) and on July 1, 1996 we established the unfunded Supplemental Executive Retirement Plan (“96 SERP”) in order to provide some of our U.S. resident executive officers with pre-retirement death benefits and retirement benefits consistent with the level provided by the previous AECOM Pension Plan formula, without reduction for IRS limitations, less projected Employee Stock Ownership Plan benefits. The Supplemental Executive Retirement Plans require a participant to have reached the minimum age of 50 and to have worked at AECOM for at least five years. The plan also carries with it an early retirement provision at age 62 with full retirement benefits.

        The 92 SERP is available to eligible executive officers who were participants in the AECOM Pension Plan as of May 1, 1990. Executive officers hired after May 1, 1990 and before July 1, 1998 are eligible to participate in the 96 SERP. The 92 SERP and 96 SERP provide an executive officer with an enhanced retirement benefit equal to the difference between the benefit under the AECOM Pension Plan formula and the benefit that the participant would have received under the pension plan of one of our operating companies and AECOM Pension Plan, respectively, had the officer continued under the prior plan, reduced by the anticipated benefit of maximum participation in the Employee Stock Ownership Plan. The 92 SERP and 96 SERP also require that participants who choose to receive a benefit from these plans enter into an agreement not to compete with us.

        As of September 30, 2001, we had designated nine executive officers as participants in the Supplemental Executive Retirement Plans. The estimated annual expense to be accrued under the plan for those executive officers is not expected to exceed $1.6 million. During the period from 1992 through 2000, three officers retired and have received payments according to the terms of the plans.

        On July 1, 1996 we established the AECOM Excess Benefit Plan for participants in the Supplemental Executive Retirement Plans in order to provide only those benefits which the AECOM Pension Plan cannot provide due to IRS limits and it is intended to be a mirror plan for pension source tax purposes. Benefits from the Excess Benefit Plan are unfunded and will reduce, dollar-for-dollar, the pension benefit paid by the Supplemental Executive Retirement Plans.

        The following table shows the estimated combined annual benefits as of September 30, 2001 from the AECOM Pension Plan, MSERP, Excess Benefit Plan and 92 SERP. The benefits were not reduced by the hypothetical 401(k) benchmark account described above. The table also assumes that the participant was hired prior to May 1, 1990 at age 40, with a potential service of 25 years at age 65. The benefits do not reflect any frozen benefits that may have been grandfathered under prior plans or prior limits on pensionable earnings.

Pension Plan Table

	Years of Service
Annual Compensation (1)	10	15	20	25
200,000	27,374	41,999	57,517	74,385
225,000	31,465	48,136	65,699	84,613
250,000	35,557	54,273	73,882	94,841
300,000	43,739	66,547	90,248	115,298
400,000	60,105	91,095	122,978	156,212
500,000	76,470	115,643	155,709	197,125
750,000	117,384	177,013	237,536	299,409
1,000,000	158,297	238,384	319,363	401,693
1,250,000	199,211	299,754	401,191	503,977
1,500,000	240,125	361,124	483,018	606,261

(1)
Annual compensation includes salary, sick pay, overtime pay, shift premiums, contract completion bonuses, incentive compensation bonuses, severance pay, vacation pay, employee contributions to the Investment Plan and Stock Investment Plan, and any amounts contributed on behalf of the employee to a premium conversion plan. Compensation does not include employer contributions to employee benefit plans, domestic and overseas allowance, moving expenses, and payment for unused vacation.

        Mr. Newman’s years of service to determine his pension benefits is limited to 20 years of service. Mr. Newman, for purposes of his pension benefits, has reached his maximum of 20 years of service. Mr. Holdsworth and Mr. Incaudo have 16 and 18 years of service, respectively. Mr. McCullagh is a participant in the 96 SERP. At his present salary level and with five years of service, his total accrued annual pension benefit is approximately $30,000. Mr. Bong is a participant in the Hong Kong Pension Plan, which is a defined contribution plan. The employer contribution toward Mr. Bong’s pension scheme was 23.5% of his salary, or $69,000, in 2001. Mr. Odgers is a participant in the Australian Superannuation Plan. He has accrued a retirement benefit equal to approximately $800,000, payable in a lump sum at age 65 (this is approximately equal to an annual pension of $70,000).

        Because of our broad international diversification, our employees outside the United States participate in a variety of public and private retirement and pension plans, both mandatory and voluntary, which provide various benefit levels. In Australia, many of our senior staff participate in Maunsell’s Superannuation Plan established prior to 1965. This plan provides a lump sum amount equal to 18.5% of the employee’s final average annual compensation per year of service. This benefit is capped at seven times average annual compensation. In Hong Kong, most of our employees participate in a Defined Contribution Scheme established in December 2000 with employee contributions ranging from 3% to 6.5% of salary plus an employer match of 150% on the first 1% to 4% of employee contributions. Some directors receive a higher employer contribution of 23.5% of salary.

        Stock Option Loan Program and Stock Repurchase Program

        In March 1998, we established the Stock Option Loan Program and Stock Repurchase Program to facilitate the exercise of options to purchase our common stock. Under this program, upon the expiration of an option award or the death, disability or termination of an option holder, we offer to the option holder a loan in the amount of the aggregate exercise price of the options granted to the option holder plus our withholding tax obligation upon exercise of the option. The option holder then uses the proceeds of the loan to exercise his or her options.

        Under the program, we have made loans to some of our executive officers in the aggregate principal amount of $1,661,000 with an average interest rate of 3.54% as of December 31, 2001. The terms of the loans range from six months to one year and bear interest at the Interbank Offered Rate plus 1%. Interest and principal are payable at the maturity of the loan. We will terminate this program on or about 12 months after the IPO. Loans made between January 21, 2002 and the termination date will be made only to enable the borrower to comply with the lock up obligations described in “Shares Eligible for Future Sale.”

        Senior Executive Equity Investment Plan

        We established the Senior Executive Equity Investment Plan in March 1998 to encourage our senior executives to invest in common stock so that their ownership interests would be commensurate with their executive positions. For eligible executives, we offer a loan for the purpose of purchasing shares of our common stock. The loan bears interest at a rate approximating the most recent placement of long-term debt by us. The principal and interest on the loan are due upon the earlier of (i) the sale of the common stock acquired with the loan or (ii) the termination of the executive’s employment prior to normal retirement. Purchases of Common Stock pursuant to this program may receive a matching allocation under the Employee Stock Ownership Plan, the Non-Qualified Stock Purchase Plan or otherwise, with limitations.

        We have made loans in the aggregate principal amount of $17,650,000 with an average interest rate of 7.19% as of December 31, 2001 under the Senior Executive Equity Investment Plan. Upon the closing of the IPO, we will not make any further loans under this program. On or about 12 months after the IPO, the officers will sell sufficient shares needed to repay their loans and this program will be terminated.

        Additional Benefits

        We cover our executive officers under medical, dental, life and other welfare plans maintained by us. In general, these plans are open to a large class of employees in each of our subsidiaries. In addition to benefits generally available to the large class of employees, covered executives are generally eligible for other benefits, including company-paid executive physicals, additional life insurance paid by the employing subsidiary, company-provided automobiles, and reimbursement for approved professional society and club dues and parking. Some of the executive officers are also covered by the AECOM Supplemental Health Plan, which provides 100% additional reimbursement for allowable medical expenses up to $50,000 per calendar year.

        Employment Agreements

        One of our subsidiaries has entered into an employment agreement with Mr. Odgers. The employment agreement provides for an annual salary in fiscal 2000 of $206,400 (with annual cost of living adjustments thereafter), a weekly housing allowance of approximately $1,800 and an annual car allowance of approximately $15,000. Under the employment agreement, Mr. Odgers must give six months’ notice of his intention to leave and we must give one year’s notice to him if we wish to terminate his employment. The agreement terminated in October 2001 but has continued through an informal agreement.

        One of our subsidiaries has entered into an employment agreement with Mr. Bong. The employment agreement provides for a monthly salary of approximately $18,700, a bonus of approximately one month’s salary, a monthly housing allowance of approximately $6,200 and an monthly overseas travel allowance of approximately $5,100. Mr. Bong may only terminate his employment by providing six month’s notice. We may only terminate Mr. Bong by giving him six month’s notice or paying him six months’ salary.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        We established a Stock Option Loan Program and Stock Repurchase Program to facilitate the exercise of options to purchase our common stock. Under this program, upon the expiration of an option award or the death, disability or termination of an option holder, we offer to the option holder a loan in the amount of the aggregate exercise price of the options granted to the option holder plus our withholding tax obligation upon exercise of the option. The option holder then uses the proceeds of the loan to exercise his or her options. We will terminate this program on or about 12 months after the IPO. Loans made between January 21, 2002 and the termination date will be made only to enable the borrower to comply with the lock up obligations described in “Shares Eligible for Future Sale.”

        Under the program, we have made loans in the aggregate principal amount of $1,661,000 with an average interest rate of 3.54% as of December 31, 2001 to some of our executive officers. The terms of the loans range from six months to one year and bear interest at the Interbank Offered Rate plus 1%. Interest and principal are payable at the maturity of the loan. These include loans for $358,381 and $179,191 that have been made to Messrs. Newman and Incaudo, respectively, to exercise options on 40,000 and 20,000 shares, respectively.

        Additionally, in October 2000, loans for $382,552 and $229,531 were made to Messrs. Newman and Incaudo. These loans were repaid in April 2001 by selling shares of our common stock to us.

        We established a Senior Executive Equity Investment Program to encourage our senior executives to invest in common stock so that their ownership interests would be commensurate with their executive positions. Upon the closing of the IPO, we will not make any further loans under this program.

        We have made loans in the aggregate principal amount of $17,650,000 with an average interest rate of 7.19% as of December 31, 2001 under the Senior Executive Equity Investment Program. The loans bear interest at a rate approximating the most recent placement of long-term debt by us. The principal and interest are due upon the earlier of (i) the sale of common stock acquired with the loan and (ii) the termination of the executive’s employment before normal retirement. On or about 12 months after the IPO, the officers will sell a sufficient number of shares of their stock to repay their outstanding loans.

        Under this program, as of September 30, 2001, 2000 and 1999, Mr. Newman had loans outstanding of $4 million, $4 million and $3 million; Mr. Holdsworth had loans outstanding of $2 million, $2 million and $1.5 million; Mr. Incaudo had loans outstanding of $2.35 million, $2.35 million and $2 million; Mr. McCullagh had loans outstanding of $1.5 million, $1.5 million and $1 million; and Mr. Odgers had loans outstanding of $750,000, $750,000 and $0.

        We have entered into a consulting agreement with John W. Downer, who serves on our board of directors. Under the consulting agreement, Mr. Downer advises us in connection with prospective international projects and clients, as well as assisting our executive officers and senior management of the operating companies. Mr. Downer receives a consultant fee of $120,000 per year, plus reimbursement for necessary and reasonable expenses incurred in the performance of his duties under the consulting agreement. We have also agreed to indemnify Mr. Downer for any liability that may occur with respect to his services under the consulting agreement, to the fullest extent permitted in our bylaws. The consulting agreement expires on April 18, 2003.

        One of our operating companies was engaged in fiscal 2000 by Lowe Enterprises to provide professional services in connection with the design of two 12-story office buildings in West Los Angeles, California. Lowe Enterprises is a real estate development and investments firm whose Chairman and Chief Executive Officer, Robert J. Lowe, is a member of our board of directors. We were responsible for overall project design services, although we performed only the architectural design ourselves and subcontracted the remaining professional engineering services. We have received to date total fees of approximately $2.3 million for all services, of which approximately $900,000 was paid to subcontractors.

        One of our operating subsidiaries was engaged in fiscal 2000 by Lowe Enterprises to provide professional services in connection with the design of a master plan for a 400,000 square foot office park in Chandler, Arizona, as well as complete design documentation and construction administration services for Phase I of the park for the first two structures totaling approximately 140,000 square feet. We were responsible for overall project design services, although we performed only the architectural design ourselves and subcontracted the remaining professional engineering services. We have received to date total fees of approximately $540,000 for all services, of which approximately $260,000 was paid to subcontractors.

        In July 2001, one of our subsidiaries, AECOM Enterprises, created an alliance with Lowe Enterprises to capitalize on design and build opportunities in industrial and technical and other markets. Our primary role will be to identify project opportunities and, if the alliance were to be selected, to provide design and build services. Lowe Enterprises’ primary role will be to provide project development services and financing. Fees will be split depending on the type of revenue, with Lowe Enterprises receiving the predominant portion of the development revenues and with us receiving the predominant share of the design and build revenues. We have the ability, but not the obligation, to co-invest on an equal basis with Lowe Enterprises. This alliance between Lowe Enterprises and us has not yet generated any project fees.

        AECOM Merger Corporation and AECOM Merger Subsidiary Corporation were formed in February 2002 solely to facilitate the merger. The sole stockholders of AECOM Merger Corporation are Messrs. Newman and Incaudo, each of whom contributed $100 for 50% of the stock of AECOM Merger Corporation. AECOM Merger Subsidiary Corporation is a wholly owned subsidiary of AECOM Merger Corporation. The merger agreement provides that the stock owned by each of Messrs. Newman and Incaudo will be converted into one share of each of New AECOM class A-1 common stock, class A-2 common stock and class A-3 common stock.

PRINCIPAL STOCKHOLDERS

        The following table sets forth information regarding the beneficial ownership of our common stock and common stock units as of November 30, 2001 with respect to:

•	each person or group of affiliated persons known by us to own beneficially more than 5% of the outstanding shares of our common stock and common stock units;

•	each of our directors;

•	each of our executive officers named in the Summary Compensation Table under the caption “Management—Executive Compensation” above; and

•	all directors and executive officers as a group.

        Except as otherwise indicated in the footnotes to the table, each stockholder has sole voting and investment power with respect to the shares beneficially owned by such stockholder.

	Number of Shares of Common Stock (1)	Percentage Ownership of Common Stock
U.S. Trust Company N.A. (2)	11,646,206	44.68%
515 S. Flower Street, Suite 2700
Los Angeles, CA 90071
AECOM Global Holdings, Ltd. (3)	2,881,020	11.05%
c/o HWR Services Limited
P.O. Box 71, Road Town
Tortola, BVI
Richard G. Newman (4)	1,276,987	4.84%
Francis S.Y. Bong (5)	568,556	2.18%
Raymond W. Holdsworth (6)	607,814	2.32%
Joseph A. Incaudo (7)	769,143	2.94%
Grant G. McCullagh (8)	571,811	2.19%
David N. Odgers (9)	198,399	*
H. Frederick Christie (10)	29,077	*
John W. Downer	—	*
S. Malcolm Gillis (11)	13,708	*
Robert J. Lowe (12)	33,413	*
Joan A. Payden (13)	26,409	*
William P. Rutledge (14)	15,835	*
All directors and executive officers as a group (12 persons) (15)	4,111,152	15.34%

*	Less than one percent.

(1)	Rounded to the nearest whole share.

(2)
U.S. Trust Company N.A. acts as trustee with respect to our Employee Stock Ownership Plan. The number of shares listed above constitutes shares held as trustee under our Employee Stock Ownership Plan, which includes shares from the Stock Investment Plan. The shares do not include 4,509,199 shares of Class B stock held by U.S. Trust Company N.A. that can be voted solely by it. However, the Class B stock will be redeemed before the completion of the merger.

(3)	Constitutes shares held by AECOM Global Holdings, Ltd. for the benefit of our non-United States employees participating in our Global Stock Program.

(4)
Consists of an aggregate of 525,941 shares of common stock, 435,046 common stock units held under our Non-Qualified Stock Purchase Plan and 316,000 shares subject to options exercisable prior to January 29, 2002. The common stock units have no voting rights. Mr. Newman has outstanding loans under the Senior Executive Equity Investment Program. On or about 12 months after the IPO, Mr. Newman may sell to us a sufficient number of shares of common stock to repay the loan principal and accrued interest, which will be $5,314,000 at December 31, 2002. The total exercise price for Mr. Newman’s options to purchase 316,000 shares is $2,138,320.

(5)
Consists of 566,056 shares held through AECOM Global Holdings, Ltd. in our Global Stock Program and 2,500 shares subject to options exercisable prior to January 29, 2002. The total exercise price for Mr. Bong’s options to purchase 2,500 shares is $34,200.

(6)
Consists of an aggregate of 229,709 shares held in our Stock Investment Plan, 213,015 common stock units held under our Non-Qualified Stock Purchase Plan and 165,000 shares subject to options exercisable prior to January 29, 2002. The common stock units have no voting rights. Mr. Holdsworth has outstanding loans under the Senior Executive Equity Investment Program. On or about 12 months after the IPO, Mr. Holdsworth may sell to us a sufficient number of shares of common stock to repay the loan principal and accrued interest, which will be $2,674,000 at December 31, 2002. The total exercise price for Mr. Holdsworth’s options to purchase 165,000 shares is $1,153,440.

(7)
Consists of an aggregate of 322,836 shares of common stock, 307,307 common stock units held under our Non-Qualified Stock Purchase Plan and 139,000 shares subject to options exercisable prior to January 29, 2002. The common stock units have no voting rights. Mr. Incaudo has outstanding loans under the Senior Executive Equity Investment Program. On or about 12 months after the IPO, Mr. Incaudo may sell to us a sufficient number of shares of common stock to repay the loan principal and accrued interest, which will be $3,186,000 at December 31, 2002. The total exercise price for Mr. Incaudo’s options to purchase 139,000 shares is $954,760.

(8)
Consists of an aggregate of 236,722 shares of common stock, 273,589 common stock units held under our Non-Qualified Stock Purchase Plan and 61,500 shares subject to options exercisable prior to January 29, 2002. The common stock units have no voting rights. Mr. McCullagh has outstanding loans under the Senior Executive Equity Investment Program. On or about 12 months after the IPO, Mr. McCullagh may sell to us a sufficient number of shares of common stock to repay the loan principal and accrued interest, which will be $1,983,000 at December 31, 2002. The total exercise price for Mr. McCullagh’s options to purchase 61,500 shares is $546,820.

(9)
Consists of 191,899 shares of common stock and 6,500 shares subject to options exercisable prior to January 29, 2002. Mr. Odgers has outstanding loans under the Senior Executive Equity Investment Program. On or about 12 months after the IPO, Mr. Odgers may sell to us a sufficient number of shares of common stock to repay the loan principal and accrued interest, which will be $900,000 at December 31, 2002. The total exercise price for Mr. Odgers’ options to purchase 6,500 shares is $85,240.

(10)
Consists of 15,077 common stock units held under our Non-Qualified Stock Purchase Plan and 14,000 shares subject to options exercisable prior to January 29, 2002. The common stock units have no voting rights.

(11)
Consists of 7,708 common stock units held under our Non-Qualified Stock Purchase Plan and 6,000 shares subject to options exercisable prior to January 29, 2002. The common stock units have no voting rights.

(12)	Consists of 19,413 common stock units held under our Non-Qualified Stock Purchase Plan and 14,000 options exercisable prior to January 29, 2002. The common stock units have no voting rights.

(13)	Consists of 18,909 common stock units held under our Non-Qualified Stock Purchase Plan and 7,500 options exercisable prior to January 29, 2002. The common stock units have no voting rights.

(14)	Consists of 11,335 common stock units held under our Non-Qualified Stock Purchase Plan and 4,500 options exercisable prior to January 29, 2002. The common stock units have no voting rights.

(15)	See footnotes (4) through (14) above.

FEDERAL INCOME TAX CONSEQUENCES TO STOCKHOLDERS

        The following summary discusses certain United States federal income tax consequences of the merger to holders of Old AECOM common stock and convertible preferred stock. The discussion is based on the Internal Revenue Code of 1986, as amended, Treasury regulations, administrative rulings and judicial decisions currently in effect, all of which are subject to change (possibly with retroactive effect) and to differing interpretations. This discussion applies only to AECOM stockholders that hold Old AECOM common stock and convertible preferred stock as a capital asset within the meaning of section 1221 of the Internal Revenue Code. Further, this discussion does not address all aspects of United States federal taxation that may be relevant to a particular stockholder in light of its personal circumstances or to stockholders subject to special treatment under the United States federal income tax laws, including:

•	investors in pass-through entities;

•	foreign persons;

•	stockholders who received their stock as compensation; and

•	stockholders who hold their stock as a part of a hedge, straddle or conversion transaction.

        In addition, the discussion does not address any state, local or foreign tax consequences of the merger.

        Each holder of Old AECOM capital stock should consult its tax advisor with respect to the particular tax consequences of the merger to the holder.

Old AECOM Common Stock

        Based on factual representations contained in a letter provided by AECOM and on certain customary factual assumptions, all of which must continue to be true and accurate in all material respects as of the effective time of the merger, it is the opinion of O’Melveny & Myers LLP, counsel to AECOM, that the material United States federal income tax consequences of the merger are as follows:

•	no gain or loss will be recognized by Old AECOM, AECOM Merger Subsidiary Corporation or AECOM Merger Corporation as a result of the merger;

•
no gain or loss will be recognized by a holder of Old AECOM common stock on the exchange of that stock for New AECOM class A common stock pursuant to the merger, except with respect to cash received by a holder who exercises such holder’s dissenter’s rights;

•	the aggregate tax basis of New AECOM class A common stock received by a holder in the merger will be the same as the aggregate tax basis of the surrendered Old AECOM common stock;

•	the holding period for each share of New AECOM class A common stock received in the merger will include the holding period of the Old AECOM common stock exchanged therefor; and

•
a holder who exercises appraisal rights generally will recognize gain or loss for federal income tax purposes, measured by the difference between the amount of cash received and the holder’s basis in such shares. A stockholder who owns shares indirectly through a trustee should consult his or her tax advisor on the tax consequences of exercising his or her appraisal rights.

Old AECOM Convertible Preferred Stock

        There is a reasonable basis for tax-free treatment to the holders of Old AECOM convertible preferred stock as a result of the merger. In that case, the material United States federal income tax consequences to the holders of such stock will be the same as for the holders of the Old AECOM common stock. However, the Internal Revenue Service could successfully contend that the exchange of the Old AECOM convertible preferred stock for New AECOM convertible preferred stock is not tax free. In that case, the holders of Old AECOM convertible preferred stock will have taxable gain in an amount equal to the fair market value of the New AECOM convertible preferred stock received in the merger over the holder’s tax basis in the Old AECOM convertible preferred stock exchanged therefor and be subject to the other tax consequences described in the following paragraph. Holders of the Old AECOM convertible preferred stock should consult their own tax advisors regarding the material tax consequences of the merger to them.

        Old AECOM will not seek any rulings from the Internal Revenue Service with respect to the merger. A successful challenge by the Internal Revenue Service to the status of the merger as a result of a failure to meet any of the requirements for a tax-free transaction or the tax treatment of any particular class of holders could result in each holder recognizing taxable gain or loss with respect to each share of Old AECOM stock surrendered equal to the difference between such holder’s tax basis in such shares and the fair market value, as of the date the merger is completed, of the New AECOM stock received by such holder in the merger. In such event, a holder’s aggregate tax basis in the stock received would equal the fair market value of such stock as of the date the merger is completed and the holder’s holding period for such stock would begin the day after the merger. A holder of Old AECOM capital stock receiving New AECOM class A common stock or New AECOM convertible preferred stock as a result of the merger may be required to retain records related to such holder’s Old AECOM capital stock and file with its federal income tax return a statement setting forth facts relating to the merger.

LEGAL MATTERS

        O’Melveny & Myers LLP has acted as our special counsel in connection with the merger and related transactions and has passed upon certain legal matters for us.

SUBMISSION OF STOCKHOLDER PROPOSALS

        AECOM expects to hold its Annual Meeting in                     2003. If you intended to submit a proposal for inclusion in our proxy materials for our next Annual Meeting, our Secretary must have received your proposal by                  , 2002.

        SEC rules set forth standards as to what stockholder proposals we are required to include in our proxy statement for an annual meeting.

EXPERTS

        The consolidated financial statements and financial statement schedule of AECOM Technology Corporation at September 30, 2000 and 2001 and for each of the three years in the period ended September 30, 2001 and the audited consolidated balance sheet of AECOM Merger Corporation at February 11, 2002 included in this proxy statement/prospectus and elsewhere in the registration statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.
AECOM TECHNOLOGY CORPORATION

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS AND
FINANCIAL STATEMENT SCHEDULE

Report of Independent Auditors

Board of Directors
AECOM Technology Corporation

We have audited the accompanying consolidated balance sheets of AECOM Technology Corporation and subsidiaries as of September 30, 2001 and 2000, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the three years in the period ended September 30, 2001. Our audits also included the financial statement schedule listed in the Index at F1. These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of AECOM Technology Corporation and subsidiaries at September 30, 2001 and 2000, and the consolidated results of their operations and their cash flows for each of the three years in the period ended September 30, 2001, in conformity with accounting principles generally accepted in the United States. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ ERNST & YOUNG LLP

Los Angeles, California
November 15, 2001

AECOM TECHNOLOGY CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	September 30,
	2000	2001
	(in thousands)
ASSETS
Current assets
Cash and cash equivalents	$ 44,662	$ 25,968
Cash in consolidated joint ventures	6,798	2,351

	51,460	28,319
Accounts receivable (including retainage of $30,830 in 2000 and $25,768 in 2001) less allowance for doubtful accounts of $19,679 in 2000 and $20,653 in 2001	224,455	258,853
Costs and fees earned, unbilled	162,015	190,083
Income taxes receivable	1,191	—
Other current assets	16,840	18,867

Total current assets	455,961	496,122
Investments and other assets
Cost in excess of net assets purchased (less accumulated amortization of $17,021 in 2000 and $27,011 in 2001)	182,368	192,046
Investments in unconsolidated affiliates	15,030	10,314
Deferred tax asset	16,104	20,982
Deferred loan costs	743	879
Other noncurrent assets	14,009	8,607

Total investments and other assets	228,254	232,828
Property and equipment
Cost	59,058	70,486
Accumulated depreciation and amortization	(31,579)	(35,895)

Total property and equipment	27,479	34,591

	$711,694	$763,541

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Bank overdraft	$ 6,166	$ 7,304
Accounts payable	135,690	138,361
Accrued expenses	113,842	118,629
Contract advances and costs and fees billed, unearned	48,242	50,944
Income taxes currently payable	167	5,910
Deferred tax liability	15,716	10,444
Current portion of long-term debt	—	9,254

Total current liabilities	319,823	340,846
Other long-term liabilities	20,384	25,122
Long-term debt	141,156	147,622
Commitments and contingencies
Stockholders’ equity
Preferred stock, $.01 par value, authorized 8,000,000 shares
Convertible Preferred Stock, issued and outstanding 4,530 shares at 2001	—	453
Class B, issued and outstanding—4,055,034 shares in 2000 and 4,477,498 shares in 2001	41	45
Common stock, $.01 par value, authorized 30,000,000 shares; issued and outstanding—19,458,266 shares in 2000 and 20,023,554 shares in 2001	194	200
Common stock units—4,055,034 units in 2000 and 4,477,498 units in 2001	38,542	46,206
Additional paid-in capital	182,006	186,952
Retained earnings	27,258	44,702
Notes receivable from stockholders	(16,050)	(17,650)
Accumulated other comprehensive income	(1,660)	(10,957)

Total stockholders’ equity	230,331	249,951

	$711,694	$763,541

See notes to consolidated financial statements.

AECOM TECHNOLOGY CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

	September 30,
	1999	2000	2001
	(in thousands, except per share data)
Total revenues	$995,132	$1,402,581	$1,529,713
Other direct costs	511,611	710,646	626,244

Net service revenues	483,521	691,935	903,469
Cost of net service revenues	266,933	386,889	511,160

Gross profit	216,588	305,046	392,309
General and administrative expenses	190,961	264,439	346,302

ESOP contribution and stock matches	5,800	10,010	8,389

Income from operations	19,827	30,597	37,618
Interest expense (net of interest income)	4,849	9,161	11,581

Income before income taxes	14,978	21,436	26,037
Provision for income taxes	4,436	3,259	8,593

Net income	$ 10,542	$ 18,177	$ 17,444

Net income per share:
Basic	$ .73	$ .96	$ .74
Diluted	$ .71	$ .92	$ .71
Shares used in per share calculations:
Basic	14,371	18,938	23,565
Diluted	14,923	19,690	24,496

See notes to consolidated financial statements.

AECOM TECHNOLOGY CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

Years Ended September 30, 1999, 2000 and 2001

	Preferred Stock		Common Stock		Common Stock Units		Additional Paid-In Capital	Retained Earnings	Notes Receivable From Stockholders	Accumulated Other Comprehensive Income	Total
	# Shares		# Shares		# Units
	(in thousands)
Balance at September 30, 1999	3,092	$ 31	13,070	$131	3,092	$25,794	$100,324	$ 9,081	$(10,625)	$ (1,786)	$122,950
Net Income	—	—	—	—	—	—	—	18,177	—	—	18,177
Equity adjustment from foreign currency translation	—	—	—	—	—	—	—	—	—	(91)	(91)
Defined benefit minimum pension liability adjustment	—	—	—	—	—	—	—	—	—	217	217

Comprehensive Income	—	—	—	—	—	—	—	—	—	—	18,303

Repurchase of common stock and common stock units	—	—	(1,004)	(11)	(150)	(1,752)	(12,080)	—	—	—	(13,843)
Common stock and common stock units issued under stock match program	—	—	204	1	527	7,216	2,793	—	—	—	10,010
Issuance of Class B preferred stock and common stock	963	10	7,188	73	—	—	90,969	—	—	—	91,052
Notes receivable from stockholders	—	—	—	—	—	—	—	—	(5,425)	—	(5,425)
Issuance of common stock units	—	—	—	—	586	7,284	—	—	—	—	7,284

Balance at September 30, 2000	4,055	41	19,458	194	4,055	38,542	182,006	27,258	(16,050)	(1,660)	230,331

Net Income	—	—	—	—	—	—	—	17,444	—	—	17,444
Equity adjustment from foreign currency translation	—	—	—	—	—	—	—	—	—	(956)	(956)
Defined benefit minimum pension liability adjustment										(8,341)	(8,341)

Comprehensive Income	—	—	—	—	—	—	—	—	—	—	8,147

Repurchase of common stock and common stock units	(224)	(3)	(1,704)	(17)	(224)	(2,628)	(23,995)	—	—	—	(26,643)
Common stock and stock units issued under stock match program	—	—	304	3	162	2,705	5,681	—	—	—	8,389
Issuance of preferred stock Class A	5	453	—	—	—	—	—	—	—	—	453
Issuance of Class B preferred stock and common stock	646	7	1,966	20	—	—	23,260	—	—	—	23,287
Notes receivable from stockholders	—	—	—	—	—	—	—	—	(1,600)	—	(1,600)
Issuance of common stock units	—	—	—	—	484	7,587	—	—	—	—	7,587

Balance at September 30, 2001	4,482	$498	20,024	$200	4,477	$46,206	$186,952	$44,702	$(17,650)	$(10,957)	$249,951

See notes to consolidated financial statements.

AECOM TECHNOLOGY CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended September 30,
	1999	2000	2001
	(in thousands)
Cash Flows from Operations:
Net Income	$ 10,542	$ 18,177	$ 17,444
Expense (income) not affecting cash:
Depreciation and amortization	7,548	13,059	19,356
Undistributed earnings of unconsolidated affiliates	(2,905)	755	575
Stock match	5,800	10,010	8,389
(Increase) decrease in deferred foreign currency translation losses	408	(91)	(956)
(Increase) decrease in defined benefit minimum pension liability adjustment	3,366	217	(8,341)
Change in operating assets and liabilities	(21,276)	(28,376)	(46,530)

	3,483	13,751	(10,063)

Cash Flows from Investing:
Acquisitions, net of cash acquired	(26,035)	(52,585)	(14,336)
Additions to property and equipment	(5,317)	(7,788)	(15,545)
Disposals of property and equipment	131	574	1,705

	(31,221)	(59,799)	(28,176)

Cash Flows from Financing:
Issuance of preferred and common stock, net of notes receivable	21,384	13,412	17,296
Issuance of common stock units	5,273	7,284	7,587
Repurchase of terminated employees’ common stock and common stock units	(9,945)	(13,843)	(26,643)
Borrowing under private placement of senior notes	—	35,000	21,000
(Repayments) borrowing under credit agreements, net	—	35,760	(4,142)

	16,712	77,613	15,098

(Decrease) Increase in cash and cash equivalents	(11,026)	31,565	(23,141)
Cash and cash equivalents at beginning of year	30,921	19,895	51,460

Cash and cash equivalents at September 30	$ 19,895	$ 51,460	$ 28,319

Decrease (Increase) in Operating Assets:
Accounts receivable	$(28,128)	$ (1,977)	$(34,382)
Costs and fees earned, unbilled	11,869	(13,414)	(17,932)
Other current assets	(3,271)	(3,334)	(623)
Deferred tax benefit, long-term	(1,865)	(8,203)	(4,878)
Other noncurrent assets	1,880	(11,397)	2,737
Increase (Decrease) in Operating Liabilities:
Accounts payable	(7,109)	9,961	(5)
Accrued expenses	1,424	(9,314)	2,014
Contract advances and costs and fees billed, unearned	(3,957)	11,158	2,654
Income taxes currently payable	(1,578)	(4,641)	4,523
Deferred tax liability, current	6,792	4,275	(5,272)
Other long-term liabilities	2,667	(1,490)	4,634

Change in operating assets and liabilities	$(21,276)	$(28,376)	$(46,530)

See notes to consolidated financial statements.

AECOM TECHNOLOGY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note A—Summary Of Significant Accounting Policies

          Organization—AECOM Technology Corporation (the “Company”) acts principally through its nine major operating companies providing professional technical services to the United States Government, state and local governments and agencies, commercial, industrial and residential customers, foreign governments and others. These services encompass a variety of technical disciplines, including planning, architecture, engineering, construction management, project management, environmental engineering, and design-build, and are applied to a number of areas and industries. These include infrastructure improvement; sophisticated research, testing and defense facilities; environmental programs; land development projects; security and communication systems; institutional, industrial and commercial buildings and facilities; and energy related facilities. The Company also provides operations and maintenance services to governmental agencies both in the United States and abroad.

          The Company acquired the transportation consulting practice of KPMG on November 21, 2000; on December 7, 2000, the remaining two-thirds of Halpern Glick Maunsell, the Perth based engineering firm, that had not been previously owned by the Company; and on April 26, 2001, The Warren Group, a UK based water engineering firm. These transactions and three other small firms, or portions thereof, were acquired for a total consideration of $20.9 million in a combination of cash, stock and notes. In fiscal year 2000, the Company merged with or acquired two internationally recognized firms. On April 7, 2000, the Company acquired Metcalf & Eddy, Inc., an international environmental engineering and consulting company, and on April 18, 2000 merged with Guy Maunsell International Limited (“Maunsell”), a consulting firm specializing in civil engineering and related disciplines. These companies were merged and/or acquired for a total consideration of $145.0 million, net of cash, in a combination of cash, stock and notes. The Company made three acquisitions in fiscal year 1999. On March 19, 1999, the Company acquired the infrastructure group of Day & Zimmermann, Inc., on March 31, 1999, the civil engineering firm of W.F. Castella & Associates, Inc. was acquired, and on May 18, 1999, the acquisition of the architectural firm of Spillis Candela & Partners, Inc. was completed. These companies were acquired for a total consideration of $35.1 million in a combination of cash, stock and future cash payments.

          The acquisitions in fiscal years 1999, 2000 and 2001 have been accounted for as purchases and the results of their operations have been included in the consolidated results since the dates of acquisition. As required under the purchase method of accounting, the acquisition costs have been allocated to the net assets acquired based upon the fair market value.

          Principles of Consolidation—The consolidated financial statements include the accounts of the Company and its majority-owned or controlled subsidiaries and joint ventures. All intercompany accounts have been eliminated in consolidation. Investments in less than majority-owned subsidiaries and joint ventures are accounted for on the equity method in the balance sheet and proportionate consolidation method in the statements of income.

          Revenue Recognition—Contract earnings are determined using the percentage-of-completion method based generally on the ratio of direct labor dollars incurred to estimated total direct labor dollars. Losses are recognized as soon as they are determined. Other Direct Costs (e.g. for third party field labor, subcontractors, or the procurement of materials or equipment) are recognized as revenues when the costs of these items are incurred. If the client pays for these items directly, they are not reflected in revenue or expenses. Costs and fees earned, but not yet billed, represent the excess of costs incurred and profits recognized to date over billings to date. Costs and fees billed, but not yet earned, represent the excess of billings to date over costs incurred and profits recognized to date. The Company recognizes revenues on contract claims in excess of the agreed contract price when it is probable that the claim will result in additional contract revenue and when the amount can be reliably estimated. The Company is nearing completion on several projects for the U.S. Federal Government on which it has filed claims or Requests for Equitable Adjustment (REA). Once these projects are completed, the Company no longer intends to continue working on similar projects for the U.S. Government. The Company utilizes legal counsel to determine whether there is reasonable basis to support such claims. At September 30, 2000 and 2001, recorded claims and REA’s outstanding for these projects totaled $13.0 million and $20.5 million, respectively.

          Depreciation and Amortization—The cost of property and equipment is depreciated over the estimated useful lives of the assets, principally by the straight-line method. Assets under capital leases are depreciated by the straight-line method over the shorter of the lease terms or the useful lives of the assets.

          Intangibles—Cost in excess of net assets purchased prior to September 30, 1994 is amortized by the straight-line method over a period of forty years. Cost in excess of net assets purchased subsequent to October 1, 1994 is amortized by the straight-line method over a period of twenty years.

          Foreign Currency Translation—Results of operations for foreign entities are translated to U.S. dollars using the average exchange rates during the period. Assets and liabilities for foreign entities are translated using the exchange rates in effect at the balance sheet date. Resulting translation adjustments are recorded in stockholders’ equity as foreign currency translation adjustments.

          Deferred Loan Costs—Deferred loan costs at September 30, 1999, 2000 and 2001 relate to the Credit Agreement (Note G) and subsequent amendments and restatements thereto and the Senior Notes due 2006, 2008 and 2012 and are being amortized over the terms of the Credit Agreement and Senior Notes, respectively.

          Cash Equivalents—Highly liquid investments maturing within three months when purchased are considered cash equivalents.

          Fair Value of Financial Instruments—The carrying value of the Company’s loans under the Senior Executive Equity Investment Plan and long-term borrowings approximates fair value.

          Accounting for Stock-Based Compensation—The Financial Accounting Standards Board issued Statement No. 123 “Accounting for Stock-Based Compensation” (“SFAS No. 123”), which allows a company to adopt a fair value based method or continue to measure compensation cost for its stock-based compensation plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25 (“APB No. 25”). The Company has elected to continue to follow APB No. 25 in its financial statements and has made pro forma disclosures of net income as if the fair value based method had been applied.

          New Accounting Pronouncements—In June 2001, the Financial Accounting Standards Board (“FASB”) issued Statements of Financial Accounting Standards (“SFAS”) No. 141, Business Combinations, and No. 142, Goodwill and Other Intangible Assets. Under the new rules, goodwill (cost in excess of net assets purchased) will no longer be amortized but will be subject to annual impairment tests in accordance with the Statements.

          The Company will apply the new rules on accounting for goodwill beginning in the first quarter of fiscal year 2002. Application of the nonamortization provisions of the Statement is expected to result in an increase in earnings before interest expense, taxes and ESOP contributions of approximately $9,800,000 per year. During fiscal year 2002, the Company will perform the first of the required impairment tests of goodwill as of October 1, 2001 and has not yet determined what the effect of these tests will be on the earnings and financial position of the Company.

        Use of Estimates—The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The more significant estimates affecting amounts reported in the consolidated financial statements relate to revenues under long-term contracts and self-insurance accruals. Actual results could differ from those estimates.

        Long-lived Assets—Long-lived assets to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the related carrying amount may not be recoverable. When required, impairment losses on assets to be held and used are recognized based on the excess of the asset’s carrying amount and fair value of the asset, and long-lived assets to be disposed of are reported at the lower of carrying amount or fair value less cost to sell.

        Earnings Per Share—Basic Earnings Per Share (EPS) excludes dilution and is computed by dividing the income available to common stock and common stock unit holders by the weighted average number of shares and units outstanding for the period. Diluted EPS is computed by dividing income available to common stock and common stock unit holders by the weighted average number of shares and units outstanding and the weighted average dilutive effects of outstanding stock options. The issuance of stock match shares and units is reflected as of the last day of the fiscal year.

        Reclassification—Certain amounts in the 2000 financial statements have been reclassified to conform with the current year’s presentation.

        Fiscal Year—The Company uses a fifty-two, fifty-three week fiscal year which ends on the Friday nearest September 30. For clarity of presentation, all periods are presented as if the year ended on September 30. Fiscal years 1999, 2000 and 2001 are fifty-two week years, ending on October 1, 1999, September 29, 2000 and September 28, 2001, respectively.

Note B—Property And Equipment

        Property and equipment, at cost, consists of the following:

	2000	2001
	(in thousands)
Land	$ 1,354	$ 1,354
Building	9,061	11,832
Leasehold improvements	11,981	14,124
Machinery and equipment	23,741	31,213
Furniture and fixtures	11,629	10,400
Automobiles	1,292	1,563

	59,058	70,486
Accumulated depreciation and amortization	(31,579)	(35,895)

	$ 27,479	$ 34,591

        Depreciation and amortization are provided using primarily the straight-line method over the estimated useful lives of the assets, or, in the case of leasehold improvements and capitalized leases, over the remaining term of the lease, if shorter. Estimated useful lives for the building is 20 years and ranges from 2 to 12 years for leasehold improvements, 3 to 7 years for machinery and equipment, 5 to 10 years for furniture and fixtures and 3 to 10 years for automobiles and trucks.
AECOM TECHNOLOGY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note C—Employee Benefit Plans

        Pension Plan—In the United States, the Company sponsors a Defined Benefit Pension Plan (the “Pension Plan”), which covers substantially all permanent employees hired as of March 1, 1998, is subject to eligibility and vesting requirements, and required contributions from participating employees through March 31, 1998. Benefits under this plan generally are based on the employee’s years of creditable service and compensation. The Company’s general funding policy is to contribute amounts deductible for federal income tax purposes.

        Effective April 1, 1998, the Company adopted a new Floor Offset Defined Contribution Pension Plan (the “401k Pension Plan”) to replace the Pension Plan. The 401k Pension Plan accepts pre-tax and after-tax contributions from participants in amounts up to 1 1 /2% of compensation, which are then matched dollar for dollar by the Company, and are invested in a 401k account (the “Defined Contribution Account”). Company matches become vested 5 years after participant’s date of hire. The benefits of participants who were enrolled in the Pension Plan as of March 1, 1998 are grandfathered: i.e., upon retirement, the participant will receive the balance in the participant’s Defined Contribution Account and, in addition, the Pension Plan will pay the participant a benefit actuarially based on the difference between the benefit calculated under the Pension Plan and the balance that the participant will have in his or her Defined Contribution Account, if the participant contributes 1 1 /2% from April 1, 1998 until the participant’s retirement, and, if the Defined Contribution Account remains invested in the Retirement Benchmark Fund. In the event that a participant elects to contribute less than 1 1 /2% or moves the participant’s Defined Contribution Account out of the Retirement Benchmark Fund prior to retirement, the Pension Plan will pay the participant a differential, wherein the total benefit may be more or less than the benefit provided for under the Pension Plan depending on the amount of the participant’s contributions and the performance of the participant’s self-directed investment. In the case of highly compensated employees, in order to comply with IRS requirements, some or all of this differential may be paid by the Company rather than by the Pension Plan. Employees who were not participants in the Pension Plan as of March 1, 1998 will be entitled to receive only the vested balance in their Defined Contribution Account.

        Outside the United States, the Company sponsors various pension plans which are appropriate to the country in which the Company operates, some of which are government mandated. Upon the merger with Maunsell in April 2000, the Company assumed Defined Benefit Pension Plans in the U.K. and Australia.

        In fiscal year 2001, the Company changed the measurement date for measuring postretirement benefit obligations from September 30 to June 30. Traditionally, timing of the receipt of this information has limited the Company’s ability to maximize planning and budgeting opportunities with respect to projected costs of its various plans. The Company changed its benefit reporting date to facilitate the planning process and gather necessary financial reporting information in a more timely manner. The Company believes the date change is preferable to the method previously employed. This change in measurement date has been accounted for as a change in accounting principle.

        Effective October 1, 2000, the Company changed the method for calculating the market related value of plan assets used in determining the return-on-assets component of annual pension expense and the cumulative net unrecognized gain or loss subject to amortization. Under the previous accounting method, the market-related value of assets is equal to the fair value of assets. Under the new method, the calculation of the market-related value of assets reflects the long-term rate of return expected by the Company and amortization of the difference between the actual return (including capital, dividends, and interest) and the expected return over a five-year period. The change is made prospectively from October 1, 2000 forward. There is no impact on the expense for the fiscal year ending September 30, 2001. The Company believes the new method is widely used in practice and preferred because it mitigates the effect of annual fair (market) value fluctuations. Under both methods, only the cumulative net unrecognized gain or loss that exceeds 10% of the greater of the projected benefit obligation or the market related value of plan assets is subject to amortization.
AECOM TECHNOLOGY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

        The following table provides a reconciliation of the changes in the plans’ benefit obligations and a reconciliation of the changes in the fair value of assets for the years ending September 30, 1999, 2000 and 2001, and a reconciliation of the funded status as of September 30 of each year.

	1999	2000	2001
	(in thousands)
Change in benefit obligation:
Benefit obligation at beginning of period	$ 73,493	$ 75,110	$152,003
Maunsell benefit obligation at merger date	—	72,123	—
Service cost	4,086	5,164	4,469
Participant contributions	—	—	3,538
Interest cost	4,794	7,383	5,305
Benefits paid	(5,042)	(6,870)	(6,945)
Actuarial (gain) or loss	(2,221)	(907)	2,025
Foreign currency translation loss	—	—	(1,665)

Benefit obligation at end of period	$ 75,110	$152,003	$158,730

Change in plan assets:
Fair value of plan assets at beginning of period	$ 56,478	$ 60,610	$131,374
Fair value of Maunsell plan assets at merger date	—	64,893	—
Actual return on plan assets	10,124	7,490	(4,841)
Employer contributions	—	5,935	3,128
Participant contributions	39	400	2,523
Benefits paid	(5,042)	(6,870)	(5,976)
Administrative expenses	(989)	(1,084)	(448)
Foreign currency translation loss	—	—	(1,970)

Fair value of plan assets at end of period	$ 60,610	$131,374	$123,790

Reconciliation of funded status:
Funded status at end of period	$(14,500)	$(11,656)	$(34,940)
Funded status of Maunsell plans at merger date	—	(8,973)	—
Unrecognized actuarial loss	14,100	16,426	25,517
Unrecognized prior service cost	(983)	(840)	(699)

Accrued benefit cost	$ (1,383)	$ (5,043)	$(10,122)

        In accordance with the provisions of Financial Accounting Standard No. 87, the Company recorded a minimum pension liability representing the excess of the accumulated benefit obligation over the fair value of plan assets. The liability has been offset by intangible assets to the extent possible. Because the asset recognized may not exceed the amount of unrecognized past service cost, the balance of the liability is reported in accumulated other comprehensive income, net of applicable deferred income taxes.
AECOM TECHNOLOGY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

        The following table sets forth the amounts recognized in the balance sheet as of September 30 of each year:

	1999	2000	2001
	(in thousands)
Amounts recognized in the balance sheet consist of:
Prepaid benefit costs	—	$ 776	—
Accrued benefit liability	$(1,845)	(5,865)	$(18,463)
Intangible asset	91	46	—
Accumulated other comprehensive income	217	—	8,341
Deferred Tax liability	154	—	—

Net amount recognized at year-end	$(1,383)	$(5,043)	$(10,122)

        The following table details the components of net periodic benefit cost for the plans in fiscal 1999, 2000 and 2001:

	1999	2000	2001
	(in thousands)
Components of net periodic benefit cost:
Service cost	$ 4,086	$ 4,900	$ 5,844
Interest cost	4,794	7,383	10,084
Expected return on plan assets	(5,401)	(8,293)	(11,303)
Amortization of prior service costs	(143)	(143)	(142)
Recognized actuarial (gain) or loss	1,170	566	505

Net periodic benefit cost	4,506	4,413	4,988

Company Matches in 401(k) Pension Plan	3,175	3,445	4,070

	$ 7,681	$ 7,858	$ 9,058

        The amount, net of applicable deferred income taxes, included in other comprehensive income arising from a change in the additional minimum pension liability was ($3,366,000) in fiscal 1999, ($217,000) in fiscal 2000 and $8,341,000 in fiscal 2001.

        The table below provides additional year end information for pension plans with accumulated benefit obligations in excess of plan assets. In fiscal year 2000, the fair value of the Company’s Pension Plan assets surpassed the plan’s Projected Benefit Obligation.

	1999	2000	2001
	(in thousands)
Projected benefit obligation	$75,110	$5,540	$142,140
Accumulated benefit obligation	$62,455	$2,968	$123,687
Fair value of plan assets	$60,610	—	$105,341

	1999	2000	2001
Major assumptions for U.S. based plans at plan year-end:

Discount rate	7.50%	8.00%	7.50%
Rate of increase in compensation levels	4.25%	4.50%	4.25%
Expected long-term rate of return on plan assets	10.0%	10.00%	10.00%
AECOM TECHNOLOGY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

        At the 2001 plan year end, the defined benefit plans in the U.K. and Australia used a discount rate of 6.0%; a rate of increase in compensation levels of 4.0%; and, an expected long-term rate of return on plan assets of 8.0% and 7.5%, respectively.

        Pension costs are determined using the assumptions as of the beginning of the plan year (October 1). The funded status is determined using the assumptions as of the end of the plan year.

        Outside the United States, the Company sponsors various pension plans which are appropriate to the country in which the Company operates, some of which are government mandated.

        Upon the merger with Maunsell in April 2000, the Company assumed several Defined Benefit Pension Plans (the “Maunsell Plans”). The table below provides a reconciliation of the changes in the Maunsell Plans’ benefit obligations and the fair value of assets since the merger and ending September 30, 2000.

(in thousands)
Change in benefit obligation:
Benefit obligation at merger date	$ 72,123
Service cost	1,681
Interest cost	2,005
Benefits paid	(927)
Actuarial (gain) loss	1,489

Benefit obligation at September 30, 2000	$ 76,371

Change in plan assets:
Fair value of plan assets at merger date	$ 64,893
Actual return on plan assets	2,798
Employer contributions	397
Participant contributions	264
Benefits paid	(927)
Administrative expenses	(27)

Fair value of plan assets at September 30, 2000	$ 67,398

Reconciliation of funded status at September 30, 2000:
Funded status	$ (8,973)
Unrecognized actuarial gain	2,542

Accrued benefit obligation	$ (6,431)

        The following table details the components of net periodic benefit cost for the Maunsell Plans since the merger in April 2000.

(in thousands)
Components of net periodic benefit cost:
Service cost	$ 1,417
Interest cost	2,005
Expected return on plan assets	(2,346)

Net periodic benefit cost	$ 1,076

        Other Plans—In addition, substantially all permanent employees are eligible to participate in other defined contribution plans provided by the Company. Under these plans, participants may make certain contributions as a percentage of their salary. The Company does not make direct cash contributions to these plans, however, it is anticipated that the ESOP (Note L) will make allocations of the Company’s Common Stock (based on Company Contributions of Common Stock to the ESOP and/or forfeitures of Common Stock within the ESOP) to employee accounts in the ESOP and the Company may also make matching contributions of Common Stock Units to the Stock Purchase Plan (Note L—Stock Purchase Plan) both based, in part, on the employee’s contributions to these other defined contribution. Employees of Maunsell became eligible to participate in these plans effective in fiscal year 2001.

Note D—Unconsolidated Affiliates

        Investments accounted for on the equity method include 20% to 50% owned joint ventures. The Company’s share of the joint ventures’ operating results have been included in total revenues and cost of revenues under the proportionate consolidation method in the statements of income. Summarized financial information reported by these investments and a summary of the amounts recorded in the Company’s financial statements follow:

	1999	2000	2001
	(in thousands)
Financial position:
Current assets	$ 64,921	$ 59,022	$ 60,879
Current liabilities	(32,051)	(33,481)	(34,611)

Working capital	32,870	25,541	26,268
Noncurrent assets	6,969	7,552	3,857
Noncurrent liabilities	(4,031)	(4,030)	(1,342)

Joint Ventures’ equity	$ 35,808	$ 29,063	$ 28,783

Amount recorded as investment in joint ventures	$ 13,756	$ 15,030	$ 10,314

Joint Ventures’
Total Revenues	$254,228	$187,015	$151,406

Cost of Revenues	$238,011	$175,416	$144,888

Proportionate share recorded by the Company
Total Revenues	$ 88,818	$ 69,384	$ 60,824

Cost of Revenues	$ 80,759	$ 62,872	$ 55,564

Note E—Accrued Expenses

        Accrued expenses of the Company consist of the following:

	2000	2001
	(in thousands)
Accrued salaries and benefits	$ 68,068	$ 68,085
Accrued contract costs	25,395	33,253
Other accrued expenses	20,379	17,291

	$113,842	$118,629

AECOM TECHNOLOGY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note F—Income Taxes

        As of September 30, 2001, the Company has research and development credit carryforwards for income tax purposes of approximately $32,300,000, which begin to expire in 2007, operating loss carryover of approximately $4,300,000 for federal income tax purposes which expire 2021, and foreign tax attributes of approximately $2,500,000 consisting of foreign tax credits and net operating loss carryover, predominately available as an offset against that company’s tax liability, which generally have an indefinite carryover period. Income tax expense (benefit) consists of the following:

	1999	2000	2001
	(in thousands)
Federal income tax:
Current	$1,537	$ 3,681	$(4,172)
Deferred	365	(4,352)	6,751

Total federal income tax	1,902	(671)	2,579

State income tax	1,727	1,896	2,396
Foreign income tax	807	2,034	3,618

Total state and foreign income tax	2,534	3,930	6,014

Total provision for income tax	$4,436	$ 3,259	$ 8,593

        Income (loss) before income taxes consists of the following:

	1999	2000	2001
	(in thousands)
Domestic	$15,445	$18,935	$13,160
Foreign	(467)	2,501	12,877

Total income before income taxes	$14,978	$21,436	$26,037

        A reconciliation of the effective tax rates in the consolidated statements of income to the federal income tax rate of 35% is as follows:

	1999		2000		2001
	Amount	Rate	Amount	Rate	Amount	Rate
	(in thousands)		(in thousands)		(in thousands)
Federal Income Tax	$ 5,353	35%	$ 7,503	35%	$ 9,113	35%
Effects of:
State income tax	1,122	7%	1,233	6%	1,557	6%
Foreign income tax	332	2%	1,500	7%	(889)	(3)%
R&D tax credit	(3,075)	(20)%	(20,057)	(95)%	(5,633)	(21)%
Foreign tax attributes	—	—	(3,300)	(15)%	781	3%
Disallowance of meals & entertainment expenses	576	4%	763	4%	738	3%
Valuation allowance	(954)	(6)%	14,817	70%	1,986	7%
Permanent difference due to purchase accounting	585	4%	497	2%	711	2%
Other permanent differences	497	3%	303	1%	229	1%

Total provision for income tax	$ 4,436	29%	$ 3,259	15%	$ 8,593	33%

AECOM TECHNOLOGY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

        Income taxes paid totaled $5,883,000 in 1999, $2,814,000 in 2000 and $8,212,000 in 2001.

        The deferred income tax balance includes the net tax effect of temporary differences between the carrying amounts of assets for financial reporting purposes and for income tax purposes. The components of the Company’s deferred tax assets under FAS 109 as of September 30, are as follows:

	2000	2001
	(in thousands)
Accruals not currently deductible	$ 6,951	$ 5,015
R&D tax credit carryover	26,506	36,503
Compensation and benefit accruals not currently deductible	20,169	24,687
Self-insurance reserves	4,077	3,693
Pension liability	—	2,620
Foreign tax attributes	3,300	2,519
Net operating loss carryover	—	1,291
Foreign tax credit carryover	270	270
Depreciation/Amortization	714	—
Other	—	63

Deferred income tax asset amounts	61,987	76,661

Revenue adjustments	(35,895)	(35,462)
Investment in joint ventures/noncontrolled subsidiaries	(4,550)	(9,692)
Deferred state taxes	(1,626)	(1,942)
Depreciation/Amortization	—	(69)
Pension liability	(327)	—
Other	(1,039)	—

Deferred income tax liability	(43,437)	(47,165)

Valuation allowance	(18,162)	(18,958)

Net deferred income tax asset	$ 388	$ 10,538

        The Company has not provided for U.S. taxes or foreign withholding taxes on approximately $8.0 million of undistributed earnings from non-U.S. subsidiaries because such earnings are intended to be reinvested indefinitely. If these earnings were distributed, foreign tax credits may become available under current law to reduce the resulting U.S. income tax liability. The Company has recorded a valuation allowance of approximately $18,958,000 related to its deferred tax assets. The reduction of the valuation allowance will result in a reduction of income tax expense of approximately $17,595,000 and a debit to equity of approximately $1,363,000.

Note G—Long-Term Debt

        Long-term debt consists of Senior Notes, $21,000,000 of which is due October 7, 2006, $60,000,000 due June 9, 2008 and $35,000,000 due April 14, 2012, $30,750,000 under the Company’s revolving credit agreement, $7,588,000 in promissory notes due through 2010 issued to certain former shareholders of Maunsell and Warren in connection with those mergers and $2,538,000 in mortgage debt.
AECOM TECHNOLOGY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

        The aggregate amount of principal payments required under long-term debt arrangements in future fiscal years are as follows:

(in thousands)
2002	$ 9,254
2003	9,280
2004	9,309
2005	16,341
Later Years	112,692

$156,876

        On September 7, 2001, the Company issued $21,000,000 of 6.47% Senior Notes due October 7, 2006 (the “2006 Notes”). The 2006 Notes are unsecured and have an average life of four years with the first of $7,000,000 equal annual principal payments due October 7, 2004. On April 14, 2000, the Company issued $35,000,000 of 8.38% Senior Notes due on April 14, 2012 (the “2012 Notes”). The 2012 Notes are unsecured and have an average life of 10 years with the first of $7,000,000 equal annual principal payments due April 14, 2008. On June 9, 1998, the Company issued $60,000,000 of 6.93% Senior Notes due June 9, 2008 (the “2008 Notes”). The 2008 Notes are unsecured and have an average life of seven years with the first of $8,571,429 equal annual principal payments due June 9, 2002. All Senior Notes require interest to be paid either quarterly or semi-annually in arrears and are subject to certain financial covenants. Proceeds of the 2006 Notes and the 2008 Notes were used to pay down the outstanding debt borrowed under the bank credit agreement while proceeds of the 2012 Notes were used for acquisitions. The promissory notes due former Maunsell and Warren Shareholders carry fixed and IBOR-indexed interest rates, which at September 30, 2001 range from 3.0% to 7.0% and have maturities ranging from January 2006 to April 2010. The mortgage debt was assumed when the Company bought out its joint venture partner as co-owner of its Orange, California, facility. The Company previously recorded its interest as a capitalized lease. The mortgage debt requires equal monthly payments of principal and interest
(at 8.75%) through September 2008.

        The Company has an unsecured credit agreement with a syndication of banks which provides a revolving line of credit to the Company. Under the terms of the Second Amended and Restated Credit Agreement, as amended, the line will expire on May 31, 2004, and provides for a maximum of $120,000,000 to be available for funded debt (including financial Letters of Credit) and $10,000,000 for performance Letters of Credit. The bank arrangement provides for interest at either the bank’s Base Rate plus .375%, reducing in steps (to a maximum reduction of .375%) as certain leverage ratios are attained or, at the Company’s option, 1.75% over the Interbank Offered Rate (“IBOR”) reducing in steps (to a maximum reduction of .75%) as certain leverage ratios are attained.

        At September 30, 2001 the variable percentage for Base Rate borrowing in excess of $10,000,000 is .25% and for IBOR borrowing is 1.625%.

        Borrowing under the line can be limited by certain financial covenants. At September 30, 2001, the banks had issued $4,037,000 in financial of letters of credit and $3,083,000 of performance letters of credit. The Company also has a $20,000,000 unsecured line of credit for use outside the United States. Interest paid totaled $5,560,000 in 1999, $8,368,000 in 2000 and $12,182,000 in 2001.

Note H—Litigation, Claims, and Contingencies

        The Company is a defendant in various lawsuits arising in the normal course of business. In the opinion of management, the ultimate resolution of these matters will not have a material adverse effect on the financial position of the Company.
AECOM TECHNOLOGY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

        The Company is contingently liable in the amount of approximately $30,026,000 under standby letters of credit issued primarily in connection with general and professional liability insurance programs and for payment and performance guarantees relating to domestic and overseas contracts.

Note I—Off Balance Sheet Risk and Concentration of Credit Risk

        Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of temporary cash investments and trade receivables. The Company’s cash balances and short-term investments are maintained in accounts held by major banks and financial institutions located primarily in the United States, Europe, Australia, and Hong Kong. In the U.S., the Company invests its excess cash through a major bank in commercial paper of companies with strong credit ratings and in a variety of industries. These securities typically mature within thirty days and, therefore, bear minimal risk. If the Company extends a significant portion of its credit to clients in a specific geographic area or industry, the Company may experience disproportionately high levels of default if those clients are adversely affected by factors particular to their geographic area or industry. Concentrations of credit risk with respect to trade receivables are limited due to the large number of customers comprising the Company’s customer base, including, in large part, governments, government agencies and quasi government organizations, and their dispersion across many different industries and geographies. Foreign revenues represent 18% of the Company’s total revenues. In order to mitigate credit risk, the Company continually reviews the credit worthiness of its major commercial clients.

Note J—Leases

        The Company and its subsidiaries are lessees in noncancelable leasing agreements for office buildings and equipment which expire at various dates.

        Future minimum rental payments at September 30, 2001, under operating leases follow:

(in thousands)
2002	$32,403
2003	$28,309
2004	$23,858
2005	$19,557
2006	$16,031
Later Years	$17,950

        Rental expense for the years ended September 30, 1999, September 30, 2000 and September 30, 2001 was approximately $28,835,000, $36,311,000 and $39,332,000, respectively.

        Assets (included in property and equipment) under capital leases total $9,061,000 at September 30, 2000, less accumulated amortization of $7,643,000. Amortization of the leased assets was included in Depreciation and Amortization.

Note K—Significant Customers

        Approximately 22%, 19% and 13% of the Company’s revenues were derived through direct contracts with agencies of the United States government in the years ended September 30, 1999, 2000 and 2001, respectively. One of these contracts, which concluded on March 31, 2000, accounted for approximately 12% and 6% of the Company’s revenues in the years ended September 30, 1999 and 2000, respectively.
AECOM TECHNOLOGY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note L—Earnings per share

        The following table sets forth the computation of basic and diluted earnings per share:

	Fiscal Year Ended September 30,
	1999	2000	2001
	(in thousands, except per share data)
Numerator—
Net income	$10,542	$18,177	$17,444

Denominator for basic earnings per share—
Weighted average shares	14,371	18,938	23,565

Effect of dilutive common shares:
Stock options	552	752	931

Denominator for diluted earnings per share	14,923	19,690	24,496

Basic earnings per share	$ .73	$ .96	$ .74

Diluted earnings per share	$ .71	$ .92	$ .71

Note M—Stock Ownership Plans

        Employee Stock Ownership Plan—In 1990, the Company adopted the AECOM Technology Corporation Employee Stock Ownership Plan (the “ESOP”) covering substantially all permanent U.S. based employees and purchased 5,800,000 shares of the Company’s Series A Preferred Stock held by its former parent. The ESOP borrowed the purchase price for such shares and repaid the amount borrowed over a period of eight years.

        Effective with the final payment of the borrowing on March 31, 1998, the Company converted all outstanding shares of Series A Preferred Stock into Common Stock.

        Each year, to the extent that the borrowing was repaid (with contributions from the Company), a portion of the stock held as collateral for the borrowing was released for allocation to the individual accounts of those employees eligible for benefits under the ESOP. As of September 30, 1998, all shares held as collateral had been released.

        During fiscal 2000 and 2001, the ESOP sold to the Company 336,519 and 459,289 shares of Common Stock for $3,994,443 and $6,291,251. These shares, which were attributable to terminated employees entitled to distributions under the ESOP, were canceled and retired.

        For individuals whose vested shares have an initial value in excess of $5,000, the Company will repurchase the shares ratably over five years at the then current share price. At September 30, 2001, the Company’s repurchase obligation covered 1,618,441 Common Shares allocated to former employees by the ESOP. The fair value of these shares at September 30, 2001 was $27,060,000.

        Stock Match Program—Effective as of October 3, 1998, the Company implemented a Stock Match Program that provides stock matches on participant’s contributions to the Stock Investment and Stock Purchase Plans. The matching percent will be equal to two times the weighted average annual percentage increase in pre-tax operating income (adjusted for earnings attributable to acquisitions) for the prior three years, subject to an annual maximum of 50%. The three-year weighted average annual percentage increase will be computed using the increase in pre-tax operating income for the most recent year, the prior year and the second prior year, multiplied by 100%, 65% and 35%, respectively, totaled and then divided by two. Stock matches vest after five years of employment. The matching percent for fiscal year 1999 was 33.5%, for fiscal 2000 was 27.3% and for fiscal 2001 was 30.7%. To the extent that IRS limits preclude the Company from offering any portion of this match under the ESOP allocation, the difference will be made up by contributions of Common Stock Units to participants’ accounts under the Stock Purchase Plan.

        Stock Purchase Plan—Effective June 1, 1991, the Company adopted the Stock Purchase Plan to provide an opportunity for eligible employees to continue to invest in the Company when the Company’s qualified Investment Plan and/or Stock Investment Plan are no longer available to them due to limitations contained in the Internal Revenue Code. Under the Stock Purchase Plan, participants are permitted to defer compensation, on a pre-tax basis, for investment in Common Stock Units. These amounts will not be held in trust and would be subject to the general creditors of the Company.

        The number of Common Stock Units issued corresponds to an equal number of shares of Common Stock based on the valuation of Common Stock determined at the next valuation date for Stock Purchase Plan purposes. Effective December 31, 1999, shares of the Company’s Common Stock have been valued quarterly and purchases of Common Stock and Common Stock Units are valued at the then most recent valuation.

        When a participant in the Stock Purchase Plan terminates employment, the Company will make a single sum payment in whole shares of AECOM Common Stock based on the total number of share units credited to his account. These shares will be subject to the buyback provisions under the bylaws of the Company. In the alternative, a participant’s Common Stock Units may be converted to a cash book account entry, determined as though the share units were shares of Common Stock and will be redeemed under the same buyback provisions for Common Stock as allowed by the Company’s bylaws. The Stock Purchase Plan has been extended indefinitely by the Board of Directors.

        The Company also has a program in which non-employee directors can elect, in lieu of cash compensation, to have all or a portion of their director compensation contributed to the Stock Purchase Plan to acquire Common Stock Units of the Company. A total of 115,071 Common Stock Units have been issued as of September 30, 2001.

        Stock Incentive Plans—The Company has stock incentive plans under which key employees can purchase up to 4,500,000 shares of Common Stock under stock options or restricted stock awards while non-employee directors can purchase up to 100,000 shares of Common Stock under stock options. Stock options may be granted to employees and non-employee directors at a price not less than the fair market value of the stock on the date of grant, and, for employees, options may be accompanied by stock appreciation rights (“SARs”). SARs entitle employees to surrender stock options and receive cash or stock in an amount equal to the excess of the market value of the optioned shares over their option price. Unexercised options and any accompanying SARs lapse not later than ten years after the date of grant (seven years if granted subsequent to March 2000), and, for employees, vest 10% on each of the first four anniversary dates of the grant and are fully vested on the fifth anniversary of the grant.

        Options granted to non-employee directors vest six months after the date of grant. Restricted stock awards entitle employees to purchase shares at a cost, if any, that may be less than fair market value, to vote such shares and to receive any dividends thereon, but such shares are subject to forfeiture upon termination of service before the restriction period ends. No SARs or restricted stock awards have been granted.
AECOM TECHNOLOGY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

        Following is a summary of options granted under the stock incentive plans:

	Number of Shares	Range of Exercise Prices	Weighted Average Exercise Price
Options outstanding—September 30, 1999	3,290,000	$ 4.34 – $10.91	$7.60
Options granted	286,000	11.75 – 12.76	12.61
Options canceled	(7,600)	5.41 – 10.91	8.79
Options exercised	(67,400)	4.79 – 9.96	5.60

Options outstanding—September 30, 2000	3,501,000	4.34 – 12.76	8.04
Options granted	545,000	13.68 – 17.51	13.86
Options canceled	(38,580)	4.79 – 13.68	7.80
Options exercised	(300,320)	4.34 – 10.91	4.71

Options outstanding—September 30, 2001	3,707,100	$ 4.79 – $17.51	$9.18

Options exercisable—September 30, 2000	1,921,920	$ 4.34 – $10.06	$5.99

Options exercisable—September 30, 2001	2,092,480	$ 4.79 – $13.68	$6.42

        The contractual life of options outstanding at September 30, 2001, range from .1 to 8.4 years and have a weighted average contractual life of 5.1 years.

        Following is a summary of options outstanding and exercisable by price range at September 30, 2001:

		Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life in Years	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$ 4.79 – $ 5.30	319,500	0.6	$ 5.06	319,500	$ 5.06
5.41 – 6.32	484,500	2.6	5.87	484,500	5.87
6.76 – 7.27	438,000	4.1	6.88	438,000	6.88
8.15 – 8.30	734,200	5.3	8.21	568,000	8.18
9.22 – 9.98	419,000	6.9	9.96	132,000	9.93
10.06 – 10.91	481,900	7.8	10.78	104,780	10.72
11.75 – 12.76	286,000	6.1	12.61	36,700	12.48
13.68 – 17.51	544,000	6.2	13.86	9,000	13.68

$ 4.79 – $17.51	3,707,100	5.1	$ 9.18	2,092,480	$ 7.23

        Pro forma information regarding net income is required by SFAS No. 123, and is to be determined as if the Company had accounted for its stock options under the fair value method of SFAS No. 123. The Company’s pro forma net income would have been $9,855,000, $17,278,000 and $16,687,000, respectively, for the fiscal years ending September 30, 1999, 2000 and 2001. For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options’ vesting period. The fair value of each option at the date of grant was estimated using the “Minimum Value” method as allowed for non-public companies under SFAS No. 123. At date of grant, the dividend yield was assumed to be zero, while the expected life of the options and the percent of options that would ultimately be exercised was estimated to be nine years (six years subsequent to March 31, 2000) and 90%, respectively. During fiscal years 1999, 2000 and 2001 the weighted average risk free interest rate was 5.83%, 6.5% and 5.67%, respectively, while the weighted average fair value of grants made during those fiscal years was $4.29, $4.20 and $3.90, respectively. The impacts of applying SFAS No. 123 in the pro forma disclosure are not indicative of future amounts since SFAS No. 123 does not apply to awards and issuances prior to September 30, 1995, and since additional awards and issuances are anticipated in future years.

        Effective as of March 2, 1998, the Company established the Executive/Director Loan Program and Stock Repurchase Program to facilitate the exercise of options. Loans will be for a term of not less than six months nor more than twelve months and will bear interest at a rate of six-month IBOR plus 1%. Upon maturity of a loan, the Company will offer to repurchase the number of shares which, when multiplied by the then-current fair market value of the shares of Common Stock, will equal the principal and accrued interest on the loan and the loan will be retired from the proceeds of the repurchase. The Board of Directors established a revolving loan pool of up to $5,000,000 under this program.

        As of September 30, 2001, loans totaling $112,000 are outstanding. At September 30, 2001, 3,707,100 shares of Common Stock have been reserved for the exercise of Stock Options.

        Senior Executive Equity Investment Plan—Effective as of March 2, 1998, the Company established the Senior Executive Equity Investment Program to encourage senior executives, primarily its executive officers, to increase their ownership interests in the Company. Executives who qualify for this program are extended a full recourse, unsecured loan, which bears a fixed interest rate approximating the most recent placement of the Company’s long-term debt. The principal and accrued interest on the loan will be due upon the sale of the Common Stock acquired under this program. If an executive terminates employment with AECOM prior to normal retirement, the principal and accrued interest will become due and payable. The Board of Directors has established a loan pool of up to $30,000,000 to fund this program. Loans totaling $17,650,000 with an average interest rate of 7.19% have been extended under the Senior Executive Equity Investment Program at September 30, 2001. Common Stock purchased under this program is eligible for a Company stock match equal to 50 percent of the annual growth rate in EBIT for the succeeding five years; however, the total match percent will be no greater than the match percent that other purchasers of Company stock receive in the same year as the participant’s purchase. Company stock matches under this program are subject to a ten-year cliff-vesting schedule, except for normal retirement.

Note N—Stockholders’ Equity

        Preferred Stock—The Restated Certificate of Incorporation of the Company authorizes the issuance of 8,000,000 shares of Preferred Stock, par value $.01 per share (the “Preferred Stock”). The holders of Preferred Stock are generally entitled to one vote per share on all matters to be voted on by the Company’s stockholders and will vote as one class with the Common Stock.

        Convertible Preferred Stock:    Convertible Preferred Stock is limited to an aggregate of 2,500,000 shares with a par value and liquidation preference of $100 per share. Holders of the Convertible Preferred Stock are entitled to receive dividends payable in additional shares of Convertible Preferred Stock at the Applicable Rate determined as set forth below. Dividends on the Convertible Preferred Stock are payable quarterly on January 1, April 1, July 1, and October 1 of each year.

        The Applicable Rate will be set annually by the independent appraiser engaged by the Trustee of the Stock Investment Plan at a level that it determines is necessary for the fair value of the Convertible Preferred Stock to be equal to its par value.

        After a share of Convertible Preferred Stock has been outstanding for at least three years, the Company may redeem such Convertible Preferred Stock at the Company’s election, in whole or in part, upon not less than 30 nor more than 60 days’ written notice. The redemption price shall be equal to 102.5% of the liquidation preference of the share of Convertible Preferred Stock to be redeemed, plus the payment of any accrued and unpaid dividends to the redemption date. In any event, at such time as a holder of Convertible Preferred Stock no longer meets the qualifications to be a holder of Employee Stock, the Convertible Preferred Stock held by such holder shall be repurchased by the Company.

        If the Convertible Preferred Stock has been held at least one year, on each January 1, April 1, July 1 and October 1 (a “Preferred Conversion Date”), the holder of shares of Convertible Preferred Stock may convert some or all of the shares of Convertible Preferred Stock held into shares of the Company’s Common Stock. The number of shares of the Company’s Common Stock to be received upon conversion shall be determined by dividing (i) the aggregate liquidation preferences and accrued and unpaid dividends to the applicable Preferred Conversion Date of the shares of Convertible Preferred Stock to be converted, by (ii) the per share price of the Company’s Common Stock on the applicable Preferred Conversion Date.

        In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of shares of Convertible Preferred Stock are entitled to receive out of assets of the Company available for distribution to stockholders, before any distribution of assets is made to holders of the Company’s Common Stock or of any other shares of stock of the Company ranking as to such a distribution junior to the shares of Convertible Preferred Stock, liquidating distributions in the amount of $100 per share plus accrued and unpaid dividends. After payment of such liquidating distributions, the holders of shares of Convertible Preferred Stock will not be entitled to any further participation in any distribution of assets by the Company.

        Except as expressly required by applicable law, the holders of the Convertible Preferred Stock will be entitled to one vote per share.

        If the equivalent of six quarterly dividends payable on the Convertible Preferred Stock are in arrears, the number of directors of the Company will be increased by two and the holders of Convertible Preferred Stock, voting as a class with the holders of shares of any one or more other series of preferred stock ranking on a parity with the Convertible Preferred Stock as to payment of dividends and the distribution of assets and upon which like voting rights have been conferred and are exercisable, will be entitled to elect two directors to fill such vacancies. Such right to elect two additional directors shall continue until all dividends in arrears have been paid or declared and set apart for payment. Each director elected by the holders of shares of the Convertible Preferred Stock and all other classes of preferred stock whose holders are entitled to vote shall continue to serve as such director for the full term for which he or she shall have been elected, notwithstanding that prior to the end of such term such default shall cease to exist.

        Class B:    Effective as of September 10, 1999, the Company established a new class of Preferred Stock, Class B Stock, and issued the shares to U.S. Trust Company, N.A., as Trustee of the AECOM Technology Corporation Supplemental Trust. This Class B Stock has been issued to secure, in part, the Company’s obligation under the Stock Purchase Plan, although the stock is subject to the claims of the Company’s creditors. Only the Trustee is eligible to hold this stock. The participants in the Stock Purchase Plan have no ownership interest in this stock. The shares carry one vote per share and are voted by the Trustee in its sole discretion. Upon distribution or reduction of Common Stock Units by the Stock Purchase Plan, the corresponding number of shares of Class B Stock will be returned by the Trustee to the Company for cancellation. Upon issuance of additional Common Stock Units to the Stock Purchase Plan, a like number of shares of Class B Stock will be issued to the Trustee. The Class B Stock has a par value of $.01 per share, carries with it a liquidation preference and redemption value of $.01 per share, and has no right to any dividend.

        Common Stock Units:    Common Stock Units under the Stock Purchase Plan may only be redeemed for Common Stock. The holders of Common Stock Units are not entitled to vote but are entitled to dividends if dividends are declared on Common Stock. In the event of the liquidation of the Company, holders of the Common Stock Units are entitled to no right greater than holders of Common Stock.

        Limitations on Ownership of Common Stock and Preferred Stock—The Bylaws of the Company provide that no person (or trust or individual retirement account) shall hold or continue to hold shares of the Preferred Stock or the Common Stock (collectively, the “Employee Stock”) unless such person is an employee of the Company. If such person no longer meets the qualifications to be a holder of Employee Stock, then such stockholder shall be obligated to offer to sell to the Company all of the shares of Employee Stock owned beneficially or of record by such stockholder at the most recent valuation price (as defined in the Company’s Bylaws).

Note O—Foreign Currency

        The Company uses forward exchange contracts to hedge U.S. Dollar loans, which are expected to be repaid out of funds generated in a foreign currency, incurred in connection with the merger with Maunsell in April 2000. These contracts have been designated as cash flow hedges. At September 30, 2001, the Company had $30.75 million of foreign exchange contracts outstanding which mature quarterly over the next three years and require foreign currency payments the equivalent of approximately $10 million per year.

        The forward exchange contracts require the Company to exchange foreign currencies for U.S. Dollars at maturity, at rates agreed to at inception of the contracts. If the counterparty to the exchange contracts (an internationally recognized bank) does not fulfill its obligation to deliver the contracted currencies, or if AECOM’s operating company does not generate sufficient foreign currencies, the Company could be at risk for any currency related fluctuations.

        The Company limits exposure to foreign currency fluctuations in most of its contracts through provisions that require client payments in currencies corresponding to the currency in which costs are incurred. As a result, the company generally does not need to hedge foreign currency cash flows for contract work performed. The functional currency of all significant foreign operations is the local currency.
AECOM TECHNOLOGY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note P—Operating Segments

        The Company’s management has organized its operations into three reportable segments: Americas-Infrastructure Group; Americas-Facilities Group; and Global Group. This segmentation corresponds to how the Company manages its business as well as the underlying characteristics of its markets.

        A significant portion of the Company’s revenues relate to services provided by subcontractors and other non-employees that it categorizes as other direct costs. Those pass-through costs are typically paid to service providers upon our receipt of payment from the client. The Company has included information on net service revenues as it believes that is a more accurate measure on which to base gross margin.

Reportable Segments:

	Year ended September 30,
	1999	2000	2001
	(dollars in thousands)
Total Revenues
Americas—Infrastructure	$415,485	$ 548,189	$ 684,433
Americas—Facilities	545,532	701,113	564,339
Global	32,919	151,334	277,475

Total	$993,936	$1,400,636	$1,526,247

Net Service Revenues
Americas—Infrastructure	$291,556	$ 376,482	$ 469,641
Americas—Facilities	170,968	200,487	201,962
Global	19,801	113,021	228,400

Total	$482,325	$ 689,990	$ 900,003

Gross Profit
Americas—Infrastructure	$136,732	$ 175,006	$ 217,914
Americas—Facilities	69,683	85,994	85,346
Global	8,977	42,101	85,583

Total	$215,392	$ 303,101	$ 388,843

Gross Margin (as a % of net service revenues)
Americas—Infrastructure	47%	46%	46%
Americas—Facilities	41	43	42
Global	45	37	37

Total	45%	44%	43%

General and Administrative Expenses
Americas—Infrastructure	$112,101	$ 142,656	$ 177,129
Americas—Facilities	60,709	74,923	86,826
Global	6,300	32,854	65,229

Total	$179,110	$ 250,433	$ 329,184

ESOP Contribution and Stock Matches
Americas—Infrastructure	$ 2,922	$ 3,651	$ 3,591
Americas—Facilities	1,282	2,152	2,142
Global	—	823	831

Total	$ 4,204	$ 6,626	$ 6,564

Income from Operations
Americas—Infrastructure	$ 21,709	$ 28,699	$ 37,194
Americas—Facilities	7,692	8,919	(3,622)
Global	2,677	8,424	19,523

Total	$ 32,078	$ 46,042	$ 53,095

Segment Assets
Americas—Infrastructure	$159,192	$ 251,916	$ 282,144
Americas—Facilities	183,287	200,883	214,265
Global	6,955	201,392	219,107

Total	$349,434	$ 654,191	$ 715,516

AECOM TECHNOLOGY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Reconciliations:

	Year Ended September 30,
	1999	2000	2001
	(in thousands)
Total Revenues
Revenues from reportable segments	$993,936	$1,400,636	$1,526,247
Other revenue	1,196	1,945	3,466

Total	$995,132	$1,402,581	$1,529,713

Net Service Revenues
Net service revenues of reportable segments	$482,325	$ 689,990	$ 900,003
Other contributions to net service revenue	1,196	1,945	3,466

Total	$483,521	$ 691,935	$ 903,469

Gross Profit
Gross profit from reportable segments	$215,392	$ 303,101	$ 388,843
Other contributions to gross profit	1,196	1,945	3,466

Total	$216,588	$ 305,046	$ 392,309

General and Administrative Expenses
G&A expenses of reportable segments	$179,110	$ 250,433	$ 329,184
Unallocated corporate G&A	11,851	14,006	17,118

Total general and administrative expenses	$190,961	$ 264,439	$ 346,302

ESOP Contribution and Stock Matches
ESOP contribution and stock matches of reportable segments	$ 4,204	$ 6,626	$ 6,564
ESOP contribution and stock matches not allocated to reportable segments	1,596	3,384	1,825

Total ESOP contribution and stock matches	$ 5,800	$ 10,010	$ 8,389

Income from Operations
Income from operations of reportable segments	$ 32,078	$ 46,042	$ 53,095
Income from operations not allocated to reportable segments	(12,251)	(15,445)	(15,477)

Total income from operations	$ 19,827	$ 30,597	$ 37,618

Segment Assets
Total assets of reportable segments	$349,434	$ 654,191	$ 715,516
Other assets	23,846	67,073	53,595
Elimination of inter-segment assets	—	(9,570)	(5,570)

Total assets	$373,280	$ 711,694	$ 763,541

Note Q—Subsequent Events

        On October 11, 2001, the Company acquired the UK based engineering firm of Oscar Faber plc and on October 31, 2001, the Denver based consulting firm of “design Alliance” for cash, notes and stock totaling $44.4 million.
AECOM TECHNOLOGY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note R—Quarterly Financial Information (Unaudited)

        In the opinion of management, the following unaudited quarterly data for the fiscal years ended September 30, 2001 and 2000 reflect all adjustments necessary for a fair statement of the results of operations. All such adjustments are of a normal recurring nature.

	Fiscal Year 2001
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(in thousands, except per share data)
Income Statement Data:
Total revenues	$352,122	$372,836	$399,724	$405,031
Other direct costs	143,887	149,255	167,266	165,835

Net service revenues	208,235	223,581	232,458	239,196
Cost of revenues	116,476	129,739	133,285	131,661

Gross profit	91,759	93,842	99,173	107,535
General and administrative expenses	81,133	80,446	97,455	87,268
ESOP contribution and stock matches	1,948	2,072	2,008	2,361

Income (loss) from operations	8,678	11,324	(290)	17,906
Interest expense, net	2,702	3,429	3,122	2,328

Income (loss) before income taxes	5,976	7,895	(3,412)	15,578
Income taxes (credit)	1,974	2,615	(1,148)	5,152

Net income (loss)	$ 4,002	$ 5,280	$ (2,264)	$ 10,426

Net income (loss) per share:
Basic	$ 0.17	$ 0.23	$ (0.10)	$ 0.44

Diluted	$ 0.16	$ 0.22	$ (0.10)	$ 0.42

Shares used in per share calculations:
Basic	24,076	23,004	23,383	23,799
Diluted	24,835	23,818	23,383	24,883

	Fiscal Year 2000
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(in thousands, except per share data)
Income Statement Data:
Total revenues	$282,005	$356,085	$366,130	$398,361
Other direct costs	150,689	211,071	165,589	183,297

Net service revenues	131,316	145,014	200,541	215,064
Cost of revenues	73,248	77,817	110,010	125,814

Gross profit	58,068	67,197	90,531	89,250
General and administrative expenses	51,556	59,607	79,345	73,931
ESOP contribution and stock matches	1,378	4,239	2,197	2,196

Income from operations	5,134	3,351	8,989	13,123
Interest expense, net	1,097	1,537	3,605	2,922

Income before income taxes	4,037	1,814	5,384	10,201
Income taxes (credit)	1,696	761	1,475	(673)

Net income	$ 2,341	$ 1,053	$ 3,909	$ 10,874

Net income per share:
Basic	$ 0.14	$ 0.07	$ 0.19	$ 0.48

Diluted	$ 0.14	$ 0.06	$ 0.18	$ 0.46

Shares used in per share calculations:
Basic	16,255	16,001	20,899	22,597
Diluted	16,951	16,710	21,679	23,420
AECOM TECHNOLOGY CORPORATION AND SUBSIDIARIES

SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS AND RESERVES

For the Fiscal Years Ended
September 30, 1999, 2000 and 2001

	Balance at Beginning of Period	Additions through Acquisitions	Charges to Costs and Earnings	Deductions, Net of Recoveries	Balance at End of Period
	(in thousands)
Fiscal year ended September 30, 1999
Allowance for uncollectible accounts receivable	$14,364	$ 300	$ 2,174	$ (2,650)	$14,188
Fiscal year ended September 30, 2000
Allowance for uncollectible accounts receivable	$14,188	$7,219	$ 3,365	$ (5,093)	$19,679
Fiscal year ended September 30, 2001
Allowance for uncollectible accounts receivable	$19,679	$ 563	$14,107	$(13,696)	$20,653

INDEPENDENT AUDITORS’ REPORT

Board of Directors
AECOM Merger Corporation

We have audited the accompanying consolidated balance sheet of AECOM Merger Corporation as of February 11, 2002. This financial statement is the responsibility of the Company’s management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated balance sheet referred to above presents fairly, in all material respects, the consolidated financial position of AECOM Merger Corporation at February 11, 2002 in conformity with accounting principles generally accepted in the United States.

/s/ ERNST & YOUNG LLP

Los Angeles, California
February 11, 2002

AECOM MERGER CORPORATION

CONSOLIDATED BALANCE SHEET
February 11, 2002

Assets—Cash	$ 200

Shareholder’s Equity
Common Stock, $.001 par value, authorized 1,000 shares, issued and outstanding 200 shares	$ —
Additional Paid in Capital	$ 200

$ 200

        1.    Organization and Purpose—AECOM Merger Corporation (the Company) was incorporated in Delaware on February 6, 2002 for the purpose of facilitating a merger between the Company’s wholly-owned subsidiary, AECOM Merger Subsidiary Corporation (Subsidiary), and AECOM Technology Corporation (AECOM), a related company. Subject to the approval of the stockholders of AECOM, Subsidiary will merge with AECOM and all of the outstanding common stock and convertible preferred stock of AECOM will be exchanged for new class A common stock and convertible preferred stock of the Company.

        2.    Shareholder’s Equity—The Company is authorized to issue 1,000 shares of $0.001 par value common stock. Officers of AECOM have acquired 200 shares in exchange for $200.

        3.    Basis of Consolidation— The consolidated balance sheet includes the accounts of the Company and the Company’s wholly-owned subsidiary. All intercompany accounts have been eliminated in consolidation.

ANNEX A

FORM OF
AGREEMENT AND PLAN OF MERGER

        This AGREEMENT AND PLAN OF MERGER is dated as of February       , 2002 (the “Agreement”) among AECOM Technology Corporation (the “Company”), AECOM Merger Corporation (“New AECOM”) and AECOM Merger Subsidiary Corporation (“Merger Sub”), each a Delaware corporation.

RECITALS

        WHEREAS, Company is a corporation duly organized and existing under the laws of the State of Delaware. New AECOM is a corporation duly organized and existing under the laws of the State of Delaware and Merger Sub is a corporation duly organized and existing under the laws of the State of Delaware and a wholly owned subsidiary of New AECOM;

        WHEREAS, the respective boards of directors of the Company, New AECOM and Merger Sub have determined that it is advisable and in the best interests of each corporation that Merger Sub merge with and into the Company (the “Merger”) upon the terms and subject to the conditions of this Agreement;

        WHEREAS, the respective boards of directors of the Company, New AECOM and Merger Sub have reviewed the terms and conditions of this Agreement and, by resolutions duly adopted, approved this Agreement;

        WHEREAS, immediately prior to the Effective Time (as defined below), New AECOM will amend and restate its Certificate of Incorporation to read in its entirety as set forth in Exhibit 1 hereto; and

        WHEREAS, the parties intend by this Agreement to effect a tax free restructuring under the Internal Revenue Code of 1986, as amended.

        NOW, THEREFORE, Company, New AECOM and Merger Sub hereby agree as follows:

ARTICLE I
THE MERGER

        Section 1.01    The Merger.    Upon the terms and subject to the conditions of this Agreement, and in accordance with the relevant provisions of the Delaware General Corporation Law (the “DGCL”), Merger Sub will merge with and into the Company at the Effective Time. The Company will be the surviving corporation in the Merger (the “Surviving Corporation”). Upon the Effective Time, the separate existence of Merger Sub will cease, and the Surviving Corporation will succeed, without other transfer, to all of the rights and property of Merger Sub, and will be subject to all of the debts and liabilities of Merger Sub, as provided for in Section 259 of the DGCL. On and after the Effective Time, the Surviving Corporation will carry on its business with the assets of Merger Sub, as well as with the assets of the Surviving Corporation.

        Section 1.02    Effective Time.    As soon as practicable following the satisfaction or waiver of the conditions set forth in Article II of the Agreement, the Merger shall be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the requirements set forth in the DGCL. The Merger will become effective when the Certificate of Merger is filed or such later time as is set forth in the Certificate of Merger. The time when the Merger becomes effective is called the Effective Time. The Company, New AECOM and Merger Sub shall take such actions that are necessary or appropriate in order to file the Certificate of Merger.

        Section 1.03    Certificate of Incorporation and By-Laws.    At the Effective Time, the Certificate of Incorporation of the Surviving Corporation shall be amended to be identical to the Certificate of Incorporation of Merger Sub. The Certificate of Incorporation of the Surviving Corporation, as so amended and restated, and the By-Laws of Merger Sub in effect at the Effective Time shall be the Certificate of Incorporation and By-Laws of the Surviving Corporation and shall remain in effect until changed or amended as provided therein or by applicable law. The name of the Surviving Corporation shall be AECOM Merger Subsidiary Corporation.

        Section 1.04    Directors and Officers.    The directors of the Company at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified. The officers of the Company at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.

        Section 1.05 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof:

          (a)  Each share of Common Stock, par value $0.01 per share, of the Company (“Company Common Stock”) issued and outstanding immediately before the Effective Time (other than shares of Company Common Stock held by Dissenting Stockholders (as defined in Section 1.05(e) of this Agreement)) shall be automatically converted into the right to receive one share of New AECOM’s Class A Common Stock, divided among (i) shares of validly issued, fully paid and non-assessable Class A-1 Common Stock, par value $0.001 per share, of New AECOM (ii) shares of validly issued, fully paid and non-assessable Class A-2 Common Stock, par value $0.001 per share, of New AECOM and (iii) shares of validly issued, fully paid and non-assessable Class A-3 Common Stock, par value $0.001 per share, of New AECOM.

          To the fullest extent authorized by law, all instructions, orders and notices recorded on the Company stock ledger in respect of such shares of Company Common Stock will be recorded on the stock ledger of New AECOM in respect of such shares of New AECOM Common Stock.

          (b)  Each share of Convertible Preferred Stock, par value $0.01 per share, of the Company (“Company Convertible Preferred Stock”) issued and outstanding immediately before the Effective Time shall be automatically converted into a right to receive one share of New AECOM’s Convertible Preferred Stock.

          To the fullest extent authorized by law, all instructions, owners and notices recorded on the Company stock ledger in respect of such shares of Company Convertible Preferred Stock will be recorded on the stock ledger of New AECOM in respect of such shares of New AECOM Common Stock.

          (c)  Each option or other right to purchase or otherwise acquire shares of Company Common Stock pursuant to the Company’s stock ownership plans and programs granted and outstanding immediately before the Effective Time will convert into an option or right to acquire, on the same terms and conditions as were applicable to the option or right to purchase Company stock, one share of New AECOM Class A Common Stock with the number of shares to be received by each holder pursuant to such option or other right to purchase divided among shares of Class A-1 Common Stock, Class A-2 Common Stock and Class A-3 Common Stock in the manner set forth in Section 1.05(a) hereto at a price per share equal to the exercise price of each option or other right to purchase or otherwise acquire shares of Company Common Stock under such plans and programs immediately before the Effective Time.

          (d)  Each right to receive shares of Company Common Stock pursuant to the Company’s Non-Qualified Stock Purchase Plan outstanding immediately before the Effective Time will convert into a right to receive, on the same terms and conditions as were applicable under the Company’s Non-Qualified Stock Purchase Plan, one share of New AECOM Class A Common Stock, divided among Class A-1 Common Stock, Class A-2 Common Stock and Class A-3 Common Stock in the manner provided in Section 1.05(a) hereto.

          (e)  Notwithstanding anything in this Agreement to the contrary but only to the extent required by the DGCL, shares of Company Common Stock or Company Convertible Preferred Stock that are issued and outstanding immediately prior to the Effective Time and are held by holders of Company Common Stock or Company Convertible Preferred Stock who comply with all the provisions of the DGCL concerning the right of holders of Company Common Stock or Company Convertible Preferred Stock to an appraisal of their shares pursuant to Section 262 of the DGCL (Section 262) (the “Dissenting Stockholders”) shall not be converted into New AECOM’s Class A Common Stock as provided in Section 1.05(a) or (b) but shall be entitled to receive such consideration as may be determined to be due such Dissenting Stockholder pursuant to Section 262; provided, however, that (i) if any Dissenting Stockholder shall subsequently deliver a written withdrawal of his or her demand for appraisal (with the written approval of the Surviving Corporation, if such withdrawal is not tendered within 60 days after the Effective Time), or (ii) if any Dissenting Stockholder fails to establish and perfect his, her or its entitlement to appraisal rights as provided by applicable law, or (iii) if within 120 days of the Effective Time neither any Dissenting Stockholder nor the Surviving Corporation has filed a petition demanding a determination of the value of all shares of Company Common Stock or Company Convertible Preferred Stock outstanding at the Effective Time and held by Dissenting Stockholders in accordance with applicable law, then such Dissenting Stockholder or Stockholders, as the case may be, shall forfeit the right to appraisal of such shares and such shares shall thereupon be deemed to be subject to the provisions of Section 1.05(a) and (b) above.

          (f)  As of the Effective Time, all shares of Company Common Stock and Company Convertible Preferred Stock will no longer be outstanding and will automatically be canceled and retired and will cease to exist, and each holder of a certificate representing any shares of Company Common Stock or Company Convertible Preferred Stock will cease to have any rights with respect thereto, and all such certificates previously representing shares of Company Common Stock and Company Convertible Preferred Stock will be cancelled and be null and void and of no further effect.

          (g)  Each share of Common Stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately before the Effective Time shall be converted into and become one fully paid and non-assessable share of common stock, par value $0.001 per share, of the Surviving Corporation.

(h) Each share of the Company’s Class B Preferred Stock that is outstanding immediately prior the Merger will be redeemed by the Company immediately prior to the Effective Date.

        Section 1.06.    Consummation of the Merger.    In order to enable and consummate the Merger and the transactions related to the Merger, the parties shall take all action necessary to implement the provisions of this Agreement.

ARTICLE II
CONDITIONS TO CONSUMMATION OF THE MERGER

        Section 2.01    Conditions to Each Party’s Obligation to Effect the Merger.     The respective obligations of each party to effect the Merger are subject to the satisfaction or waiver, prior to the Effective Time, of the following conditions:

(a) the Merger Agreement shall have been approved and adopted by the required vote of the stockholders of the Company;

          (b)  no statute, rule, regulation, executive order, decree, injunction or other order has been enacted, entered, promulgated or enforced by any court or governmental authority that is in effect and has the effect of prohibiting the consummation of the Merger;

(c) all approvals and consents necessary or desirable, if any, in connection with consummation of the Merger have been obtained;

          (d)  the number of shares of Company Common Stock and Company Convertible Preferred Stock held by Dissenting Stockholders who have not voted in favor of or consented to the Merger and who are entitled to demand and have delivered a written demand for appraisal of such shares in the time and manner provided in Section 262 of the DGCL and who have not failed to perfect or effectively withdrawn or lost their rights to appraisal and payment under Section 262 shall not exceed 5% of the issued and outstanding shares of Company Common Stock and the Company Convertible Preferred Stock immediately prior to the Effective Time;

(e) New AECOM simultaneously has consummated an initial public offering of shares of its Class B common stock.

ARTICLE III
MISCELLANEOUS

        Section 3.01    Amendment; Waiver.    At any time before the Effective Time, Company, New AECOM and Merger Sub may, to the extent permitted by the DGCL, by written agreement amend, modify or supplement any provision of this Agreement.

        Section 3.02    Entire Agreement; Assignment.    This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. Neither this Agreement nor any right, interest or obligation under this Agreement may be assigned, in whole or in part, by operation of law or otherwise, without the prior written consent of the other parties.

        Section 3.03    Governing Law.    This Agreement will be governed by and construed in accordance with the substantive laws of the State of Delaware regardless of the laws that might otherwise govern under principles of conflicts of laws applicable thereto.

        Section 3.04    Parties in Interest.    Nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

        Section 3.05    Counterparts.    This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original, but all of which will constitute one and the same agreement, and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

        Section 3.06    Abandonment.    At any time before the Effective Time, this Agreement may be terminated and the Merger may be abandoned by the board of directors of Company, New AECOM or Merger Sub.

        IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its respective officers thereunto duly authorized, all as of the day and year first above written.

AECOM TECHNOLOGY CORPORATION
a Delaware corporation

By:

AECOM MERGER CORPORATION
a Delaware corporation

By:

AECOM MERGER SUBSIDIARY CORPORATION
a Delaware corporation

By:

EXHIBIT 1

FORM OF
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION OF
AECOM MERGER CORPORATION

        AECOM Merger Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

          (1) The Corporation was originally incorporated under the name AECOM Merger Corporation and its original certificate of incorporation was filed with the office of the Secretary of the State of Delaware on February 6, 2002. The name of the Corporation is hereby changed to AECOM Technology Corporation.

(2) This Amended and Restated Certificate of Incorporation was duly adopted in accordance with Sections 242 and 245 of the Delaware General Corporation Law (the DGCL).

          (3) This Amended and Restated Certificate of Incorporation restates and integrates and further amends the certificate of incorporation of the Corporation, as heretofore amended, supplemented and/or restated (the Certificate of Incorporation).

(4) The text of the Certificate of Incorporation is amended and restated in its entirety as follows:

        FIRST:    NAME.    The name of the Corporation is AECOM Technology Corporation.

        SECOND:    ADDRESS.    The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at this address is CT Corporation System.

        THIRD:    PURPOSE.    The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

        FOURTH:    CAPITALIZATION.    (A) The total number of shares of stock that the Corporation has authority to issue is 205,000,000, of which:

(i) 15,000,000 shares shall be shares of Class A-1 Common Stock, par value $0.001 per share (the “Class A-1 Common Stock”);

(ii) 15,000,000 shares shall be shares of Class A-2 Common Stock, par value $0.001 per share (the “Class A-2 Common Stock”);

          (iii) 15,000,000 shares shall be shares of Class A-3 Common Stock, par value $ 0.001 per share (the “Class A-3 Common Stock” and collectively with the Class A-1 Common Stock and Class A-2 Common Stock, the “Class A Common Stock”);

(iv) 150,000,000 shares shall be shares of Class B Common Stock, par value $0.001 per share (the “Class B Common Stock”); and

(v) 10,000,000 shares shall be shares of Preferred Stock, par value $0.001 per share (the “Preferred Stock”).

        (B)  Upon the filing of this Amended and Restated Certificate of Incorporation, each 100 issued and outstanding shares of common stock outstanding shall automatically be converted into one share of Class A-1 Common Stock, one share of Class A-2 Common Stock and one share of Class A-3 Common Stock.

        (C)  The number of authorized shares of any class or classes of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the votes entitled to be cast by the holders of the Common Stock, voting together as a single class, irrespective of the provisions of Section 242(b)(2) of the DGCL or any corresponding provision hereinafter enacted and no class shall be entitled to a separate class vote on any such increase or decrease.

        FIFTH:    COMMON STOCK.

        The following is a statement of the relative powers, preferences and participating, optional or other special rights, and the qualifications, limitations and restrictions of the classes of Common Stock:

          (1)  General.    Except as otherwise set forth in this Article Fifth, the relative powers, preferences and participating, optional or other special rights, and the qualifications, limitations or restrictions of each class of Common Stock shall be identical in all respects.

          (2)  Dividends; Stock Splits.    Subject to the rights of the holders of Preferred Stock, holders of each class of Common Stock shall be entitled to receive such dividends and other distributions in cash, stock of any corporation (other than the Common Stock of the Corporation and other than as set forth in the succeeding sentences) or property of the Corporation as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor, and shall share equally on a per share basis in all such dividends and other distributions. If at any time a dividend or other distribution (collectively, “a share distribution”) payable in shares of Common Stock or any other securities of the Corporation or of any other person is to be made with respect to the Class A Common Stock or the Class B Common Stock, such share distribution may be declared and paid only as follows, and share distributions declared and paid as follows shall be deemed to be equal distributions for purposes of this paragraph:

          (a)  a share distribution consisting of (A) shares of Class A-1 Common Stock or securities that are convertible into, exchangeable for or evidence the right to purchase shares of Class A-1 Common Stock to holders of Class A-1 Common Stock, (B) shares of Class A-2 Common Stock or securities that are convertible into, exchangeable for or evidence the right to purchase shares of Class A-2 Common Stock to holders of Class A-2 Common Stock, (C) shares of Class A-3 Common Stock or securities that are convertible into, exchangeable for or evidence the right to purchase shares of Class A-3 Common Stock to holders of Class A-3 Common Stock, (D) shares of Class B Common Stock or securities that are convertible into, exchangeable for or evidence the right to purchase shares of Class B Common Stock to holders of Class B Common Stock; or

          (b) a share distribution consisting of shares of any class or series of securities of the Corporation or any other person other than Class A Common Stock or Class B Common Stock (and other than securities that are convertible into, exchangeable for or evidence the right to purchase shares of Class A Common Stock or Class B Common Stock), either:

(A) on the basis of a distribution of identical securities, on an equal per share basis, to holders of shares of Class A Common Stock and Class B Common Stock; or

          (B)  on the basis of a distribution of one class or series of securities to holders of shares of Class A Common Stock and, on an equal per share basis, one class or series of securities to holders of shares of Class B Common Stock, provided that the securities so distributed (and, if applicable, the securities into which the distributed securities are convertible or for which they are exchangeable or which they evidence the right to purchase) do not differ in any respect other than their relative voting rights and related differences in designation, conversion and share distribution provisions.

          No class of Common Stock may be reclassified, subdivided or combined, except for reclassifications after the expirations of the respective Applicable Restriction Periods to combine classes of Common Stock Class A into one class pursuant to successive amendments to this Certificate of Incorporation, unless the reclassification, subdivision or combination occurs simultaneously and in the same proportion for each class of Common Stock.

(3) Voting Rights.

          (a)  At every meeting of the stockholders of the Corporation in connection with the election of directors and all other matters submitted to a vote of stockholders, every holder of record of shares of Class A Common Stock and Class B Common Stock, on the relevant record date, shall be entitled to one vote in person or by proxy for each share of Class A Common Stock or Class B Common Stock registered in his or her name on the transfer books of the Corporation. Except as otherwise required by law or by this Article Fifth, the holders of each class of Common Stock shall vote together as a single class, on all matters with respect to which a vote of stockholders of the Corporation is required under applicable law or under the Certificate of Incorporation of the Corporation or on which a vote of stockholders is otherwise duly called for by the Corporation, subject to the rights that may be conferred upon holders of Preferred Stock.

          (b)  The provisions of this Certificate of Incorporation shall not be modified, revised, altered or amended, repealed or rescinded, in whole or in part, without the approval of the holders of a majority of the votes entitled to be cast by the holders of Common Stock, voting together as a single class; provided, however, that any proposal to modify, revise, alter or amend this Certificate of Incorporation in any manner that would alter or change the powers, preferences or special rights of the shares of any class of Common Stock so as to affect them adversely also will require the approval of the holders of a majority of the votes entitled to be cast by the holders of the shares of the class so affected by the proposed amendment, voting separately as a class. An increase in the authorized number of shares of any class or classes of stock of the Corporation or creation, authorization or issuance of any securities convertible into, or warrants, options or similar rights to purchase, acquire or receive, shares of any such class or classes of stock, shall be deemed not to affect adversely the powers, preferences or special rights of the shares of any class of Common Stock.

          (4)  Liquidation.    In the event of any dissolution, liquidation or winding up of the affairs of the Corporation, whether voluntary or involuntary, after payment in full of the amounts required to be paid to the holders of Preferred Stock, the remaining assets and funds of the Corporation shall be distributed pro rata to the holders of shares of Common Stock, without regard to class. For purposes of this paragraph (4), none of the following shall be considered a liquidation, dissolution or winding up of the Corporation within the meaning of this section: (a) a consolidation or merger of the Corporation with or into any other corporation or other entity; (b) a merger of any other corporation or other entity into the Corporation (whether or not the Corporation is the entity surviving the consolidation or merger); (c) a reorganization of the Corporation; (d) the purchase or redemption of all or part of the outstanding shares of any class or classes of the Corporation; (e) a sale or transfer of all or any part of the assets of the Corporation; or (f) a share exchange to which the Corporation is a party.

          (5)  Reorganization, Consolidation and Merger.     In case of any reorganization or any consolidation of the Corporation with one or more other corporations or a merger of the Corporation with another corporation, each holder of a share of Common Stock of any class shall be entitled to receive with respect to that share the same kind and amount of shares of stock and other securities and property (including cash) receivable upon the reorganization, consolidation or merger by a holder of a share of any other class of Common Stock.

(6) Optional Conversion.

(a) Conversion after the Applicable Restriction Period. Each record holder of shares of Class A Common Stock may convert any or all of such shares into an equal number of shares of Class B
Common Stock; provided, however, that no such shares may be so converted before the expiration of the Applicable Restriction Period.

          (b)  Manner of Optional Conversion.    A record holder of shares of Class A-1 Common Stock, Class A-2 Common Stock and Class A-3 Common Stock may effect a voluntary conversion of any or all of those shares in accordance with this paragraph (6) by presenting to the Corporation the certificates, if any, for the number of shares to be converted, any required tax transfer stamps and a written notice by the record holder to the Corporation stating that such record holder desires to convert such shares into the same number of shares of Class B Common Stock and requesting that the Corporation issue such shares of Class B Common Stock to the persons named therein, setting forth the number of shares of Class B Common Stock to be issued to each such person and the denominations in which the certificates therefor, if any, are to be issued. To the extent permitted by law, such a voluntary conversion shall be deemed to have been effected at the close of business on the date of surrender of certificates, if any, or the date of receipt by the Corporation of the notice of conversion, if the shares to be converted are uncertificated. Shares of Class B Common Stock may not be converted into any other class of Common Stock.

(7) Transfer Restrictions.

          (a)  Generally No Transfers during Applicable Restriction Period.    Other than in a Permitted Transfer, shares of Class A-1 Common Stock, Class A-2 Common Stock and Class A-3 Common Stock may not be Transferred prior to the expiration of the Applicable Restriction Period, and any such purported Transfer prior to the expiration of the Applicable Restriction Period shall be null and void, and the Corporation shall not register any such purported Transfer.

          (b)  Permitted Transfers during Applicable Restriction Period.    Shares of Class A-1 Common Stock, Class A-2 Common Stock and Class A-3 Common Stock may be Transferred in a Permitted Transfer prior to the expiration of the Applicable Restriction Period; provided that (i) a Transferee in any such Transfer other than a Conversion Transfer shall take such shares subject to the provisions of this paragraph (7) and (ii) a Transferee in any such Transfer that is a Conversion Transfer shall take such shares free from the provisions of this paragraph (7).

(8) Automatic Conversion; Non-Conversion.

(a) Transfers during Applicable Restriction Period.

          (i)  Conversion Transfer.    Upon a Conversion Transfer, each share of Class A-1 Common Stock, Class A-2 Common Stock or Class A-3 Common Stock so Transferred shall be and be deemed to be, automatically and without further act on the part of the holder thereof or the Corporation, converted into one share of Class B Common Stock. In such case, stock certificates, if any, formerly representing each share of Class A-1 Common Stock, Class A- 2 Common Stock or Class A-3 Common Stock shall thereupon and thereafter be deemed to represent such number of shares of Class B Common Stock into which such shares of Class A-1 Common Stock, Class A-2 Common Stock or Class A-3 Common Stock could be converted pursuant to the terms hereof.

(ii) Non-Conversion Transfer. Upon a Non-Conversion Transfer, there shall be no conversion.

          (b)  Transfers after Applicable Restriction Period.     Upon any direct or indirect Transfer after the expiration of the Applicable Restriction Period of any such shares of Class A Common Stock other than in a Non-Conversion Transfer, each share of Class A Common Stock so Transferred shall be and be deemed to be, automatically and without further act on the part of the holder thereof or the Corporation, converted into a share of Class B Common Stock. In such case, stock certificates, if any, formerly representing each share of Class A Common Stock shall thereupon and thereafter be deemed to represent such number of shares of Class B Common Stock into which such shares of Class A Common Stock could be converted pursuant to the terms hereof.

          (9)  Manner of Transfer.    Transfers of shares of Class A-1 Common Stock, Class A-2 Common Stock or Class A-3 Common Stock shall be registered on the books of the Corporation, and a new certificate therefor, if any, issued, upon presentation at the office of the Secretary of the Corporation (or at such additional place or places as may from time to time be designated by the Secretary of the Corporation) of the certificate, if any, for the shares, in proper form for Transfer, and such documentation as shall be reasonably satisfactory to the Corporation, including documentation of compliance with this Article Fifth.

          (10)  Manner of Conversion.    Any person (other than a transferee in a Non-Conversion Transfer) who takes shares of Class A-1 Common Stock, Class A-2 Common Stock or Class A-3 Common Stock in a Transfer that complies with the provisions of this Article Fifth may treat the endorsement on the certificate, if any, representing such shares, or the instrument of Transfer accompanying such shares, as authorizing such person on behalf of the Transferor to convert the shares in the manner provided in paragraph (8) of this Article Fifth for the purpose of registering the Transfer to such person of the shares of Class B Common Stock issuable upon conversion, and to give on behalf of the Transferor the written notice of conversion above required, and may convert such shares of Class A-1 Common Stock, Class A-2 Common Stock and Class A-3 Common Stock accordingly.

(11) Legend. Every certificate for shares of Class A-1 Common Stock, Class A-2 Common Stock and Class A-3 Common Stock shall bear a conspicuous legend on its face reading as follows:

        “The shares of Common Stock represented by this certificate may not be transferred (which term includes, without limitation, the entering into of a swap or short sale or other arrangement that transfers any of the economic consequences of ownership of the shares) to any person in connection with a transfer that does not meet the qualifications and requirements set forth in paragraphs (7) and (8) of Article Fifth of the Amended and Restated Certificate of Incorporation of this Corporation, and no person who receives the shares represented by this certificate in connection with a transfer that does not meet the qualifications and requirements prescribed by paragraphs (7) and (8) of Article Fifth is entitled to own or to be registered as the record holder of the shares of Common Stock represented by this certificate. Each holder of this certificate, by accepting the certificate, accepts and agrees to all of the foregoing.”

        In the cases of uncertificated shares, an appropriate notice containing the applicable Transfer restrictions shall be sent to the registered owner thereof.

          (12)  Treatment of Dividend upon Conversion.     Upon any conversion of shares of Class A-1 Common Stock, Class A-2 Common Stock and Class A-3 Common Stock into shares of Class B Common Stock pursuant to the provisions of paragraph (6) or paragraph (8), any dividend that has been declared on the shares of Class A-1 Common Stock, Class A-2 Common Stock and Class A-3 Common Stock so converted for which the record date is prior to the conversion and the payment date is subsequent to the conversion shall be deemed to have been declared, and shall be payable, with respect to the shares of Class B Common Stock into or for which the shares of Class A-1 Common Stock, Class A-2 Common Stock and Class A-3 Common Stock are so converted, and any such dividend that is declared on the shares of Class A Common Stock payable in shares of Class A Common Stock shall be deemed to have been declared, and shall be payable, in shares of Class B Common Stock.

(13) Reserve. The Corporation at all times shall reserve and keep available, out of its authorized but unissued Class B Common Stock, at least the number of shares of Class B Common Stock that would become issuable upon the conversion of all shares of Class A-1 Common Stock, Class A-2 Common Stock and Class A-3 Common Stock then outstanding.

          (14)  No Liability.    In connection with any Transfer or conversion of any shares of any class of Common Stock pursuant to or as permitted by the provisions of this Article Fifth, or in connection with the making of any determination referred to in this Article Fifth, neither the Corporation nor any director, officer, employee or agent of the Corporation shall be liable in any manner for any action taken or omitted in good faith.

(15) Definitions. For purposes of this Article Fifth, the following terms have the following meanings:

          (i)  “Applicable Restriction Period” means, with respect to shares of (a) Class A-1 Common Stock, the period ending 180 days after the date of the pricing of the Initial Public Offering, (b) Class A-2 Common Stock, the period ending 360 days after the date of the pricing of the Initial Public Offering and (c) Class A-3 Common Stock, the period ending 540 days after the date of the pricing of the Initial Public Offering.

(ii) “Conversion Transfer” means any of the following Transfers of shares of Class A-1 Common Stock, Class A-2 Common Stock or Class A-3 Common Stock during the Applicable Restriction Period:

(a) Transfers to the Corporation or any of its subsidiaries; and

          (b)  Transfers approved as Conversion Transfers by the Board of Directors of the Corporation prior to the Transfer after the death of any employee stockholder in order to pay any estate taxes and expenses on a date as close as practicable to the tax payment date and Transfers in the case of employee stockholder hardship (such as medical necessity, family emergencies, etc.)

(iii) “Initial Public Offering” means the initial public offering of the Class B Common Stock.

          (iv)  “Non-Conversion Transfer” means any Transfer of shares of Class A Common Stock, whether occurring before or after the expiration of the Applicable Restriction Period, to and among a stockholder’s spouse, children, grandchildren, parents, siblings, cousins, nieces, nephews, sons-in-law, daughters-in-law and entities (including trusts, partnerships and limited liability companies) established for estate planning or educational purposes.

(v) “Permitted Transfer” means a Conversion Transfer or a Non-Conversion Transfer.

(vi) “Permitted Transferee” means the recipient in a Permitted Transfer of Common Stock of the Corporation.

          (vii)  “Transfer” (including, with a correlative meaning, the terms Transferred and Transferee) means any sale, pledge, gift, assignment or other transfer of any share of Class A-1 Common Stock, Class A-2 Common Stock or Class A-3 Common Stock, including:

          (a)  any offer, pledge, sale, contract to sell, sale by the holder of any option or contract to purchase, purchase of any option or contract to sell, grant of any option, right or warrant to purchase, loan or other direct or indirect transfer or disposal of: (1) any shares of Class A-1

Common Stock, Class A-2 Common Stock or Class A-3 Common Stock; (2) any securities convertible into or exercisable or exchangeable for Class A-1 Common Stock, Class A-2 Common Stock or Class A-3 Common Stock; or (3) any shares of Class B Common Stock into which the shares of Class A-1 Common Stock, Class A-2 Common Stock or Class A-3 Common Stock are convertible; provided, however, that the entering into of a voting, tender or like agreement or arrangement in connection with such shares or securities shall not be deemed to constitute a Transfer where such agreement or arrangement (1) is entered into by a holder or holders of such shares or securities and one or more third parties in connection with a potential business combination involving the Corporation and (2) has been approved by the Board of Directors of the Corporation prior to the entering into of such agreement or arrangement; or

          (b)  entry into any swap or other arrangement (including contracting to sell, selling, transferring, pledging, granting any kind of option to purchase, making any short sale or otherwise disposing of any shares) that transfers to another, in whole or in part, any of the economic consequences of ownership of any shares of any class of Common Stock, other than any such transaction that, during the entire time of the relevant transaction, involves only (i) shares of Class B Common Stock or (ii) shares of any other class of Common Stock with respect to which the Applicable Restriction Period has expired, and in either case only up to the number of such shares held by a stockholder initiating such a transaction during the entire time of the relevant transaction;

whether any such transaction is to be settled by delivery of Class A-1 Common Stock, Class A-2 Common Stock, Class A-3 Common Stock, Class B Common Stock or other securities, in cash or otherwise.

        SIXTH:    PREFERRED STOCK.

        The Board of Directors shall have authority to issue shares of Preferred Stock from time to time on such terms as it may determine, and to divide the Preferred Stock into one or more series. In connection with the creation of any such series, the Board of Directors shall have authority to fix by the resolution or resolutions providing for the issue of shares thereof the designations, voting powers, preferences and relative participating, optional or other special rights of such series, and the qualifications, limitations or restrictions thereof, to the full extent now or hereafter permitted by law.

        The following is a statement of the relative powers, preferences and participating, optional or other special rights, and the qualifications, limitations and restrictions of a series of Preferred Stock entitled “Convertible Preferred Stock”:

          (1)  General.    There is hereby established a series of Preferred Stock designated Convertible Preferred Stock (the “Convertible Preferred Stock”) which will consist of the number of shares and have the following powers, preferences, rights, qualifications, limitations and restrictions set forth below:

(a) Number of Shares. The number of shares of Convertible Preferred Stock shall be 2,500,000.

(b) Limitation as to Ownership. The shares of Convertible Preferred Stock may only be issued and held as provided in Section 6.10 of the Corporation’s Bylaws

          (c)  Voting Rights.    Except as otherwise provided in this Section 1(c), the holders of the Convertible Preferred Stock shall be entitled to one vote per share on all matters to be voted on by the Corporation’s stockholders. Except as otherwise provided by law or herein, the holders of Convertible Preferred Stock, together with the holders of the Common Stock and any other series of Preferred Stock having the right to vote as a class with the Common Stock, shall vote together as one class on all matters to be voted on by the Corporation’s stockholders. If the equivalent of six quarterly dividends payable on the Convertible Preferred Stock are in arrears, the number of directors of the Corporation will be increased by two and the holders of Convertible Preferred Stock, voting as a class with the holders of shares of any one or more other series of preferred stock ranking on a parity with the Convertible Preferred Stock as to payment of dividends and the distribution of assets and upon which like voting rights have been conferred and are exercisable, will be entitled to elect two directors to fill such vacancies. Such right to elect two additional directors shall continue until all dividends in arrears have been paid or declared and set apart for payment. Each director elected by the holders of shares of the Convertible Preferred Stock and all other classes of preferred stock whose holders are entitled to vote shall continue to serve as such director for the full term for which he or she shall have been elected, notwithstanding that prior to the end of such term such default shall cease to exist.

          (d)  Dividends.    The holders of the Convertible Preferred Stock shall be entitled to receive dividends payable in additional shares of Convertible Preferred Stock at the Applicable Rate determined as set forth in this Section 1(d). Dividends on the Convertible Preferred Stock shall be payable quarterly on each January 1, April 1, July 1 and October 1 of each year (each a “Dividend Payment Date”). Dividends payable on the Convertible Preferred Stock for any period greater or less than a full year shall be computed on the basis of a 365-day year. The Applicable Rate shall be set, as of September 30 of each year for the ensuing 12-month period, by the independent appraiser engaged by the Trustee of the Corporation’s Stock Investment Plan at a level that it determines is necessary for the fair value of the Convertible Preferred Stock to be equal to par. In making that determination, the appraiser shall consider the credit worthiness of the Corporation (to determine the “spread” over 12-month U.S. Treasury Bills) and prevailing market rates (i.e. return on 12-month U.S. Treasury Bills).

          (e)  Liquidation Preference.    In the event of a voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of the Convertible Preferred Stock shall be entitled to receive, out of the assets of the Corporation legally available therefor, an amount equal to $100.00 per share of Convertible Preferred Stock (the “Liquidation Preference”), plus any accrued and unpaid dividends to such date, and no more, before any payment shall be made or any assets distributed to holders of any class of Common Stock. If upon such liquidation, dissolution or winding up, the available assets of the Corporation for distribution to the holders of capital stock shall be insufficient to permit the payment to such holders of Preferred Stock of the full preferential amount as set forth in this Section 1(e), then the entire remaining assets of the Corporation available to be distributed to the holders of the capital stock shall be distributed ratably among the holders of the Preferred Stock. A consolidation or merger of the Corporation with or into any other corporation or corporations, or a sale of all or substantially all of the assets of the Corporation, shall not be deemed to be a liquidation, dissolution or winding up within the meaning of this clause.

          (f)  Redemption at the Option of the Corporation.     After a share of the Convertible Preferred Stock has been issued and outstanding for not less than three years, the Corporation may redeem the whole or any portion of such outstanding shares of Convertible Preferred Stock by paying therefor in cash an amount per share equal to one hundred two and one-half percent (102.5%) of the Liquidation Preference of a share of Convertible Preferred Stock (the “Redemption Price”). At least 30 but not more than 60 days prior to the date fixed for redemption (the “Redemption Date”), the Corporation shall mail, postage prepaid, to the holders of record of the shares of Convertible Preferred Stock at the address of each such holder as it appears on the books of the Corporation, a notice (the “Convertible Preferred Stock Notice”) specifying the Redemption Date and the number of shares held by such holder to be redeemed. On and after the Redemption Date, each holder of shares of Convertible Preferred Stock shall surrender to the Corporation the certificate or certificates evidencing such shares at the principal executive offices of the Corporation and shall thereupon be paid in cash an amount equal to the number of shares of Convertible Preferred Stock surrendered multiplied by the Redemption Price, plus any accrued and unpaid dividends to the Redemption Date. If the Convertible Preferred Stock Notice shall have been given as provided herein and if on the Redemption Date funds necessary for the redemption shall be available therefor, then on and after the Redemption Date the certificate or certificates representing the shares of Convertible Preferred Stock shall represent solely the right to receive the Redemption Price.

(g) Conversion. After a share of Convertible Preferred Stock shall have been issued and outstanding for not less than one year, on each January 1, April 1, July 1 and October 1 (a “Preferred

Conversion Date”), the holder of such shares of Convertible Preferred Stock may convert some or all of such shares of Convertible Preferred Stock held into shares of the Corporation’s Class A Common Stock. The number of shares of the Corporation’s Class A Common Stock to be received upon conversion shall be determined by dividing (i) the aggregate liquidation preferences and accrued and unpaid dividends to the applicable Preferred Conversion Date of the shares of Convertible Preferred Stock to be converted, by (ii) the per share price of the Corporation’s Class A Common Stock on the applicable Preferred Conversion Date. The shares of the Corporation’s Class A Common Stock to be received upon conversion shall be divided as equally as possible among Class A-1 Common Stock, Class A-2 Common Stock and Class A-3 Common Stock.

          (h)  Status of Redeemed, Repurchased, or Converted Shares.    All shares of Convertible Preferred Stock redeemed or repurchased by the Corporation or converted into shares of the Corporation’s Class A Common Stock shall be restored to the status of authorized but unissued shares of Preferred Stock, without designation as to series.

(i) No Sinking Fund. The shares of Convertible Preferred Stock shall not be subject to any sinking fund or other obligation on the part of the Corporation to redeem or repurchase.

        SEVENTH:    BOARD OF DIRECTORS.    Subject to the rights of holders of Preferred Stock to elect additional directors under certain circumstances, the Corporation shall be governed in accordance with the following provisions:

          (A)  The Board of Directors of the Corporation shall consist of not less than three and not more than fifteen members. The exact number of directors within such minimum and maximum shall be fixed solely by the Board of Directors. The directors shall be classified, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as possible, one class to hold office initially for a term expiring at the Annual Meeting of Stockholders held in 2003, another class to hold office initially for a term expiring at the Annual Meeting of Stockholders held in 2004, and another class to hold office initially for a term expiring at the Annual Meeting of Stockholders held in 2005, with the members of each class to hold office until their successor have been duly elected and qualified. At each Annual Meeting of Stockholders, the successors to the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the Annual Meeting of Stockholders held in the third year following the year of their election and until their successors have been duly elected and qualified.

          (B)  Newly created directorships resulting from any increase in the authorized number of directors and any vacancies on the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled by a majority vote of the directors then in office, and directors so chosen shall hold office for a term expiring at the next Annual Meeting of Stockholders at which the term of the class to which they have been elected expires. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

        EIGHTH:    BY-LAWS.    In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to make, alter, amend and repeal the by-laws of the Corporation, without the assent or vote of the stockholders, in any manner not inconsistent with the laws of the State of Delaware or this Certificate of Incorporation of the Corporation.

        NINTH:    LIMITATION OF DIRECTORS’ LIABILITY.    A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Article Ninth shall be prospective only, and shall not adversely affect any elimination or limitation of the personal liability of a director of the Corporation existing at the time of such repeal or modification.

        TENTH:    MEETINGS OF STOCKHOLDERS.    Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders. Special meetings of stockholders of the Corporation may be called only by the Chairman of the Board of Directors or by the Board of Directors pursuant to a resolution. Business transacted at any special meeting of stockholders shall be confined to the purpose or purposes of the meeting as stated in the notice of the meeting.

        ELEVENTH:    BUSINESS COMBINATIONS.    In addition to any affirmative vote required by law or this Certificate of Incorporation, any Business Combination (as defined below) shall require the affirmative vote of the holders of at least 66 2 /3% of the outstanding shares of Common Stock of the Corporation, voting together as a single class, voting at a duly held meeting at which a quorum is present. Such affirmative vote shall be required notwithstanding the fact that no vote may otherwise be required, or that some lesser percentage may be specified by law or in any agreement or otherwise.

        The term “business combination”: as used in this Article Eleventh shall mean any of the following:

          (i)  any merger of the Corporation into, or any consolidation of the Corporation with, any other firm, corporation or entity (a “person”), other than any corporation of which a majority of the Voting Securities (as defined below) is owned directly or indirectly by the Corporation; or

          (ii)  any sale, lease, exchange or other transfer to any individual or person of all or substantially all of the assets of the Corporation (other than a mortgage or pledge of the assets of the Corporation) in one or more related transactions; or

(iii) the adoption of any plan for the liquidation or dissolution of the Corporation.

        For purposes of this Article Eleventh, Voting Securities shall mean all shares of the capital stock of such corporation entitled to vote generally in the election of directors.

        TWELFTH:    ELECTIONS.    Election of directors need not be by ballot unless the by-laws of the Corporation provide otherwise.

        THIRTEENTH:    AMENDMENT.    The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provisions contained in this Certificate of Incorporation, and other provisions authorized by the DGCL at the time in force may be added or inserted in this Certificate of Incorporation, in the manner now or hereafter prescribed by law and this Certificate of Incorporation; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article Thirteenth.

* * *

        IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation, which has been duly adopted in accordance with Sections 242 and 245 of the Delaware General Corporation Law, has been executed by a duly authorized officer on this          day of                  , 2002.

AECOM MERGER CORPORATION

By:
Name:
Title:

ANNEX B

GENERAL CORPORATION LAW OF DELAWARE

SECTION 262.    APPRAISAL RIGHTS.

        (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to (S) 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word stockholder means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words stock and share mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words depository receipt mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

        (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to (S) 251 (other than a merger effected pursuant to (S) 251(g) of this title), (S) 252, (S) 254, (S) 257, (S) 258, (S) 263 or (S) 264 of this title:

          (1)  Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of (S) 251 of this title.

          (2)  Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to (S) 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

          b.    Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (of depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

          d.    Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3)  In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under (S) 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

        (c)  Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

        (d) Appraisal rights shall be perfected as follows:

          (1)  If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2)  If the merger or consolidation was approved pursuant to (S) 228 or (S) 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

        (e)  Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

        (f)  Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the Office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

        (g)  At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

        (h)  After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

        (i)  The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

        (j) The costs of the proceeding may be determined by the Court and taxes upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

        (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

        (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

ANNEX C

AMENDED AND RESTATED

AECOM TECHNOLOGY CORPORATION

2000 STOCK INCENTIVE PLAN

Amended and Restated
AECOM Technology Corporation
2000 STOCK INCENTIVE PLAN

I.    DEFINITIONS.

        1.1    Definitions.

        “Act” shall mean the Securities Exchange Act of 1934.

        “Award” shall mean an option, which may be designated as a Nonqualified or Incentive Stock Option, a Stock Appreciation Right, a Restricted Stock Award or a Performance Share Award, in each case granted under this Plan.

        “Award Agreement” shall mean a written agreement setting forth the terms of an Award.

        “Award Date” shall mean the date upon which the Grantor took the action granting an Award or such later date as is prescribed by the Grantor.

        “Award Period” shall mean the period beginning on an Award Date and ending on the expiration date of such Award.

        “Beneficiary” shall mean the person, persons, trust or trusts entitled by will or the laws of descent and distribution to receive the benefits specified under this Plan in the event of the Participant’s death.

        “Board of Directors” shall mean the Board of Directors of the Corporation.

        “Cause” shall mean for reasons related to the commission by a Participant of any material act of dishonesty, the disclosure by a Participant of any confidential information or the commission by a Participant of any act of gross carelessness or willful misconduct in the course of employment.

        “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

        “Committee” shall mean the Board of Directors or one or more committees appointed by the Board to administer all or certain aspects of this Plan, each committee to be comprised solely of one or more directors or such number as may be required under applicable law. Each member of a Committee in respect of his or her participation in any decision with respect to an Award intended to satisfy the requirements of Section 162(m) of the Code must satisfy the requirements of “outside director” status within the meaning of Section 162(m) of the Code; provided, however, that the failure to satisfy such requirement shall not affect the validity of the action of any committee otherwise duly authorized and acting in the matter. As to Awards, grants or other transactions that are authorized only by a Committee (and not the Board) and that are intended to be exempt under Rule 16b-3, the requirements of Rule 16b-3(d)(1) with respect to committee action must also be satisfied.

        “Common Stock” shall mean Class A Common Stock of the Corporation ($.001 par value), subject to adjustment pursuant to Section 7.3.

        “Company” shall mean, collectively, the Corporation and its Subsidiaries.

        “Corporation” shall mean AECOM Technology Corporation and its successors.

        “Eligible Employee” shall mean an officer or key employee of the Company.

        “Event” shall mean any of the following:

(i) Approval by the stockholders of the Corporation of the dissolution or liquidation of the Corporation;

          (ii)  Approval by the stockholders of the Corporation of an agreement to merge or consolidate, or otherwise reorganize, with or into one or more entities which are not Subsidiaries, as a result of which less than 50% of the outstanding voting securities of the surviving or resulting entity are, or are to be, owned by former stockholders of the Corporation (excluding from the term “former stockholders” a stockholder who is, or as a result of the transaction in question becomes, an “affiliate”, as that term is used in the Act and the Rules promulgated thereunder, of any party to such merger, consolidation or reorganization); or

(iii) Approval by the stockholders of the Corporation of the sale of substantially all of the Corporation’s business and/or assets to a person or entity which is not a Subsidiary.

        “Fair Market Value” shall mean the fair market value of the Common Stock, as determined from time to time by the Board of Directors.

        “Grantor” shall mean the Committee in its capacity as grantor of Awards.

        “Incentive Stock Option” shall mean an incentive stock option within the meaning of Section 422 of the Code, the award of which contains such provisions as are necessary to comply with that section.

        “Nonqualified Stock Option” shall mean an option granted pursuant to this Plan which is designated as a Nonqualified Stock Option.

        “Option” shall mean an option to purchase Common Stock under this Plan. An option shall be designated by the Grantor as a Nonqualified Stock Option or an Incentive Stock Option.

        “Other Eligible Person” shall mean any individual consultant or advisor who renders or has rendered bona fide services (other than services in connection with the offering or sale of securities of the Company in a capital raising transaction or as a market maker or promoter of the Company’s securities) to the Company, and who is selected to participate in this Plan by the Committee. An advisor or consultant may be selected as an Other Eligible Person only if such person’s participation in this Plan would not adversely affect (1) the Corporation’s eligibility to use Form S-8 to register under the Securities Act of 1933, as amended, the offering of shares issuable under this Plan by the Company, or (2) the Corporation’s compliance with other applicable laws.

        “Participant” shall mean an Eligible Employee or Other Eligible Person who has been awarded an Award.

        “Performance Share Award” shall mean an award of shares of Common Stock issuance of which is contingent upon attainment of performance objectives specified by the Grantor in accordance with Article VI hereof.

        “Personal Representative” shall mean the person or persons who, upon the disability or incompetence of a Participant, shall have acquired on behalf of the Participant by legal proceeding or otherwise the right to receive the benefits specified in this Plan.

        “Plan” means this AECOM Technology Corporation 2000 Stock Incentive Plan, as the same may be amended and restated from time to time.

        “Restricted Stock” shall mean those shares of Common Stock issued pursuant to a Restricted Stock Award which are not free of the restrictions set forth in the related Award Agreement.

        “Restricted Stock Award” shall mean an award of a fixed number of shares of Common Stock to the Participant subject, however, to payment of such consideration, if any, and such forfeiture provisions, as are set forth in the Award Agreement.

        “Retirement” shall mean the voluntary termination of employment with the Company after attainment of age 62.

        “Stock Appreciation Right” shall mean a right to receive a number of shares of Common Stock or an amount of cash, or a combination of shares and cash, determined as provided in Section 4.3(a).

        “Subsidiary” shall mean any corporation or other entity, a majority or more of whose outstanding voting stock or voting power is beneficially owned directly or indirectly by the Corporation.

        “Total Disability” shall mean disability as defined in the Corporation’s Employee Stock Ownership Plan or in any successor provision or plan, as from time to time in effect.

II.    THE PLAN

        2.1    Purpose.

        The purpose of this Plan is to promote the success of the Company by providing an additional means to attract and retain key personnel through added long-term incentive for high levels of performance and for significant efforts to improve the financial performance of the Company by granting Awards.

        2.2    Administration.

        This Plan shall be administered by the Committee. Action of the Committee with respect to the administration of this Plan shall be taken pursuant to a majority vote or the written consent of all of its members. In the event action by the Committee is taken by written consent of all of its members, the action by the Committee shall be deemed to have been taken at the time specified in the consent or, if none is specified, at the time of the last signature. The Committee may delegate administrative functions to individuals who are officers or employees of the Company.

        Subject to the express provisions of this Plan, the Committee shall have the authority to construe and interpret this Plan and any agreements defining the rights and obligations of the Company and Participants under this Plan, to further define the terms used in this Plan, to prescribe, amend and rescind rules and regulations relating to the administration of this Plan, to determine the duration and purpose of leaves of absence which may be granted to Participants without constituting a termination of their employment for purposes of this Plan and to make all other determinations necessary or advisable for the administration of this Plan. The determinations of the Committee on the foregoing matters shall be conclusive.

        Any action taken by, or inaction of, the Corporation, any subsidiary, the Board of Directors or the Committee relating to this Plan shall be within the absolute discretion of that entity or body and shall be conclusive and binding upon all persons. No member of the Board of Directors or Committee, or officer of the Corporation or Subsidiary, shall be liable for any such action or inaction of the entity or body, of another person or, except in circumstances involving bad faith, of himself or herself. Subject only to compliance with the express provisions hereof, the Board of Directors and the Committee may act in their absolute discretion in matters related to this Plan.

        2.3    Participation.

        Awards may be granted only to Eligible Employees or Other Eligible Persons. An Eligible Employee or Other Eligible Person who has been granted an Award may, if otherwise eligible, be granted additional Awards if the Grantor shall so determine. Members of the Board of Directors or Committee who are not Eligible Employees or Other Eligible Persons shall not be eligible to receive Awards.

        2.4    Stock Subject to this Plan.

          (a)    Shares Available.     Subject to Section 7.3, the capital stock that may be delivered under this Plan shall be treasury shares or shares of the Corporation’s authorized but unissued Common Stock. The shares may be delivered for any lawful consideration.

          (b)    Share Limits.    The maximum number of shares of Common Stock that may be delivered pursuant to Awards granted to Eligible Employees or Other Eligible Persons under this Plan shall not exceed 5,500,000 shares. The maximum number of shares of Common Stock that may be delivered pursuant to options qualified as Incentive Stock Options granted under this Plan is 5,500,000 shares. The maximum number of shares subject to those Options and Stock Appreciation Rights that are granted during any calendar year to any individual shall be limited to 3,000,000 and the maximum individual limit on the number of shares in the aggregate subject to all Awards that during any calendar year are granted under this Plan shall be 3,000,000. Each of the foregoing numerical limits shall be subject to adjustment as contemplated by this Section 2.4 and Section 7.3. If any Option and any related Stock Appreciation Right shall lapse or terminate without having been exercised in full, or any Common Stock subject to a Restricted Stock Award shall not vest or any Common Stock subject to a Performance Share Award shall not have been transferred, the unpurchased, unvested or untransferred shares subject thereto shall again be available for purposes of this Plan.

        2.5    Grants of Awards.

        Either the Board of Directors or, if different, the Committee may grant Awards in accordance with the provisions of this Plan. The grant of an Award is made on the Award Date.

III.    OPTIONS.

        3.1    Grants.

        One or more Options may be granted to any Eligible Employee or Other Eligible Person. Each Option so granted shall be designated by the Grantor as either a Nonqualified Stock Option or Incentive Stock Option.

        3.2    Option Price.

        The purchase price per share of the Common Stock covered by each Option shall be determined by the Grantor but shall not be less than the Fair Market Value of such Common Stock on the Award Date. The purchase price of any shares purchased shall be paid in full at the time of each purchase in cash, or, provided that the Grantor permits such exercise, in shares of Common Stock which shall be valued at their Fair Market Value on the date of exercise of the Option, or partly in such shares and partly in cash, or in such other form or such other manner as the Board of Directors may determine.

        3.3    Option Period.

        Each Option and all rights or obligations thereunder shall expire on such date as shall be determined by the Grantor, but not later than ten years and one day after the Award Date, and shall be subject to earlier termination as hereinafter provided.

        3.4    Exercise of Options.

        Except as otherwise provided in Section 7.5 and subject to Section 7.6, an Option may become exercisable, in whole or in part, subsequent to the date or dates specified in the Award Agreement and until the expiration or earlier termination of the Participant’s Option. The Grantor may, at any time after grant of the Option and from time to time, increase the number of shares purchasable at any time so long as the total number of shares subject to the Option is not increased. No Option shall be exercisable except in respect of whole shares, and fractional share interests shall be disregarded.

        3.5    Limitations on Grant of Incentive Stock Options.

          (a)  To the extent that the aggregate fair market value of Common Stock with respect to which Incentive Stock Options may first be exercisable by a Participant in any calendar year exceeds $100,000, taking into account both Common Stock subject to Incentive Stock Options under this Plan and stock subject to incentive stock options under all other plans of the Corporation, any parent corporation and any Subsidiaries, such Options shall be treated as Nonqualified Stock Options. For purposes of determining whether the $100,000 limit is exceeded, the Fair Market Value of Common Stock subject to Options shall be determined as of the date the Options are awarded. In reducing Options to meet the $100,000 limit, the most recently granted Options shall be reduced first. To the extent a reduction of simultaneously granted Options is necessary to meet the $100,000 limit, the Corporation may, in the manner and to the extent permitted by law, designate which shares of Common Stock are to be treated as shares acquired pursuant to the exercise of an Incentive Stock Option.

          (b)  Incentive Stock Options may only be granted to Eligible Employees of the Corporation or a Subsidiary that satisfies the other eligibility requirements of the Code. There shall be imposed in the Award Agreement relating to Incentive Stock Options such terms and conditions as are required in order that the Option be an “incentive stock option” as that term is defined in Section 422 of the Code.

          (c)  No Incentive Stock Option may be granted to any person, who, at the time the Incentive Stock Option is granted, owns shares of outstanding Common Stock possessing more than 10% of the total combined voting power of all classes of stock of the Company, unless the exercise price of such Incentive Stock Option is at least 110% of the Fair Market Value of the common stock subject to the Incentive Stock Option and such Incentive Stock Option by its terms is not exercisable after the expiration of five years from the date such Incentive Stock Option is granted.

IV.    STOCK APPRECIATION RIGHTS.

        4.1    Grants.

        In its discretion, the Grantor may grant Stock Appreciation Rights concurrently with the grant of Options. A Stock Appreciation Right shall extend to all or a portion of the shares covered by the related Option. If a Stock Appreciation Right extends to less than all the shares covered by the related Option and if a portion of the related Option is thereafter exercised, the number of shares subject to the unexercised Stock Appreciation Right shall be reduced only if and to the extent that the remaining number of shares covered by such related Option is less than the remaining number of shares subject to such Stock Appreciation Right. A Stock Appreciation Right shall entitle the Participant who holds the related Option, upon exercise of the Stock Appreciation Right and surrender of the related Option, or portion thereof, to the extent the Stock Appreciation Right and related Option each were previously unexercised, to receive payment of an amount determined pursuant to Section 4.3. Any Stock Appreciation Right granted in connection with an Incentive Stock Option shall contain such terms as may be required to comply with the provisions of Section 422 of the Code and the regulations promulgated thereunder.

        4.2    Exercise of Stock Appreciation Rights.

          (a)  A Stock Appreciation Right shall be exercisable only at such time or times, and to the extent, that the related Option shall be exercisable and only when the Fair Market Value of the stock subject to the related Option exceeds the exercise price of the related Option.

          (b)  Notwithstanding any other provision of this Plan, the Committee may impose, by rule and in Award Agreements, such conditions upon a Stock Appreciation Right and the related Option and upon their exercise (including, without limitation, conditions limiting the time of exercise to specified periods) as may be required to satisfy applicable regulatory requirements, including, without limitation, Rule 16b-3 (or any successor rule) promulgated by the Securities and Exchange Commission pursuant to the Act.

          (c)  In the event that a Stock Appreciation Right is exercised, the number of shares of Common Stock subject to the related Option shall be charged against the maximum amount of Common Stock that may be issued or transferred pursuant to Awards under this Plan. The number of shares subject to the Stock Appreciation Right and related Option shall be reduced by such number of shares.

        4.3    Payment.

          (a)  Upon exercise of a Stock Appreciation Right and surrender of an exercisable portion of the related Option, the Participant shall be entitled to receive payment of an amount determined by multiplying:

          (i)  the difference obtained by subtracting the exercise price per share of Common Stock under the related Option from the Fair Market Value of a share of Common Stock on the date of exercise of the Stock Appreciation Right, by

(ii) the number of shares with respect to which the Stock Appreciation Right shall have been exercised.

          (b)  The Committee or the Board of Directors, in its sole discretion, may settle the amount determined under paragraph (a) above solely in cash, solely in shares of Common Stock (valued at Fair Market Value on the date of exercise of the Stock Appreciation Right), or partly in such shares and partly in cash provided that the Committee or the Board of Directors shall have determined that such exercise and payment are consistent with applicable law. In any event, cash shall be paid in lieu of fractional shares. Absent a determination to the contrary, all Stock Appreciation Rights shall be settled in cash as soon as practicable after exercise.

V.    RESTRICTED STOCK AWARDS.

        5.1    Grants.

        Subject to section 2.4, the Grantor may, in its discretion, grant one or more Restricted Stock Awards to any Eligible Employee or Other Eligible Person. Each Restricted Stock Award Agreement shall specify the number of shares of Common Stock to be issued to the Participant, the date of such issuance, the price, if any, to be paid for such shares by the Participant and the restrictions imposed on such shares, which restrictions shall not terminate earlier than one year after the Award Date. Shares of Restricted Stock shall be evidenced by a stock certificate registered only in the name of the Participant, which stock certificate shall be held by the Corporation until the restrictions on such shares shall have lapsed and those shares shall have thereby vested. Pending the lapse of such restrictions, the Participants shall, upon issuance of the Restricted Stock Award, execute a stock power authorizing the Corporation to take any necessary actions consistent with the Plan prior to vesting.

        5.2    Restrictions.

          (a)  Shares of Common Stock included in Restricted Stock Awards may not be sold, assigned, transferred, pledged or otherwise disposed of or encumbered, either voluntarily or involuntarily, until such shares have vested.

          (b)  Participants receiving Restricted Stock shall be entitled to dividend and voting rights for the shares issued even though they are not vested, provided that such rights shall terminate immediately as to any forfeited Restricted Stock.

          (c)  In the event that the Participant shall have paid cash in connection with the Restricted Stock Award, the Award Agreement shall specify whether and to what extent such cash shall be returned upon a forfeiture (with or without an earnings factor).

VI.    PERFORMANCE SHARE AWARDS.

        6.1    Grants.

        Without limiting the generality of the foregoing, and in addition to Awards granted under other provisions of this Plan, other performance-based awards within the meaning of Section 162(m) of the Code, whether in the form of restricted stock, performance stock, phantom stock or other similar rights, the vesting of which depends on the performance of the Company on a consolidated, segment, subsidiary or division with reference to revenue growth, net earnings (before or after taxes or before or after taxes, interest, depreciation, and/or amortization), cash flow, return on equity or on assets or on net investment, stock appreciation, total stockholder return, or cost containment or reduction, or any combination thereof (the business criteria) relative to preestablished performance goals, may be granted under this Plan. The applicable business criteria and the specific performance goals must be approved by the Committee in advance of applicable deadlines under the Code and while the performance relating to such goals remains substantially uncertain. The applicable performance measurement period may be not less than one nor more than ten years. Performance targets may be adjusted to mitigate the unbudgeted impact of material, unusual or nonrecurring gains and losses, accounting changes or other extraordinary events not foreseen at the time the targets were set.

(a) Eligible Class. The eligible class of persons for Performance Share Awards under this Section 6.1 shall be any Eligible Employee or Other Eligible Person.

(b) Maximum Award. In no event shall grants in any calendar year to a Participant under this Section 6.1 relate to more than 3,000,000 shares.

(c) Committee Certification. Before any Performance Share Award under this Section 6.1 is paid, the Committee must certify that the material terms of the Performance Share Award were satisfied.

           (d)  Terms and Conditions of Awards.     The Committee will have discretion to determine the restrictions or other limitations of the individual Awards under this Section 6.1 (including the authority to reduce Awards, payouts or vesting or to pay no Awards, in its sole discretion, if the Committee preserves such authority at the time of grant by language to this effect in its authorizing resolutions or otherwise).

          (e)  Stockholder Approval Required.     Notwithstanding the foregoing, this Section 6.1 shall be null and void in the event the stockholders of the Company do not approve the issuance of Performance Share Awards pursuant to this Section 6.1.

VII.    OTHER PROVISIONS.

        7.1    Rights of Eligible Employees, Other Eligible Persons, Participants and Beneficiaries.

          (a)  Status as an Eligible Employee or Other Eligible Person shall not be construed as a commitment that any Award will be made under this Plan to an Eligible Employee or Other Eligible Person or to Eligible Employees or Other Eligible Person generally.

          (b)  Nothing contained in this Plan (or in Award Agreements or in any other documents related to this Plan or to Awards) shall confer upon any Eligible Employee, Other Eligible Person or Participant any right to continue in the employ of the Company or constitute any contract or agreement of employment, or interfere in any way with the right of the Company to reduce such person’s compensation or to terminate the employment of such Eligible Employee, Other Eligible Person or Participant, with or without Cause, but nothing contained in this Plan or any document related thereto shall affect any other contractual right of any Eligible Employee, Other Eligible Person or Participant.

          (c)  No Participant, Beneficiary or other person shall have any right, title or interest in any fund or in any specific asset (including shares of Common Stock) of the Company by reason of any Award granted hereunder. There shall be no funding of any benefits which may become payable hereunder. Neither the provisions of this Plan (or of any documents related hereto), nor the creation or adoption of this Plan, nor any action taken pursuant to the provisions of this Plan shall create, or be construed to create, a trust of any kind or a fiduciary relationship between the Company and any Participant, Beneficiary or other person. To the extent that a Participant, Beneficiary or other person acquires a right to receive an Award hereunder, such right shall be no greater than the right of any unsecured general creditor of the Company. Awards payable under this Plan shall be paid from the general assets of the Corporation, and no special or separate fund or deposit shall be established and no segregation of assets shall be made to assure payment of such Awards. Nothing in this Plan shall be deemed to give any Eligible Employee, Other Eligible Person or Participant any right to participate in this Plan except in accordance herewith.

        7.2    No Transferability; Limited Exception to Transfer Restrictions.

          (a)  Limit On Exercise and Transfer.     Unless otherwise expressly provided in (or pursuant to) this Section 7.2, by applicable law and by the Award Agreement, as the same may be amended, (i) Awards are non-transferable and shall not be subject in any manner to sale, transfer, anticipation, alienation, assignment, pledge, encumbrance or charge; (ii) Awards shall be exercised only by the Participant; and (iii) amounts payable or shares issuable pursuant to any Award shall be delivered only to (or for the account of) the Participant. The Committee shall disregard any attempt at transfer, assignment or other alienation prohibited by the preceding sentence and shall pay or deliver such cash or shares of Common Stock in accordance with the provisions of the Plan.

          (b)  Exceptions.    The Committee may permit Awards to be exercised by and paid to certain persons or entities related to the Participant, including but not limited to members of the Participant’s immediate family, or charitable institutions, trusts or other entities controlled by or whose beneficiaries or beneficial owners are the Participant and/or members of the Participant’s immediate family or to such other related persons or entities as may be approved by the Committee, pursuant to such conditions and procedures, including limitations on subsequent transfers, as the Committee may establish. Consistent with Section 7.7, any permitted transfer shall be subject to the condition that the Committee receive evidence satisfactory to it that the transfer (i) is being made for essentially donative, estate and/or tax planning purposes on a gratuitous or donative basis and without consideration (other than nominal consideration or in exchange for an interest in a qualified transferee), and (ii) will not compromise the Corporation’s ability to register shares issuable under this Plan on SEC Form S-8 under the Securities Act. Notwithstanding the foregoing, Incentive Stock Options and Restricted Stock Awards shall be subject to any and all additional transfer restrictions under the Code.

(c) Further Exceptions to Limits On Transfer. The exercise and transfer restrictions in Section 7.2(a) shall not apply to:

(i) transfers to the Corporation,

          (ii)  the designation of a beneficiary to receive benefits in the event of the Participant’s death or, if the Participant has died, transfers to or exercise by the Participant’s beneficiary, or, in the absence of a validly designated beneficiary, transfers by will or the laws of descent and distribution,

          (iii)  subject to any applicable Incentive Stock Option limitations, transfers to a family member (or former family member) pursuant to a domestic relations order if approved or ratified by the Committee, or

(iv) if the Participant has suffered a disability, permitted transfers or exercises on behalf of the Participant by his or her legal representative.

        7.3    Adjustments upon Changes in Capitalization.

        If the outstanding shares of Common Stock are increased, decreased or changed into, or exchanged for, a different number or kind of shares or securities of the Corporation through a reorganization or merger in which the corporation is the surviving entity, or through a combination, recapitalization, reclassification, stock split, stock dividend, stock consolidation or otherwise, an appropriate adjustment shall be made in the number and kind of shares that may be issued pursuant to Awards. A corresponding adjustment to the consideration payable with respect to Awards granted prior to any such change and to the price, if any, paid in connection with Restricted Stock Awards shall also be made. Any such adjustment, however, shall be made without change in the total payment, if any, applicable to the portion of the Award not exercised, vested or issued with a corresponding adjustment in the price for each share. Corresponding adjustments shall be made with respect to Stock Appreciation Rights based upon the adjustments made to the Options to which they are related.

        Upon the dissolution or liquidation of the Corporation, or upon a reorganization, merger, or consolidation of the Corporation with one or more corporations as a result of which the Corporation is not the surviving Corporation, this Plan shall terminate, and any outstanding options, Stock Appreciation Rights and Performance Share Awards shall terminate and any Restricted Stock shall be forfeited, unless provision be made in connection with such transaction for the assumption of Awards theretofore granted, or the substitution for such Awards of new incentive awards covering the stock of a successor employer corporation, or a parent or subsidiary thereof, with appropriate adjustments as to number and kind of shares and prices.

        In so adjusting Common Stock to reflect such changes, or in determining that no such adjustment is necessary, the Board of Directors may rely upon the advice of independent counsel and accountants of the Corporation, and the determination of the Board of Directors shall be conclusive. No fractional shares of stock shall be issued under this Plan on account of any such adjustment.

        7.4    Termination of Employment.

          (a)  Upon the date a Participant is no longer employed by the Company for any reason other than Retirement, death, Total Disability or termination by the Company without Cause, (i) any outstanding Options on that date shall terminate; (ii) shares of Common Stock subject to the Participant’s Restricted Stock Award shall be forfeited in accordance with the provisions of the related Award Agreement to the extent such shares have not become vested on that date; and (iii) shares of Common Stock subject to the Participant’s Performance Share Award shall be forfeited in accordance with the provisions of the related Award Agreement to the extent such shares have not been issued or become issuable on that date.

          (b)  Upon the date a Participant is no longer employed by the Company as a result of Retirement, death, Total Disability or termination by the Company without Cause, (i)(a) in the case of termination of employment by the Company without Cause, the Participant shall have three months from that date to exercise the Participant’s Options to the extent they shall have become exercisable by that date and any Options not exercisable on that date shall terminate; (b) in the case of Retirement, death or Total Disability (if the Participant dies or becomes disabled while in the employ of the Company or during the period referred to in subpart (i)(a) of this Section 7.4(b)), the Participant or his or her Beneficiary, or Personal Representative, as the case may be, shall have one year from that date to exercise the Participant’s Options to the extent that they shall have become exercisable by that date; (ii) shares of Common Stock subject to the Participant’s Restricted Stock Award shall be forfeited in accordance with the provisions of the related Award Agreement to the extent such shares have not become vested on that date; and (iii) shares of Common Stock subject to the Participant’s Performance Share Award shall be forfeited in accordance with the provisions of the related Award Agreement to the extent such shares have not been issued or become issuable on that date. In the event of termination of employment as a result of Retirement, death or Total Disability, the Grantor may, in its discretion, increase the portion of the Participant’s Award available to the Participant, or his or her Beneficiary or Personal Representative, as the case may be, upon such terms as the Grantor shall determine.

          (c)  Each Stock Appreciation Right shall have the same termination provisions and exercisability periods as the Option to which it relates. The exercisability period of a Stock Appreciation Right or of an Option shall not exceed that provided in Section 3.3 or in the related Award Agreement. Each Option and Stock Appreciation Right shall expire at the end of that exercisability period.

          (d)  If an entity ceases to be a Subsidiary, other than by merger with the Corporation or a parent of the Corporation, such action shall be deemed for purposes of this Section 7.4 to be a termination of employment without Cause of each employee of that entity.

          (e)  Upon forfeiture of a Restricted Stock Award pursuant to this Section 7.4, the Participant, or his or her Beneficiary or Personal Representative, as the case may be, shall transfer to the Corporation the portion of the Restricted Stock Award not vested at the date of termination of employment, without payment of any consideration by the Company for such transfer unless the Participant paid a purchase price in which case repayment, if any, of that price shall be governed by the Award Agreement. Notwithstanding any such transfer to the Corporation, or failure, refusal or neglect to transfer, by the Participant, or his or her Beneficiary or Personal Representative, as the case may be, such nonvested portion of any Restricted Stock Award shall be deemed transferred automatically to the Corporation on the date of termination of employment. The Participant’s original acceptance of the Restricted Stock Award shall constitute his or her appointment of the Corporation and each of its authorized representatives as attorney(s)-in-fact to effect such transfer and to execute such documents as the Corporation or such representatives deem necessary or advisable in connection with such transfer.

        7.5    Acceleration of Awards.

        Upon the Retirement, death or Total Disability of a Participant, or upon (or to effect the intent hereof, immediately prior to) the occurrence of an Event, (i) each Option and such related Stock Appreciation Right shall become immediately exercisable to the full extent theretofore not exercisable, (ii) Restricted Stock shall immediately vest free of restrictions and (iii) the number of shares covered by each Performance share Award shall be issued to the Participant; provided, however, that Awards shall not, in any event, be so accelerated to a date less than one year after the Award Date. Acceleration of Awards shall comply with applicable regulatory requirements, including, without limitation, Rule 16b-3 promulgated by the Securities and Exchange Commission pursuant to the Act and Section 422 of the Code.

        7.6    Continuation of Employment.

        No Option or Stock Appreciation Right shall be exercisable, no Restricted Stock shall vest and no Performance Share Award shall be paid unless the Participant has remained in the continuous employment of the Company for at least one year from the Award Date.

        7.7    Government Regulations.

        This Plan, the granting of Awards under this Plan and the issuance or transfer of shares of Common Stock (and/or the payment of money) pursuant thereto are subject to all applicable Federal and state laws, rules and regulations and to such approvals by any regulatory or governmental agency (including without limitation “no action” positions of the Securities and Exchange Commission) which may, in the opinion of counsel for the Corporation, be necessary or advisable in connection therewith. Without limiting the generality of the foregoing, no Awards may be granted under this Plan, and no shares shall be issued by the Corporation, nor cash payments made by the Corporation, pursuant to or in connection with any such Award, unless and until, in each such case, all legal requirements applicable to the issuance or payment have, in the opinion of counsel to the Corporation, been complied with. In connection with any stock issuance or transfer, the person acquiring the shares shall, if requested by the Corporation, give assurances satisfactory to counsel to the Corporation in respect of such matters as the Corporation may deem desirable to assure compliance with all applicable legal requirements.

        7.8    Tax Withholding.

        The Company shall have the right to deduct from any payment hereunder any amounts that federal, state, local or foreign tax laws to be withheld with respect to such payment but, in the alternative, the Participant may, prior to the payment of any Award, pay such amounts to the Company in cash or in shares of Common Stock (which shall be valued at their Fair Market Value on the date of payment). There is no obligation under this Plan that any Participant be advised of the existence of the tax or the amount required to be withheld. Without limiting the generality of the foregoing, in any case where it determines that a tax is required to be withheld in connection with the issuance or transfer of shares of Common Stock under this Plan, the Company may, pursuant to such rules as the Committee may establish, reduce the number of such shares so issued or transferred by such number of shares as the Company may deem appropriate in its sole discretion to accomplish such withholding.

        Notwithstanding any other provision of this Plan, the Committee may impose such conditions on the payment of any withholding obligation as may be required to satisfy applicable regulatory requirements, including, without limitation, Rule 16b-3 promulgated by the Securities and Exchange Commission pursuant to the Act.

        7.9    Amendment, Termination and Suspension.

        The Board of Directors may, at any time, terminate or, from time to time, amend, modify or suspend this Plan (or any part thereof). In addition, the Committee may, from time to time, amend or modify any provision of this Plan except Section 7.5. The Grantor, with the consent of the Participant, may make such modifications of the terms and conditions of such Participant’s Award as it shall deem advisable. No Awards may be granted during any suspension of this Plan or after its termination. The amendment, suspension or termination of this Plan shall not, without the consent of the Participant, alter or impair any rights or obligations pertaining to any Awards granted under this Plan prior to such amendment, suspension or termination, including any right to acceleration under Section 7.5. The Grantor shall have the power and may, with the consent of the Participant, cancel any existing Awards and reissue Awards to the Participant, having a new and lower Fair Market Value, but otherwise bearing substantially similar terms to the cancelled Awards.

        7.10    Privileges of Stock Ownership; Nondistributive Intent.

        A Participant shall not be entitled to the privilege of stock ownership as to any shares of Common stock not actually issued to him. Upon the issuance and transfer of shares to the Participant, unless a registration statement is in effect under the Securities Act of 1933, as amended, relating to such issued and transferred Common Stock and there is available for delivery a prospectus meeting the requirements of Section 10 of such Act, the Common Stock may be issued and transferred to the Participant only if he represents and warrants in writing to the Corporation that the shares are being acquired for investment and not with a view to the resale or distribution thereof. No shares shall be issued and transferred unless and until there shall have been full compliance with any then applicable regulatory requirements (including those of any exchanges upon which any Common Stock of the Corporation may be listed).

        7.11    Effective Date of this Plan.

        This Plan shall be effective February 25, 2000.

        7.12    Term of this Plan.

        Unless previously terminated by the Board of Directors or the Committee, this plan shall terminate at the close of business on the tenth anniversary of the effective date of this Plan, determined in accordance with Section 7.11, and no Awards shall be granted under the Plan thereafter, but such termination shall not affect any Award theretofore granted.

        7.13    Governing Law.

        This Plan and the documents evidencing Awards and all other related documents shall be governed by, and construed in accordance with, the laws of the State of California. If any provision shall be held by a court of competent jurisdiction to be invalid and unenforceable, the remaining provisions of this Plan shall continue to be fully effective.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20.    Indemnification of Directors and Officers.

        Section 145 of the Delaware General Corporation Law provides for the indemnification of officers, directors and other corporate agents in terms sufficiently broad to indemnify such persons under circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. Our Restated Certificate of Incorporation and Restated Bylaws provide for indemnification of our officers, directors, employees and agents to the extent and under the circumstances permitted under the Delaware General Corporation Law.

Item 21.    Exhibits and Financial Statement Schedules.

Exhibit Numbers	Description
2.1	Form of Agreement and Plan of Merger among AECOM Technology Corporation, AECOM Merger Corporation and AECOM Merger Subsidiary Corporation (included as Annex A to the proxy statement/prospectus).

3.1	Certificate of Incorporation of AECOM Merger Corporation

3.2	Form of Amended and Restated Certificate of Incorporation of AECOM Merger Corporation (post-merger) (included as Exhibit 1 to Annex A to the proxy statement/prospectus).

3.3	Bylaws of AECOM Merger Corporation

*3.4	Form of Restated Bylaws of AECOM Merger Corporation (post-merger)

*4.1	Form of Stock Certificate for Class B Common Stock

*4.2	Form of Stock Certificate for Class A-1, Class A-2, and Class A-3 Common Stock

*4.3	Form of Stock Certificate for Convertible Preferred Stock

4.4	Agreement regarding long-term debt instruments

*5.1	Opinion of O’Melveny & Myers LLP

*10.1	Amended and Restated Credit Agreement, among AECOM Technology Corporation, Borrowers (as defined therein), and Bank of America N.A., as administrative agent

10.2	Private Shelf Agreement, dated July 6, 2001, between AECOM Technology Corporation and
The Prudential Insurance Company of America and other Banks (as defined therein), for the issuance of up to $75 million in senior notes

10.3	Office Lease, dated June 13, 2001, between AECOM Technology Corporation and Shuwa Investments Corporation

10.4	First Amendment to Office Lease, dated September 2001

10.5	Second Amendment to Office Lease, dated October 22, 2001

10.6	1995 Stock Incentive Plan for Non-Employee Directors for AECOM Technology Corporation

10.7	Non-Qualified Stock Purchase Plan, restated as of April 7, 1999 for AECOM Technology Corporation

10.8	Amended and Restated 2000 Stock Incentive Plan for AECOM Technology Corporation (included as Annex C to the proxy statement/prospectus)

*10.9	2002 Employee Stock Purchase Plan for AECOM Technology Corporation

10.10	Amended and Restated Performance Unit Plan for AECOM Technology Corporation

10.11	1992 Supplemental Executive Retirement Plan, restated as of November 20, 1997 for AECOM Technology Corporation

10.12	First Amendment, effective July 1, 1998, to the 1992 Supplemental Executive Retirement Plan

10.13	1996 Supplemental Executive Retirement Plan, restated as of November 20, 1997 for AECOM Technology Corporation

10.14	First Amendment, effective July 1, 1998, to the 1996 Supplemental Executive Retirement Plan

10.15	1996 Management Supplemental Executive Retirement Plan for AECOM Technology Corporation

10.16	1998 Management Supplemental Executive Retirement Plan for AECOM Technology Corporation

10.17	First Amendment, effective January 1, 2002, to the 1998 Management Supplemental Executive Retirement Plan

10.18	1996 Excess Benefit Plan for AECOM Technology Corporation

10.19	First Amendment, effective July 1, 1998, to the 1996 Excess Benefit Plan

10.20	Consulting Agreement between AECOM Technology Corporation and John W. Downer

10.21	Employment Agreement between AECOM Technology Corporation and Francis S.Y. Bong

10.22	Employment Agreement between AECOM Technology Corporation and David N. Odgers

21.1	Subsidiaries of AECOM Merger Corporation

*23.1	Consent of O’Melveny & Myers LLP (included as part of Exhibit 5.1)

23.2	Consent of Independent Auditors

24.1	Power of Attorney (included on signature page of Registration Statement hereto)

*	To be filed by amendment

Item 22.    Undertakings.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes that:

          (a)  The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

          (b)  The undersigned registrant hereby undertakes to respond to request for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

          (c)  The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, California, on February 11, 2002.

AECOM MERGER CORPORATION

By:
/s/ RICHARD G. NEWMAN

Chairman of the Board and
Chief Executive Officer

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Richard G. Newman, Grant G. McCullagh and Eric Chen, and each of them, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and any registration statement relating to the offering covered by this Registration Statement and filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully so or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, the following persons have signed this Registration Statement in the capacities and on the date indicated.

Signature	Title	Date

/s/ RICHARD G. NEWMAN Richard G. Newman	Chairman of the Board and Chief Executive Officer	February 11, 2002

/s/ JOSEPH A. INCAUDO Joseph A. Incaudo	Executive Vice President and Chief Financial Officer	February 11, 2002

/s/ DENNIS W. TONS Dennis W. Tons	Vice President, Treasurer and Chief Accounting Officer	February 11, 2002

/s/ FRANCIS S.Y. BONG Francis S.Y. Bong	Director	February 11, 2002

/s/ H. FREDERICK CHRISTIE H. Frederick Christie	Director	February 11, 2002

/s/ JOHN W. DOWNER John W. Downer	Director	February 11, 2002
Signature	Title	Date

/s/ S. MALCOLM GILLIS S. Malcolm Gillis	Director	February 11, 2002

Robert J. Lowe	Director	February 11, 2002

/s/ JOAN A. PAYDEN Joan A. Payden	Director	February 11, 2002

/s/ WILLIAM P. RUTLEDGE William P. Rutledge	Director	February 11, 2002

EXHIBIT INDEX

Exhibit Numbers	Description
2.1	Form of Agreement and Plan of Merger among AECOM Technology Corporation, AECOM Merger Corporation and AECOM Merger Subsidiary Corporation (included as Annex A to the proxy statement/prospectus).

3.1	Certificate of Incorporation of AECOM Merger Corporation

3.2	Form of Amended and Restated Certificate of Incorporation of AECOM Merger Corporation (post-merger) (included as Exhibit 1 to Annex A to the proxy statement/prospectus).

3.3	Bylaws of AECOM Merger Corporation

*3.4	Form of Restated Bylaws of AECOM Merger Corporation (post-merger)

*4.1	Form of Stock Certificate for Class B Common Stock

*4.2	Form of Stock Certificate for Class A-1, Class A-2, and Class A-3 Common Stock

*4.3	Form of Stock Certificate for Convertible Preferred Stock

4.4	Agreement regarding long-term debt instruments

*5.1	Opinion of O’Melveny & Myers LLP

*10.1	Amended and Restated Credit Agreement, among AECOM Technology Corporation, Borrowers (as defined therein), and Bank of America N.A., as administrative agent

10.2	Private Shelf Agreement, dated July 6, 2001, between AECOM Technology Corporation and The
Prudential Insurance Company of America and other Banks (as defined therein), for the issuance of up to $75 million in senior notes

10.3	Office Lease, dated June 13, 2001, between AECOM Technology Corporation and Shuwa Investments Corporation

10.4	First Amendment to Office Lease, dated September 2001

10.5	Second Amendment to Office Lease, dated October 22, 2001

10.6	1995 Stock Incentive Plan for Non-Employee Directors for AECOM Technology Corporation

10.7	Non-Qualified Stock Purchase Plan, restated as of April 7, 1999 for AECOM Technology Corporation

10.8	Amended and Restated 2000 Stock Incentive Plan for AECOM Technology Corporation (included as Annex C to the proxy statement/prospectus)

*10.9	2002 Employee Stock Purchase Plan for AECOM Technology Corporation

10.10	Amended and Restated Performance Unit Plan for AECOM Technology Corporation

10.11	1992 Supplemental Executive Retirement Plan, restated as of November 20, 1997 for AECOM Technology Corporation

10.12	First Amendment, effective July 1, 1998, to the 1992 Supplemental Executive Retirement Plan

10.13	1996 Supplemental Executive Retirement Plan, restated as of November 20, 1997 for AECOM Technology Corporation

10.14	First Amendment, effective July 1, 1998, to the 1996 Supplemental Executive Retirement Plan

10.15	1996 Management Supplemental Executive Retirement Plan for AECOM Technology Corporation

10.16	1998 Management Supplemental Executive Retirement Plan for AECOM Technology Corporation

10.17	First Amendment, effective January 1, 2002, to the 1998 Management Supplemental Executive Retirement Plan

10.18	1996 Excess Benefit Plan for AECOM Technology Corporation

10.19	First Amendment, effective July 1, 1998, to the 1996 Excess Benefit Plan

10.20	Consulting Agreement between AECOM Technology Corporation and John W. Downer

10.21	Employment Agreement between AECOM Technology Corporation and Francis S.Y. Bong

10.22	Employment Agreement between AECOM Technology Corporation and David N. Odgers

21.1	Subsidiaries of AECOM Merger Corporation

EXHIBIT INDEX—(Continued)

Exhibit Numbers	Description
*23.1	Consent of O’Melveny & Myers LLP (included as part of Exhibit 5.1)

23.2	Consent of Independent Auditors

24.1	Power of Attorney (included on signature page of Registration Statement hereto)

*	To be filed by amendment

REVOCABLE PROXY
AECOM TECHNOLOGY CORPORATION

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR
THE 2002 SPECIAL MEETING OF STOCKHOLDERS

        The undersigned hereby appoints Richard G. Newman, Grant G. McCullagh, Eric Chen and each of them, proxies, with full power of substitution, to act for and in the name of the undersigned to vote all shares of common stock and convertible preferred stock of AECOM Technology Corporation (the Company) which the undersigned is entitled to vote at the 2002 Special Meeting of Stockholders of the Company, to be held at 555 South Flower Street, Suite 3700, Los Angeles, California on                          , 2002 at 9:00 a.m., local time, and at any and all adjournments thereof, as indicated below. Receipt of the Notice of Special Meeting of Stockholders and the accompanying Proxy Statement/Prospectus is hereby acknowledged.

        This proxy card will be voted as directed. If this proxy card is signed, dated and mailed but no instructions are specified, this proxy card will be voted FOR the proposals listed in the reverse side of this proxy card. If any other business is presented at the Special Meeting, this proxy card will be voted by the proxies in their best judgment. At the present time, the Board of Directors knows of no other business to be presented at the Special Meeting.

        The undersigned may elect to withdraw this proxy at any time prior to its use by giving written notice to the Corporate Secretary, or by executing and delivering to the Corporate Secretary a duly executed proxy card bearing a later date, or by appearing at the Special Meeting and voting in person.

FOLD AND DETACH HERE

SEE OTHER SIDE

        1.    Approve the proposal to approve an Agreement and Plan of Merger, dated as of February   , 2002, among AECOM Technology Corporation, AECOM Merger Corporation, and AECOM Merger Subsidiary Corporation; and

☐ FOR                 ☐  AGAINST                    ☐ ABSTAIN

        2.    Approve AECOM’s 2000 Stock Incentive Plan.

☐ FOR                 ☐  AGAINST                    ☐ ABSTAIN

Please mark, date and sign exactly as your name appears on this proxy card. When shares are held jointly, both holders should sign.

        When signing as attorney, executor, administrator, trustee, guardian or custodian, please give your full title. If the holder is a corporation or a partnership, the full corporate or partnership name should be signed by a duly authorized officer.

Signature:

Signature, if shares held jointly:

Date: